                                                                   EXHIBIT 99
                         INDEX TO FINANCIAL INFORMATION

                                                                                                               Page
                                                                                                               ----
(a)   Historical Financial Information

REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES
 Report of Independent Certified Public Accountants........................................................    F-2
 Supplemental Consolidated Balance Sheets as of September 30, 1996 (unaudited)
   and December 31, 1995 and 1994..........................................................................    F-3
 Supplemental Consolidated Statements of Operations for the Nine Months Ended
   September 30, 1996 and 1995 (unaudited) and for the Years Ended December
   31, 1995, 1994 and 1993.................................................................................    F-4
 Supplemental Consolidated Statements of Shareholders' Equity for the Years
   Ended December 31, 1995, 1994 and 1993..................................................................    F-5
 Supplemental Consolidated Statements of Cash Flows for the Nine Months Ended
   September 30, 1996 and 1995 (unaudited) and for the Years Ended December
   31, 1995, 1994 and 1993.................................................................................    F-6
 Notes to Supplemental Consolidated Financial Statements...................................................    F-7

CARLISLE MOTORS, INC.
 Independent Auditors' Report..............................................................................   F-29
 Combined Balance Sheet as of November 30, 1996............................................................   F-30
 Combined Statement of Operations and Retained Earnings for the Eleven Month
   Period Ended November 30, 1996..........................................................................   F-32
 Combined Statement of Cash Flows for the Eleven Month Period Ended November 30, 1996......................   F-34
 Notes to Combined Financial Statements....................................................................   F-36

NATIONAL CAR RENTAL SYSTEM,INC. AND SUBSIDIARIES
 Report of Independent Public Accountants..................................................................   F-46
 Consolidated Balance Sheet as of May 31, 1996.............................................................   F-47
 Consolidated Statement of Operations for the Period from Inception (April 4, 1995)
   through May 31, 1996....................................................................................   F-48
 Consolidated Statement of Shareholders' Equity for the Period from Inception (April 4, 1995)
   through May 31, 1996....................................................................................   F-49
 Consolidated Statement of Cash Flows for the Period from Inception (April 4, 1995)
   through May 31, 1996....................................................................................   F-50
 Notes to Consolidated Financial Statements................................................................   F-51
 Consolidated Balance Sheets as of November 30, 1996 (unaudited) and May 31, 1996..........................   F-63
 Consolidated Statements of Operations for the Six Months Ended November 30, 1996 (unaudited)
   and for the Period from Inception (April 4, 1995) through November 30, 1995.............................   F-64
 Consolidated Statements of Cash Flows for the Six Months Ended November 30, 1996 (unaudited)
   and for the Period from Inception (April 4, 1995) through November 30, 1995.............................   F-65
 Notes to Consolidated Financial Statements................................................................   F-66
 Independent Auditors' Report..............................................................................   F-69
 Consolidated Balance Sheets as of May 31, 1995 and December 31, 1994......................................   F-70
 Consolidated Statements of Operations for the Five-Month Period Ended May 31, 1995 and
   for the Years Ended December 31, 1994 and 1993..........................................................   F-71
 Consolidated Statements of Changes in Shareholder's Deficit for the Five-Month Period Ended
   May 31, 1995 and for the Years Ended December 31, 1994 and 1993.........................................   F-72
 Consolidated Statements of Cash Flows for the Five-Month Period Ended May 31, 1995 and
   for the Years Ended December 31, 1994 and 1993..........................................................   F-73
 Notes to Consolidated Financial Statements................................................................   F-74

ED MULLINAX, INC. AND SUBSIDIARIES
 Independent Auditor's Report..............................................................................   F-87
 Consolidated Balance Sheets as of October 31, 1996 (unaudited) and April 30, 1996 and 1995................   F-88
 Consolidated Statements of Earnings and Retained Earnings for the Six Months Ended October 31, 1996
   and 1995 (unaudited) and for the Years Ended April 30, 1996 and 1995....................................   F-90
 Consolidated Statements of Cash Flows for the Six Months Ended October 31, 1996
   and 1995 (unaudited) and for the Years Ended April 30, 1996 and 1995....................................   F-91
 Notes to Consolidated Financial Statements................................................................   F-93

GRUBB AUTOMOTIVE
 Report of Independent Auditors............................................................................  F-103
 Combined Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited)........................  F-104
 Combined Statements of Income for the Year Ended December 31, 1995 and for the
   Nine Months Ended September 30, 1995 and 1996 (unaudited)...............................................  F-105
 Combined Statements of Shareholders' Equity for the Year Ended December 31, 1995 and for the
   Nine Months Ended September 30, 1996 (unaudited)........................................................  F-106
 Combined Statements of Cash Flows for the Year Ended December 31, 1995 and for the
   Nine Months Ended September 30, 1995 and 1996 (unaudited)...............................................  F-107
 Notes to Combined Financial Statements....................................................................  F-108

(b)   Pro Forma Financial Information

REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED, ED MULLINAX, INC., GRUBB AUTOMOTIVE,
NATIONAL CAR RENTAL SYSTEMS, INC. AND HUDSON MANAGEMENT CORPORATION
 Unaudited Condensed Consolidated Pro Forma Financial Statements...........................................  F-124
 Unaudited Condensed Consolidated Pro Forma Balance Sheet as of September 30, 1996.........................  F-125
 Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
   Nine Months Ended September 30, 1996....................................................................  F-126
 Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
   Year Ended December 31, 1995............................................................................  F-127
 Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements..................................  F-128


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Republic Industries, Inc.:

        We have audited the consolidated balance sheets of Republic Industries, Inc. (a Delaware corporation, formerly Republic Waste Industries, Inc.) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows (restated) for each of the three years in the period ended December 31, 1995, included on pages 3 through 22 of Exhibit 99.1 to Form 8-K/A dated November 25, 1996.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows (restated) for each of the three years in the period ended December 31, 1995, all in conformity with generally accepted accounting principles.

        We have also made similar audits of the accompanying supplemental consolidated balance sheets of Republic Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. The supplemental consolidated statements give retroactive effect to the mergers with Alamo Rent-A-Car, Inc. and Affiliates on November 25, 1996; Addington Resources, Inc. on December 19, 1996; Continental Waste Industries, Inc. on December 30, 1996; and Carlisle Motors, Inc. on January 21, 1997, which have been accounted for as poolings of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

        We did not audit the financial statements of DKBERT Assoc. ("DKBERT") and Guy Salmon USA, Ltd. and subsidiaries, ("GUSA Ltd."), affiliates of Alamo Rent-A-Car, Inc. and Affiliates, companies acquired during 1996 in a transaction accounted for as a pooling of interests, as described in Note 1. Such statements are included in the supplemental consolidated financial statements of Republic Industries, Inc. and subsidiaries and reflect total assets and revenues constituting 12.1 percent and 6.3 percent, respectively, in 1995, 10.5 percent and 3.9 percent, respectively in 1994, and 3.5 percent of total revenue in 1993, of the related supplemental consolidated totals. These statements were audited by other auditors whose reports thereon have been furnished to us and our opinion expressed herein, insofar as it relates to the amounts included for DKBERT and GUSA Ltd., is based solely upon the reports of the other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

        In our opinion, based upon our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, after giving retroactive effect to the mergers with Alamo Rent-A-Car, Inc. and Affiliates, Addington Resources, Inc., Continental Waste Industries, Inc., and Carlisle Motors, Inc. as described in Note 1, all in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
   January 27, 1997.

                           REPUBLIC INDUSTRIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     DECEMBER 31,
                                                                                SEPTEMBER 30,   -----------------------
                                                                                    1996           1995         1994
                                                                                -------------   ----------   ----------
                                                                                (UNAUDITED)
                                                  ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................................   $   196,341    $  187,782   $   39,647
  Receivables, net............................................................       348,431       232,150      236,606
  Revenue earning vehicles, net...............................................     2,201,583     1,478,409    1,732,515
  Inventory...................................................................        53,504        59,672       42,602
  Prepaid expenses and other current assets...................................       290,964       125,345      153,123
                                                                                -------------   ----------   ----------
        TOTAL CURRENT ASSETS..................................................     3,090,823     2,083,358    2,204,493
Property and equipment, net...................................................       790,131       617,436      506,331
Investment in subscriber accounts, net of accumulated amortization of $17,603,
  $11,446 and $6,977, respectively............................................        78,940        42,240       24,193
Intangible assets, net of accumulated amortization of $25,759, $14,461 and
  $6,308, respectively........................................................       222,992       135,799       42,528
Other assets..................................................................        31,718        18,989      110,790
                                                                                -------------   ----------   ----------
        TOTAL ASSETS..........................................................   $ 4,214,604    $2,897,822   $2,888,335
                                                                                =============   ==========   ==========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable............................................................   $   171,563    $  145,430   $  125,425
  Accrued liabilities.........................................................       131,614        42,836       51,318
  Estimated auto liability claims.............................................       125,761       112,448      125,331
  Revenue earning vehicle financing...........................................     2,254,703     1,546,122    1,794,802
  Current maturities of other long-term debt and notes payable................        82,535        81,694       85,222
  Other current liabilities...................................................        40,646        49,813       30,344
                                                                                -------------   ----------   ----------
        TOTAL CURRENT LIABILITIES.............................................     2,806,822     1,978,343    2,212,442
Other long-term debt and notes payable, net of current maturities.............       284,312       155,371      193,918
Other liabilities.............................................................       131,207       122,673      126,557
                                                                                -------------   ----------   ----------
        TOTAL LIABILITIES.....................................................     3,222,341     2,256,387    2,532,917
                                                                                -------------   ----------   ----------
COMMITMENTS AND CONTINGENCIES.................................................
SHAREHOLDERS' EQUITY
  Preferred stock, par value $.01 per share; 5,000,000 shares authorized; none
    issued....................................................................            --            --           --
  Common stock, par value $.01 per share; 500,000,000, 350,000,000 and
    100,000,000 shares authorized, respectively; 241,487,573, 211,083,232 and
    142,583,009 shares issued and outstanding, respectively...................         2,415         2,111        1,425
  Additional paid-in capital..................................................       930,057       587,340      253,807
  Retained earnings...........................................................        71,101        63,024       98,079
  Translation adjustment......................................................         2,315         2,585        2,780
  Notes receivable arising from stock purchase agreements.....................            --            --         (673)
  Treasury stock; 900,000 shares in 1996 and 1995, at cost....................       (13,625)      (13,625)          --
                                                                               -------------    ----------   ----------
        TOTAL SHAREHOLDERS' EQUITY............................................       992,263       641,435      355,418
                                                                                -------------   ----------   ----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $ 4,214,604    $2,897,822   $2,888,335
                                                                                =============   ==========   ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                             -----------------------   ------------------------------------
                                                1996         1995         1995         1994         1993
                                             ----------   ----------   ----------   ----------   ----------
                                                    (UNAUDITED)
    Revenue:
      Vehicle rentals......................  $1,170,360   $1,065,501   $1,389,351   $1,311,967   $1,148,251
      Service revenue......................     471,435      285,701      399,792      282,958      221,299
      Vehicle sales........................     249,756      206,882      274,342      267,071      249,428
      Other................................       3,837        1,868        5,725        3,467          947
                                             ----------   ----------     --------   ----------   ----------
                                              1,895,388    1,559,952    2,069,210    1,865,463    1,619,925
    Expenses:
      Vehicle rental operating expenses....     437,505      450,393      594,323      496,588      371,755
      Cost of services.....................     326,869      188,711      259,436      185,067      151,665
      Cost of vehicle sales................     221,280      179,591      240,967      235,432      213,919
      Selling, general and
        administrative.....................     824,269      718,697      956,277      879,619      822,497
      Restructuring and unusual charges....       7,623           --        3,264           --       10,040
                                             ----------   ----------     --------   ----------   ----------
    Operating income.......................      77,842       22,560       14,943       68,757       50,049
    Interest income........................      13,022        6,161       12,041        5,639        4,744
    Interest expense.......................     (23,526)     (15,574)     (25,125)     (17,496)     (16,213)
    Other income (expense).................       3,318        1,362        3,677       (3,894)      (6,560)
                                             ----------   ----------     --------   ----------   ----------
    Income from continuing
      operations before income taxes.......      70,656       14,509        5,536       53,006       32,020
    Income tax provision...................      33,169        7,560        5,374       21,685       15,501
                                             ----------   ----------     --------   ----------   ----------
    Income from continuing
      operations...........................      37,487        6,949          162       31,321       16,519
    Discontinued operations:
      Income (loss) from discontinued
        operations, net....................          --        6,215        5,414       (2,764)     (25,492)
      Loss on disposal of segment..........          --      (30,537)     (30,537)          --           --
                                             ----------   ----------     --------   ----------   ----------
      Loss from discontinued operations....          --      (24,322)     (25,123)      (2,764)     (25,492)
    Income (loss) before extraordinary gain      37,487      (17,373)     (24,961)      28,557       (8,973)
    Extraordinary gain.....................          --           --           --          357           --
                                             ----------   ----------     --------   ----------   ----------
    Net income (loss)......................  $   37,487   $  (17,373)  $  (24,961)  $   28,914   $   (8,973)
                                             ==========   ==========   ==========   ==========   ==========
    Fully diluted earnings (loss) per
      common and common equivalent share:
      Continuing operations................  $      .14   $      .04   $       --   $      .22   $      .12
      Discontinued operations..............          --         (.15)        (.15)        (.01)        (.18)
                                             ----------   ----------   ----------   ----------   ----------
             Net income (loss).............  $      .14   $     (.11)  $     (.15)  $      .21   $     (.06)
                                             ==========   ==========   ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                 NOTES
                                                                                              RECEIVABLE
                                                                                                ARISING
                                                       ADDITIONAL                             FROM STOCK
                                              COMMON    PAID-IN     RETAINED    TRANSLATION    PURCHASE       TREASURY
                                              STOCK     CAPITAL     EARNINGS    ADJUSTMENT    AGREEMENTS        STOCK
                                              ------   ----------   ---------   -----------   -----------     --------
BALANCE AT DECEMBER 31, 1992................  $1,370    $ 212,388   $ 145,416     $ 3,015        $(673)       $     --
  Contributions to capital from former
     owners of pooled companies.............      --        3,971         279          --           --              --
  Distributions to former owners of pooled
     companies..............................      --           --     (49,335)         --           --              --
  Other.....................................      10        6,729        (548)        100           --              --
  Net loss..................................      --           --      (8,973)         --           --              --
                                              ------     --------    --------     -------        -----        --------
BALANCE AT DECEMBER 31, 1993................   1,380      223,088      86,839       3,115         (673)             --
  Distributions to former owners of pooled
     companies..............................      --           --     (17,868)         --           --              --
  Other.....................................      45       30,719         194        (335)          --              --
  Net Income................................      --           --      28,914          --           --              --
                                              ------     --------    --------     -------        -----        --------
BALANCE AT DECEMBER 31, 1994................   1,425      253,807      98,079       2,780         (673)             --
  Sales of common stock.....................     442      261,967          --          --           --              --
  Stock issued in acquisitions..............     172       83,911          --          --           --              --
  Exercise of stock options and warrants,
     including tax benefit of $4,068........      28       13,346          --          --           --              --
  Reclassification of additional paid-in
     capital to effect the spin-off.........      --      (36,305)     36,305          --           --              --
  Spin-off of Republic Environmental
     Systems, Inc...........................      --           --     (23,579)         --           --              --
  Distributions to former owners of pooled
     companies..............................      --           --     (22,932)         --           --              --
  Other.....................................      44       10,614         112        (195)         673         (13,625)
  Net loss..................................      --           --     (24,961)         --           --              --
                                              ------     --------    --------     -------        -----        --------
BALANCE AT DECEMBER 31, 1995................  $2,111    $ 587,340   $  63,024     $ 2,585        $  --        $(13,625)
                                              ======    =========   =========     =======        =====        ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                                        -------------------------   ---------------------------------------
                                                           1996          1995          1995          1994          1993
                                                        -----------   -----------   -----------   -----------   -----------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income from continuing operations...................  $    37,487   $     6,949   $       162   $    31,321   $    16,519
  Adjustments to reconcile income from
    continuing operations to net cash provided by
    continuing operations:
    Restructuring and unusual charges.................        6,298            --         3,264            --        10,593
    Depreciation and amortization.....................      383,299       351,473       465,440       405,844       339,595
    Changes in assets and liabilities, net of effects
      from business acquisitions:
      Accounts receivable.............................      (63,214)      (38,879)       (4,686)      (35,004)      (29,534)
      Inventory.......................................       10,447         9,142       (14,735)         (758)       (7,265)
      Prepaid expenses and other assets...............      (77,799)        1,445         5,613        10,374        (5,314)
      Accounts payable and accrued liabilities........       67,467        28,151        22,752        18,851        45,589
      Other liabilities...............................       31,368       (17,141)      (47,595)          703        32,953
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash provided by continuing operations....      395,353       341,140       430,215       431,331       403,136
                                                        -----------   -----------   -----------   -----------   -----------
CASH PROVIDED BY DISCONTINUED OPERATIONS  ............           --         4,752         6,105        12,168         4,403
                                                        -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances and loans..................................     (112,900)           --            --            --            --
  Purchases of revenue earning vehicles from third
    party suppliers...................................   (1,808,621)   (1,666,917)   (1,961,343)   (2,762,648)   (2,276,065)
  Purchases of revenue earning vehicles from related
    party suppliers...................................     (567,954)     (295,071)     (351,755)     (551,157)     (576,895)
  Sales of revenue earning vehicles...................    1,281,044     1,580,650     2,182,698     2,673,654     2,214,528
  Business acquisitions, net of cash acquired.........      (28,186)      (10,825)      (13,969)      (11,797)       (5,682)
  Purchases of property and equipment.................     (138,679)     (118,527)     (176,168)     (137,164)     (105,312)
  Investment in subscriber accounts...................      (24,943)      (10,775)      (15,980)      (17,512)       (9,569)
  Other...............................................       13,587        32,645        76,231       166,992        14,564
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities.........   (1,386,652)     (488,820)     (260,286)     (639,632)     (744,431)
                                                        -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of revenue earning vehicle financing.......   (1,717,883)   (1,933,683)   (2,606,436)   (3,071,250)   (2,674,907)
  Proceeds from revenue earning vehicle financing.....    2,427,356     2,002,832     2,348,791     3,348,787     3,048,121
  Payments of other long-term debt and notes
    payable...........................................      (66,404)     (100,268)     (188,435)     (185,592)      (57,375)
  Proceeds from other long-term debt and notes
    payable...........................................      150,969       129,117       130,932        80,867        47,330
  Sales of common stock...............................      197,583       232,031       232,031            --            --
  Exercise of stock options and warrants..............        9,355         6,333         9,306            --            --
  Other...............................................         (978)       13,251        45,823        25,607       (21,807)
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in)
          financing activities........................      999,998       349,613       (27,988)      198,419       341,362
                                                        -----------   -----------   -----------   -----------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............         (140)        1,887            89        (1,344)       (1,243)
                                                        -----------   -----------   -----------   -----------   -----------
INCREASE IN CASH AND CASH EQUIVALENTS.................        8,559       208,572       148,135           942         3,227
CASH AND CASH EQUIVALENTS:
  Beginning of Period.................................      187,782        39,647        39,647        38,705        35,478
                                                        -----------   -----------   -----------   -----------   -----------
  End of Period.......................................  $   196,341   $   248,219   $   187,782   $    39,647   $    38,705
                                                         ==========    ==========    ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
             (000'S OMITTED IN ALL TABLES EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Supplemental Consolidated Financial Statements include the accounts of Republic Industries, Inc. (formerly Republic Waste Industries, Inc.) and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in Note 10, this segment has been accounted for as a discontinued operation and the accompanying Supplemental Consolidated Financial Statements presented herein have been restated to report separately the net assets and operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, the unaudited Supplemental Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the supplemental consolidated financial position of the Company at September 30, 1996, and the supplemental consolidated results of its operations and cash flows for the nine months ended September 30, 1996 and 1995. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

     The accompanying Supplemental Consolidated Financial Statements include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995; United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"), with which the Company merged in October 1995; J.C. Duncan Company, Inc. and affiliates ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. and affiliates ("Fennell") and Scott Security Systems and affiliates ("Scott"), with which the Company merged in November 1995; The Denver Fire Reporter & Protective Co. and affiliate ("Denver Alarm") and Incendere, Inc. and affiliates ("Schaubach"), with which the Company merged in February 1996; and CarChoice, Inc. ("CarChoice") which the Company acquired in August 1996. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Supplemental Consolidated Financial Statements have been previously restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell, Scott, Denver Alarm, Schaubach and CarChoice had operated as one entity since inception. See Note 2 for further discussion of these transactions.

       All per share data and numbers of shares of the Company's common stock, par value $.01 per share ("Common Stock") for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that was effected in June 1996, as more fully described in Note 6.

        Supplemental Consolidated Financial Statements. The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the acquisitions of Carlisle Motors, Inc. ("Carlisle") which took place in January 1997, Continental Waste Industries, Inc. ("Continental") and Addington Resources, Inc., ("Addington") which took place in December 1996 and the acquisition of Alamo Rent-A-Car, Inc. and Affiliates ("Alamo") which took place in November 1996. The acquisitions of Carlisle, Continental, Addington and Alamo have been accounted for under the pooling of interests method of accounting. See Note 2 for further discussion of these transactions.

     Accounts Receivable. Accounts receivable include trade receivables from the Company's various operating business segments which consist of amounts due from retail and service customers, travel agents and

                           REPUBLIC INDUSTRIES, INC.

tour operators. Accounts receivable also include vehicle receivables from automobile manufacturers which consist of amounts due under vehicle repurchase programs and incentive programs and also from vehicle renters for damages incurred on revenue earning vehicles.

     The components of accounts receivable, net of allowance for doubtful accounts are as follows:

                                                                       DECEMBER 31,
                                                    SEPTEMBER 30,   -------------------
                                                        1996          1995       1994
                                                    -------------   --------   --------
                                                     (UNAUDITED)
        Trade.....................................    $ 199,299     $136,864   $103,903
        Vehicle...................................      141,605       94,408    111,519
        Other.....................................       18,099       10,184     26,307
                                                    -------------   --------   --------
                                                        359,003      241,456    241,729
        Less: allowance for doubtful accounts.....      (10,572)      (9,306)    (5,123)
                                                    -------------   --------   --------
                                                      $ 348,431     $232,150   $236,606
                                                    =============   ========   ========

     Investments. Investments have a maturity of three months or less, are classified as held-to-maturity securities, are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximates market value and are included in other current assets.

     Investments consist of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Eurodollar deposits......................................  $26,727     $36,784
        Repurchase agreements....................................   24,000          --
        Certificate of deposit...................................    9,548      44,358
        Other....................................................    2,351       6,575
                                                                   -------     -------
                                                                   $62,626     $87,717
                                                                   =======     =======

     Investments serve as collateral for irrevocable letters of credit issued in favor of the Company's auto liability insurance carriers. Collateral equal to the stated amount of the letter of credit is required. At December 31, 1995, letters of credit totaling $31,800,000 expire October 1, 1996. The Company also has a $7,600,000 irrevocable letter of credit issued in connection with airport facilities, expiring October 15, 1996, under which no amounts were outstanding at December 31, 1995. The letter of credit is secured by investments of $3,800,000. Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

     Revenue Earning Vehicles and Depreciation. Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from 4 to 20 months in the United States and from 4 to 9 months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged and wrecked vehicles, and gains and losses on vehicle sales in the ordinary course of business. Depreciation expense related to revenue earning vehicles was $398,592,000, $352,523,000 and $271,326,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     A summary of revenue earning vehicles is shown below:

                                                                     DECEMBER 31,
                                              SEPTEMBER 30,    -------------------------
                                                  1996            1995           1994
                                              ------------     ----------     ----------
                                              (UNAUDITED)
        Revenue earning vehicles............   $2,459,240      $1,701,945     $1,870,795
        Less accumulated depreciation.......     (257,657)       (223,536)      (138,280)
                                              ------------     ----------     ----------
                                               $2,201,583      $1,478,409     $1,732,515
                                              ============      =========      =========

                           REPUBLIC INDUSTRIES, INC.

     Revenue earning vehicles with depreciated cost of $1,310,000,000 and $1,640,000,000 at December 31, 1995 and 1994, respectively were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to 24 months. The Company estimates the future value of revenue earning vehicles under such repurchase programs to be $1,000,000,000 and $1,200,000,000 at December 31, 1995 and 1994, respectively. The agreements contain varying mileage and damage limitations.

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of 4 to 12 months. Many agreements provide for an option to terminate the leases early and allow the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges totaled $13,191,000, $2,774,000 and $1,983,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Gains (losses) on sales of revenue earning vehicles were $(6,431,000), $(852,000) and $871,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Inventory. Inventory consists primarily of retail vehicles held for sale valued using the specific identification method. Cost includes acquisition expenses as well as charges to bring inventory units to their existing location and condition, including reconditioning cost. Parts and accessories are valued at the lower of cost, using the first-in, first-out method, or market.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Interest costs are capitalized in connection with the construction of automotive rental facilities and landfill sites. Interest capitalized in 1995, 1994 and 1993 was $3,277,000, $2,682,000 and $2,448,000, respectively.

     Depreciation, amortization and depletion expense related to property and equipment was $57,163,000, $47,352,000 and $64,335,000 in 1995, 1994 and 1993,
respectively.

     A summary of property and equipment is shown below:



                                                                             DECEMBER 31,
                                                         SEPTEMBER 30,   ---------------------
                                                             1996          1995        1994
                                                         -------------   ---------   ---------
                                                         (UNAUDITED)
    Land, landfills and improvements...................   $  427,126     $ 337,211   $ 298,070
    Furniture, fixtures and equipment..................      445,390       319,126     247,356
    Buildings and improvements.........................      206,150       190,286     157,044
                                                          ----------     ---------   ---------
                                                           1,078,666       846,623     702,470
    Less: accumulated depreciation and amortization....     (288,535)     (229,187)   (196,139)
                                                          ----------     ---------   ---------
                                                          $  790,131     $ 617,436   $ 506,331
                                                          ==========     =========   =========

     Investment in Subscriber Accounts. Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

                           REPUBLIC INDUSTRIES, INC.

     The costs are amortized over periods ranging from eight to twelve years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $4,357,000, $3,377,000 and $1,801,000 in 1995, 1994 and 1993, respectively.

     Intangible Assets. Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from fifteen to forty years on a straight-line basis. Amortization expense related to intangible assets was $5,328,000, $2,592,000 and $2,133,000 in 1995, 1994 and 1993, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

        Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at the end of 1995, approximately $99,231,000 of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     In addition to the Company's solid waste collection and disposal operations, the Company's vehicle rental operations also involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

     The Company periodically reassesses its method and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

     As discussed in Note 8, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     Estimated Auto Liability Claims. The Company assumes responsibility for up to $1,000,000 per claim under its domestic automobile rental liability insurance program for property damage and bodily injury claims. Costs in excess of $1,000,000 and up to $50,000,000 per claim are insured under various contracts with insurance carriers. Estimated costs for claims up to $1,000,000 are actuarially determined based on historical claims experience, adjusted for current trends and changes in claims-handling procedures, and are discounted to the net present value. The assumptions used have a significant effect on the amounts reported. During the year ended December 31, 1994, the Company changed its methodology used to discount its estimated automobile rental liability claims to a weighted average rate based on Treasury notes with maturity dates related to the actuarially determined payout curve. Previously, the rate used for discounting was based on a

                           REPUBLIC INDUSTRIES, INC.

three-year average of U.S. Treasury notes with three-year maturities. Management believes its current methodology better reflects the anticipated payout of claims. The rates used at December 31, 1995 and 1994 were 5.30% and 7.62%, respectively. The effect of the change in 1994 was a reduction in the accrual of $3,700,000.

     In its foreign car rental operations, the Company assumes responsibility, subject to a deductible, per incident, under the auto liability insurance programs and for property and bodily injury claims.

     The Company also assumes responsibility, subject to a deductible, per incident, under its vehicle collision damage and theft insurance policy. Losses are accrued as incurred.

        Revenue Recognition. Revenue from the Company's automotive business segments consist primarily of vehicle rentals and retail sales of new and used vehicles and parts. Revenue is recognized at the time vehicles or parts are rented or sold. Revenue from the Company's solid waste services segment includes primarily waste collection and landfill tipping fees. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. The Company recognizes revenue from its solid waste and electronic security services segments in the period services are provided or products are sold.

     Financial Instruments. The Company utilizes interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in other receivables or accrued expenses in the consolidated balance sheets and were not material at December 31, 1995 or 1994.

     Foreign Currency Translation. Assets and liabilities of foreign subsidiaries are translated into United States dollars at the current rates of exchange. Income and expenses are translated at the average rate of exchange in effect during the period. The related translation adjustments are reported as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income and are not material.

     Advertising. The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1995 or 1994. Advertising expense was $64,762,000, $71,528,000 and $43,270,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, and other non-cash transactions are excluded from the Statements of Cash Flows.

     New Accounting Pronouncements. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which was adopted by the Company in the first quarter of 1996 without material effect. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires adoption in 1996. SFAS No. 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company will adopt only the disclosure requirements in its 1996 annual report on Form 10-K.

                           REPUBLIC INDUSTRIES, INC.

2. BUSINESS COMBINATIONS

PENDING ACQUISITIONS

      In January 1997, the Company signed a definitive agreement to acquire Maroone Automotive Group ("Maroone"). Maroone owns and operates seven new and used vehicle dealerships located in Florida and New York. The transaction, which is valued at approximately $200,000,000, includes the acquisition of Maroone's existing dealerships, new locations and franchises under development and all related real estate and other ancillary businesses, in exchange for Common Stock. The Closing of the transaction is subject to customary conditions, including approval by appropriate manufacturers and regulatory agencies. The transaction will be accounted for under the pooling of interests method of accounting.

      In January 1997, the Company signed a definitive agreement to acquire National Car Rental System, Inc. ("National") in a stock for stock exchange. National has approximately 800 car rental locations in the United States and Canada and has marketing affiliations in Latin America, Europe, Japan and the Caribbean. National's business is conducted through company-owned, licensed and affiliated operations. Domestically, National operates an average fleet of approximately 100,000 vehicles. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to customary conditions including receipt of all required regulatory approvals, and is expected to close during the first quarter of 1997. It is contemplated that the Company will issue approximately 21,712,000 shares of Common Stock in connection with the transaction.

      In addition, the Company has agreed to acquire various other businesses which own and operate vehicle dealerships. The aggregate purchase price to be paid for these acquisitions is approximately $127,000,000 and consists of cash and approximately 3,962,000 shares of Common Stock. These transactions are subject to customary conditions including appropriate manufacturers' and regulatory approvals and are expected to close during the first quarter of 1997.

COMPLETED ACQUISITIONS

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity since inception. Businesses acquired through September 30, 1996 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In January 1997, upon approval by the shareholders of the Company, the Company acquired AutoNation Incorporated ("AutoNation"). AutoNation is developing a chain of megastores for the sale of new and used vehicles in a customer friendly environment and was partially owned by the Company's Co-Chief Executive Officers, and certain other officers and directors of the Company.
The Company issued 17,467,000 shares of Common Stock, in connection with this acquisition which will be accounted for under the purchase method of accounting.

     In January 1997, the Company acquired Carlisle. Carlisle owns and operates Lincoln-Mercury, Ford and Hyundai dealerships in St. Petersburg and Clearwater, Florida.

     In December 1996, the Company acquired Continental and Addington. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Addington provides integrated solid waste disposal services for cities and counties in the southeastern United States.

     In November 1996, the Company acquired Alamo in a merger transaction. Alamo is the fourth largest rental car company in the United States and operates a fleet of approximately 130,000 vehicles. Alamo operates in 42 states in the United States and has operations in 10 European countries and Canada.

     Subsequent to September 30, 1996, the Company also acquired various other businesses in the automotive, solid waste and electronic security service industries which were immaterial to the Company. The aggregate purchase price paid for such acquisitions accounted for under the purchase method of accounting was approximately $90,300,000 and consisted of 3,633,184 shares of Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, the Company issued 5,159,508 shares of Common Stock. These acquisitions were not significant in the aggregate and, consequently, prior period supplemental financial statements were not restated for such acquisitions.

     In August 1996, the Company acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995 and opened its first store in December 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

                           REPUBLIC INDUSTRIES, INC.

     In February 1996, the Company acquired all of the outstanding capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     In February 1996, the Company acquired Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial, and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

        The Company issued an aggregate of 60,400,066 shares of Common Stock to acquire Carlisle, Continental, Addington, Alamo, CarChoice, Denver Alarm and Schaubach (the "Pooled Entities"), all of which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the previously separate companies for the periods before the pooling of interests combinations were consummated are as follows:

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                   -----------------------   ------------------------------------
                                      1996         1995         1995         1994         1993
                                   ----------   ----------   ----------   ----------   ----------
                                         (UNAUDITED)
    Revenue:
      The Company................  $  376,548   $  185,207   $  260,315   $  187,111   $  154,301
      Pooled Entities............   1,518,840    1,374,745    1,808,895    1,678,352    1,465,624
                                   ----------   ----------   ----------   ----------   ----------
                                   $1,895,388   $1,559,952   $2,069,210   $1,865,463   $1,619,925
                                    =========    =========    =========    =========    =========
    Net income (loss):
      The Company................  $   44,057   $   13,136   $   22,919   $   17,116   $  (17,052)
      Pooled Entities............      (6,570)     (30,509)     (47,880)      11,798        8,079
                                   ----------   ----------   ----------   ----------   ----------
                                   $   37,487   $  (17,373)  $  (24,961)  $   28,914   $   (8,973)
                                    =========    =========    =========    =========    =========

     During the nine months ended September 30, 1996, the Company also acquired various other businesses in the solid waste and electronic security services industries which were immaterial to the Company. The aggregate purchase price paid by the Company related to immaterial acquisitions accounted for under the purchase method of accounting was approximately $119,529,000 and consisted of cash and 9,074,637 shares of Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, the Company issued 8,684,400 shares of Common Stock. These acquisitions were not significant in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     In August 1995, the Company merged with Kertz, which provides electronic security monitoring and maintenance predominantly in the South Florida area. In October 1995, the Company merged with United and Southland. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area, and Southland provides solid waste collection services in the Northeast Florida area. In November 1995, the Company merged with Duncan, GDS, Fennell and Scott. Duncan provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas and also operates two landfills. GDS provides solid waste collection and recycling services throughout western North Carolina. Fennell is a full-service solid waste management company, providing services in and around Charleston and Greenville, South Carolina and also owns a landfill. Scott is an electronic security alarm company, providing installation, monitoring and maintenance services in Jacksonville, Orlando and Tallahassee, Florida, and other metropolitan areas in the southeastern United States, including Charlotte, North Carolina; Savannah, Georgia and Nashville, Tennessee. The Company issued an aggregate of 36,255,968 shares of the Company's Common Stock for the above acquisitions. These acquisitions were accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Supplemental

                           REPUBLIC INDUSTRIES, INC.

Consolidated Financial Statements have previously been restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell and Scott had operated as one entity since inception.

     In August 1995, the Company acquired all of the outstanding shares of capital stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The purchase price paid by the Company was approximately $72,800,000 and consisted of 16,000,000 shares of Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition, as well as several other insignificant business combinations from January 1, 1993 to December 31, 1995, have been accounted for under the purchase method of accounting.

     The following summarizes the preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) consummated during the following periods:

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                               -------------------   -------------------------
                                                 1996       1995      1995      1994     1993
                                               --------   --------   -------   ------   ------
                                                   (UNAUDITED)
    Property and equipment...................  $ 86,677   $ 29,620   $25,272   $45,301  $ 8,228
    Investment in subscriber accounts........    17,914         --        --        --       --
    Intangible assets........................    97,501     81,464    97,017    18,802      781
    Working capital (deficiency), net of cash
      acquired...............................   (34,746)    (7,964)   (4,900)  (10,536)     (37)
    Long-term debt assumed...................   (33,679)   (18,739)  (18,484)  (15,445)  (2,005)
    Other liabilities, net...................   (14,138)        --      (853)  (17,879)  (1,285)
    Common stock issued......................   (91,343)   (73,556)  (84,083)   (8,446)      --
                                               --------   --------   -------   -------   ------
      Cash used in acquisitions..............  $ 28,186   $ 10,825   $13,969   $11,797   $5,682
                                               ========   ========   =======   =======   ======

     In September 1996, Republic announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among Republic, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by the Company, had been terminated by mutual agreement of the parties. Included in selling, general and administrative expenses for the nine months ended September 30, 1996 are approximately $3,000,000 of transaction costs associated with the terminated ADT Agreement. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price $20 per share (which approximated fair market value), subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant. Upon termination of the ADT Agreement, the Company recorded the estimated fair value of the ADT Warrant totaling approximately $5,670,000 based upon an option pricing model computation. The Company has recorded $3,000,000 of the $5,670,000 value attributed to the ADT Warrant as a credit to selling, general and administrative expenses for the nine months ended September 30, 1996 to offset the transaction costs incurred in connection with the ADT Agreement as described above. The remaining value of the ADT Warrant totaling $2,670,000 has been included as a component of other income for the nine months ended September 30, 1996.

                           REPUBLIC INDUSTRIES, INC.

3. NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

     Notes payable and lines of credit secured by revenue earning vehicles consist of the following:

                                                                             DECEMBER 31,
                                                                       -------------------------
                                                                          1995           1994
                                                     SEPTEMBER 30,     ----------     ----------
                                                         1996
                                                     -------------
                                                     (UNAUDITED)
Amounts under $750 million revolving credit
  agreement and predecessor agreements with
  termination date of June 30, 1999; secured by
  eligible vehicle collateral and vehicle
  receivable balances; interest at formulas based
  on prime, Federal funds or LIBOR at the Company's
  discretion.......................................   $   576,995      $   19,393     $  364,385
Amounts under $580 million loan agreement with
  termination date of June 10, 1997; secured by
  eligible vehicle collateral and vehicle
  receivable balances; interest based on market
  dictated commercial paper rates..................       576,232         579,001        575,857
Senior secured notes payable with interest at fixed
  rates ranging from 5.58% to 7.08% with various
  maturity dates and amounts as follows: December
  15, 1996 -- $133 million; December 15,
  1997 -- $25 million; December 15, 1998 -- $113
  million; December 15, 2000 -- $94 million; and,
  December 15, 2003 -- $80.5 million; secured by
  eligible vehicle collateral and vehicle
  receivable balances..............................       445,500         445,500        445,500
Amounts under $250 million loan agreement with
  termination date of September 19, 1997; secured
  by eligible vehicle collateral and vehicle
  receivable balances; interest based on market
  dictated commercial paper rates..................       246,982         236,357        247,965
Amounts under $175 million revolving credit
  agreement and predecessor agreements with
  termination date of December 1, 1997; secured by
  eligible vehicle collateral and vehicle
  receivable balances; interest at formulas based
  on prime or LIBOR at the Company's discretion....       134,000              --             --
Amounts under various uncommitted revolving lease
  facilities with financing institutions in Great
  Britain; secured by eligible vehicle collateral;
  interest based on an as quoted basis dictated by
  market competition; no stated expiration dates,
  reviewed annually................................       167,998         157,088         72,697
Other, including amounts to be financed after
  period end, under various revolving credit
  agreements and lease facilities..................       106,996         108,783         88,398
                                                     -------------     ----------     ----------
                                                      $ 2,254,703      $1,546,122     $1,794,802
                                                     =============      =========      =========

                           REPUBLIC INDUSTRIES, INC.

     Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.94%, 6.02% and 5.45% at December 31, 1995, 1994 and 1993, respectively. Interest expense on notes payable and lines of credit secured by revenue earning vehicles is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1995 and 1994, the Company effectively converted interest rates on the following notional principal amounts:

                                                           DECEMBER 31,
                                                       ---------------------         LATEST
                                                         1995         1994          MATURITY
                                                       --------     --------     --------------
Variable-rate (capped) into fixed-rate obligations...  $175,000     $ 75,000      February 1997
Variable-rate into fixed-rate obligations............        --      100,000     September 1995
Fixed-rate into variable-rate obligations............        --      125,000      December 1995
                                                       --------     --------
Aggregate notional principal.........................  $175,000     $300,000
                                                       ========     ========

                           REPUBLIC INDUSTRIES, INC.

4. LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable consisted of the following:

                                                                                 DECEMBER 31,
                                                                             ---------------------
                                                                               1995         1994
                                                             SEPTEMBER 30,   --------     --------
                                                                 1996
                                                             -------------
                                                             (UNAUDITED)
11 3/4% Senior Notes due 2006, interest payable
  semi-annually on January 31 and July 31 of each year,
  commencing July 31, 1996; unsecured......................    $ 100,000     $     --     $     --
Mortgages payable to GMAC and predecessor agreements with
  interest at 9.193%; payable in monthly installments, due
  July 2005; secured by real property......................      108,169      107,840       69,335
Note payable to bank with interest at a formula based on
  LIBOR or prime paid quarterly; secured by a building;
  principal payable in quarterly installments beginning
  March 1996 and based on the balance outstanding at that
  date, due December 2003..................................        7,800        8,700        8,700
Amounts under Great Britain pound (GBP) 10 million
  revolving credit commitment to expire December 21, 1996;
  interest based on Sterling LIBOR plus 125 basis points or
  base rate plus 125 basis points; secured by non-vehicle
  equipment and leaseholds.................................       13,563       11,431        9,708
Revolving credit facility, secured by the stock of the
  Company's subsidiaries, interest at prime or at a
  Eurodollar rate plus 0% to 2.75%.........................        3,000       16,400       33,600
Vehicle floorplan credit facility, secured by the Company's
  vehicle inventory, ......................................       51,863       51,068       38,969
Notes to banks and financial institutions, secured by real
  property, equipment and other assets, interest ranging
  from 4.8% to 26.6%.......................................       55,097       16,618       63,503
Other notes, secured by equipment and other assets,
  interest ranging from 0% to 21%..........................       27,355       25,008       55,325
                                                             -------------   --------     --------
                                                                 366,847      237,065      279,140
Less current maturities....................................      (82,535)     (81,694)     (85,222)
                                                             -------------   --------     --------
                                                               $ 284,312     $155,371     $193,918
                                                              ==========     ========     ========

       The 11 3/4% Senior Notes due 2006 (the "Senior Notes") were issued in February 1996 by certain subsidiaries of the Company that were affiliated with Alamo (the "Alamo Issuers"). The Senior Notes are unsecured, joint and several obligations of each of the Alamo Issuers and rank pari passu in right of payment with all existing and future debt (as defined) of the Alamo Issuers. The Senior Notes are effectively subordinated to all existing and future secured indebtedness of each of the Alamo Issuers. In November 1996, a subsidiary of the Company conducted a Tender Offer for all outstanding Senior Notes. Concurrently with the Tender Offer, the Company conducted a Consent Solicitation in order to effect certain changes to the indenture relating to the Senior Notes. Aggregate consideration to Noteholders that tender and consent will be $1,206.25 per $1,000 principal amount plus accrued and unpaid interest to the tender date. Such amount consists of $1,196.25 per $1,000 principal amount plus accrued and unpaid interest for tendered notes and, for Noteholders providing their consent by December 10, 1996, $10 per $1,000 principal amount for their consent. In December 1996, the Company completed the Tender Offer and Consent Solicitation repurchasing substantially all of the Tender Notes. The Company estimates that it will record an extraordinary charge of approximately $32,000,000, net of tax, during the fourth quarter of 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in the potential charge related to the early

                           REPUBLIC INDUSTRIES, INC.

extinguishment of debt is the premium related to the Tender Offer and capitalized debt costs, prepayment penalties and legal fees related to the Tender Offer and the repayment of other debt.

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1995, no amounts were outstanding and the Company was in material compliance with all covenants under the Credit Agreement.

     In August 1996, the Company refinanced its existing $21,000,000 vehicle floorplan credit facility with a new $25,000,000 vehicle floorplan credit facility. Advances under this facility bear interest at LIBOR plus 2.75% and are secured by the Company's retail vehicle inventory. In October 1996, the Company repaid all borrowings under this facility.

     At December 31, 1995, aggregate maturities of long-term debt were as follows:

    1996......................................................................  $ 81,694
    1997......................................................................     8,715
    1998......................................................................     8,490
    1999......................................................................    22,406
    2000......................................................................     5,501
    Thereafter................................................................   110,259
                                                                                --------
                                                                                $237,065
                                                                                ========

     The Company made interest payments on revenue earning vehicle financing and other long-term debt and notes payable of approximately $144,194,000, $119,862,000 and $105,258,000 in 1995, 1994 and 1993, respectively.

5. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Supplemental Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

                           REPUBLIC INDUSTRIES, INC.

     The components of the income tax provision related to continuing operations for the years ended December 31 are shown below:

                                                                1995      1994       1993
                                                               -------   -------   --------
    Current:
      Federal................................................  $   848   $ 6,122   $  1,849
      State..................................................      625     1,914        826
                                                               -------   -------    -------
                                                                 1,473     8,036      2,675
    Federal and state deferred...............................    2,193    16,854     11,584
    Foreign..................................................   (1,406)   (2,617)      (176)
    Tax reserve adjustments..................................      763    (1,963)        --
    Change in valuation allowance............................    2,351     1,375      1,418
                                                               -------   -------    -------
    Income tax provision (benefit)...........................  $ 5,374   $21,685   $ 15,501
                                                               =======   =======    =======

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                                   1995      1994     1993
                                                                   -----     ----     -----
    Statutory federal income tax rate............................   35.0%    35.0%     35.0%
    Amortization of intangible assets............................   12.4       .5        .8
    Non-deductible expenses......................................   14.4      2.0       1.3
    State income taxes, net of federal benefit...................  (23.0)     4.6       6.7
    Tax reserve adjustments......................................   13.8     (3.7)       --
    Change in valuation allowance................................   43.2      2.8       4.5
    Other, net...................................................    1.3      (.3)       .1
                                                                    ----     ----     -----
      Effective tax rate.........................................   97.1%    40.9%     48.4%
                                                                    ====     ====     =====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Supplemental Consolidated Balance Sheets at December 31 are shown below:

                                                                       1995         1994
                                                                     --------     --------
    Deferred income tax liabilities:
      Book basis in property over tax basis........................  $130,813     $147,642
      Deferred costs...............................................     8,676        9,289
                                                                     --------     --------
                                                                      139,489      156,931
                                                                     --------     --------
    Deferred income tax assets:
      Net operating losses.........................................   (23,538)     (20,400)
      Deferred revenue.............................................   (14,913)     (11,240)
      Accruals not currently deductible............................   (53,010)     (64,962)
                                                                     --------     --------
                                                                      (91,461)     (96,602)
                                                                     --------     --------
    Valuation allowance............................................    14,149       11,798
                                                                     --------     --------
    Net deferred income tax liability..............................  $ 62,177     $ 72,127
                                                                     ========     ========

     At December 31, 1995, the Company had available federal net operating loss carryforwards of approximately $33,000,000 which begin to expire in the year 2006 and foreign net operating loss carryforwards of approximately $24,900,000 the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the federal and foreign net operating loss carryforwards due to uncertainty surrounding the future

                           REPUBLIC INDUSTRIES, INC.

realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

     The Company made income tax payments of approximately $5,077,000, $2,280,000 and $4,215,000 in 1995, 1994 and 1993, respectively.

6. SHAREHOLDERS' EQUITY

     In January 1997, the Company sold 15,792,600 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $552,676,000.

     In November 1996, the Company sold 12,079,532 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353,000,000.

     In May 1996, the Company sold 9,878,400 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197,583,000.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. As a result, $790,000 (par value of shares outstanding at December 31, 1995) has been transferred from additional paid-in capital to common stock.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350,000,000 shares to 500,000,000 shares.

     In August 1995, the Company sold an aggregate of 16,700,000 shares of Common Stock and warrants to purchase an additional 33,400,000 shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. Mr. Huizenga is the Chairman of the Board and Chief Executive Officer of the Company; Mr. DeGroote is the Vice Chairman of the Board of the Company and Mr. Hudson is President and a Director of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2,000,000 shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for $6.63 per share for aggregate proceeds of approximately $26,500,000.

     In July 1995, the Company sold 10,800,000 shares of Common Stock in a private placement transaction for $6.63 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 10,000,000 shares of Common Stock in an additional private placement transaction for $10.13 per share resulting in net proceeds of approximately $99,000,000.

     In October 1995, one of the Pooled Entities completed a public offering of approximately 2,634,000 equivalent shares of Common Stock resulting in net proceeds of approximately $30,100,000.

     The Company has 5,000,000 authorized shares of preferred stock par value, $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7. STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant.

                           REPUBLIC INDUSTRIES, INC.

     A summary of stock option and warrant transactions for the following periods is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                    1995              1994             1993
                                               ---------------   --------------   --------------
    Options and warrants outstanding at
      beginning of period....................            8,062            7,195           15,714
    Granted..................................           45,110            1,310            2,368
    Exercised................................           (2,884)             (26)            (391)
    Canceled.................................             (653)            (417)            (666)
    Expired..................................               --               --           (9,830)
                                               ---------------   --------------   --------------
    Options and warrants outstanding at end
      of period..............................           49,635            8,062            7,195
                                               ===============   ==============   ==============
    Average price of options and warrants
      exercised..............................            $4.02           $13.61           $13.61
    Average price of options and warrants
      outstanding at end of period...........            $4.77            $3.80           $ 3.99
    Prices of options and warrants
      outstanding at end of period...........  $1.05 to $16.39  $1.05 to $16.39  $1.05 to $16.39
    Vested options and warrants at end of
      period.................................           39,852            4,334            3,352
    Options available for future grants at
      end of period..........................            4,344            5,698            5,690

8. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by the Company in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling favorable to the Company which GI appealed. In March 1995, the United States Court of Appeals for the Ninth Circuit vacated the August 1993 decision and remanded the case for further proceedings. The Court has commenced proceedings that may lead to a trial on damages. Subsequent to the commencement of the Company's litigation in this matter, GI filed for protection under Chapter 11 of the Bankruptcy Code.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 alleging various causes of action including interference with business relations and seeks $24,000,000 in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case was scheduled for trial in May 1996, but by stipulation of the parties the trial date has been postponed pending the outcome of settlement discussions. By mutual agreement of the parties, the litigation was settled and the matter was dismissed with prejudice in October 1996. Such settlement had no material impact of the Company's consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the

                           REPUBLIC INDUSTRIES, INC.

Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. This suit was settled in November 1996 without material impact on the Company's Supplemental Consolidated financial position, results of operations or cash flows.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

     Lease Commitments. The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31, 1995, 1994 and 1993 were as follows:

                           REPUBLIC INDUSTRIES, INC.

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                    1995       1994      1993
                                                                  --------   --------   -------
Real property...................................................  $ 22,052   $ 21,775   $21,944
Equipment and software..........................................    24,513     22,890    21,175
Airport concession and permit fees:
  Minimum fixed obligations.....................................    46,061     36,328    27,912
  Additional amounts, based on revenue from vehicle rentals.....    28,397     27,617    24,766
                                                                  --------   --------   -------
       Total....................................................  $121,023   $108,610   $95,797
                                                                  ========   ========   =======

     Future minimum lease obligations under noncancelable real property and equipment leases and airport agreements with initial terms in excess of one year at December 31, 1995 are as follows:

                                                          REAL PROPERTY,
                                                          EQUIPMENT AND     AIRPORT
                                                             SOFTWARE      AGREEMENTS    TOTAL
                                                          --------------   ----------   --------
Year ending December 31:
  1996..................................................     $ 45,446       $ 36,865    $ 82,311
  1997..................................................       17,490         26,833      44,323
  1998..................................................       11,682         21,446      33,128
  1999..................................................        7,870         14,151      22,021
  2000..................................................        6,292         10,685      16,977
  Thereafter............................................       17,913         14,270      32,183
                                                          --------------   ----------   --------
                                                             $106,693       $124,250    $230,943
                                                          =============    ==========   ========

     The Company has options to acquire or extend its leases through the year 2002 on certain properties and has rights of first refusal on certain other properties it currently leases.

     In August 1995, the Company entered into a ten-year lease agreement from an unrelated entity for Alamo's Fort Lauderdale, Florida corporate headquarters facility. In December 1996, the Company acquired the headquarters facility for approximately $23,500,000, including the assumption of debt totaling approximately $22,700,000 which was repaid by the Company in January 1997.

9. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company utilizes the modified treasury stock method.

                           REPUBLIC INDUSTRIES, INC.

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted earnings (loss) per share, which is substantially the same as the computation used to calculate primary earnings per share, for the following periods is presented below:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                       -------------------     -------------------------------
                                        1996        1995        1995        1994        1993
                                       -------     -------     -------     -------     -------
                                       (UNAUDITED)
      Common shares outstanding......  240,587     206,382     211,083     142,599     138,047
      Common equivalent shares.......   52,858      42,617          --       1,234         320
      Weighted average treasury
         shares purchased............  (12,682)     (5,302)         --         298          --
      Effect of using weighted
         average common and common
         equivalent shares
         outstanding.................  (12,503)    (77,275)    (39,229)     (3,298)       (493)
                                       --------    -------     -------     -------     -------
                                       268,260     166,422     171,854     140,833     137,874
                                       ========    =======     =======     =======     =======

     For the year ended December 31, 1995, common share equivalents have been omitted since they are anti-dilutive. For the nine months ended September 30, 1995, the effect of common share equivalents totaling 9,971,000 shares has been omitted from the calculation of loss per share from discontinued operations and net loss per share since they are anti-dilutive.


10. DISCONTINUED OPERATIONS

During the third quarter of 1995, the Company implemented a formal plan to dispose of all of its mining and citrus operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. The Company initially recorded a loss on the disposal of the discontinued operations of approximately $30,500,000 (net of income tax benefits of approximately $10,000,000) which represents the estimated loss on the disposal of the non-environmental operations and a provision of approximately $2,000,000 for expected operating losses through the final disposition of such operations.

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. This segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the Company restated its Consolidated Financial Statements presented prior to that date to report separately the operating results of these discontinued operations. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed to Republic shareholders (the "Distribution"). In connection with the Distribution, the Company entered into a distribution agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2,500,000 to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,600,000.

      As of December 31, 1995, the Company has sold or spun-off all of its subsidiaries included in discontinued operations, hence fully disposing of all hazardous waste and mining and citrus operations. Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment. The recorded transactions reflect the disposal of all of the Company's hazardous waste and mining and citrus segments and, accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the accompanying supplemental consolidated financial statements. Operating results from the discontinued operations for the years ended December 31, were as follows:

                                                1995        1994        1993
                                              --------    --------    --------
Revenue.....................................  $118,392    $161,698    $420,835
                                              --------    --------    --------
Income (loss) before income taxes...........     7,120     (14,072)    (28,886)
Income tax provision (benefit)..............     1,706      (5,752)     (3,394)
                                              --------    --------    --------
Income (loss) from discontinued operations..     5,414      (8,320)    (25,492)
Extraordinary gain on conversion of debt,
  net of income tax provision of $3,092.....        --       5,556          --
                                              --------    --------    --------
                                              $  5,414    $ (2,764)   $(25,492)
                                              ========    ========    ========

     Included in income from discontinued operations for 1995 is approximately $14,000,000 of revenue and $13,000,000 of pre-tax income from the sale of the Company's mining technology patent rights in Australia, offset by a $5,300,000 disposal loss accrual recorded for a mining subsidiary.

     Included in the loss from discontinued operations in 1994 are the following pretax items: $6,157,000 loss on disposal in connection with the sale of certain coal subsidiaries to Pittston Minerals Group, Inc. and a $3,400,000 loss on a limestone project.

     Included in the loss from discontinued operations in 1993 are the following pretax items: $9,384,000 loss on a sulfur project and a $4,050,000 loss on litigation settlements.

     Most of the Company's revenues from discontinued operations have been generated under long-term coal sales contracts with electric utilities or other coal-related organizations located in the Eastern U.S. Revenues are recognized on coal sales in accordance with the sales agreement, which is usually when the coal is shipped to the customer.

     The discontinued operations leased various machinery and equipment. Lease expense for the discontinued operation was $678,000, $7,183,000 and $26,422,000 for 1995, 1994 and 1993, respectively.

      The assets and liabilities of the discontinued operations have been reclassified in the accompanying supplemental consolidated balance sheets from the historical classification in order to separately identify them as net assets of discontinued operations. These net assets consist primarily of net working capital, tangible and intangible noncurrent assets and other long-term liabilities.

11. RESTRUCTURING AND UNUSUAL CHARGES

     During the third quarter of 1996, the Company recorded a $7,623,000 charge related to merger expenses in connection with the acquisition of Continental, the write-off of certain intangible assets and accrual of closure/post closure costs associated with the Company's suspended operations at its West Virginia landfill. Additionally, the Company intends to take a one-time pre-tax charge of approximately $88,000,000 in the fourth quarter of 1996 related primarily to the integration of the operations of Alamo as well as additional merger costs associated with the acquisitions of Alamo, Addington and Continental.

     In 1995, the Company recorded a $3,264,000 pre-tax charge related to the closing of a subsidiary's headquarters office in Indianapolis, Indiana. The major components of the charge include approximately (i) $2,237,000 of severance package costs for two officers, (ii) $917,000 of costs related to future contractual payments required under pre-existing contracts and (iii) other costs related to the write-off of equipment and other obligations related to the physical closure of the office.

     During the three months ended December 31, 1993, the Company recorded restructuring and unusual charges of $10,040,000 based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6,600,000. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1,200,000. In addition, the Company also reevaluated its

                           REPUBLIC INDUSTRIES, INC.

exposure related to litigation and environmental matters and provided additional accruals aggregating $2,200,000 for the costs to defend or settle certain litigation and environmental matters.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable, accrued expenses (nonderivatives) and customer deposits, approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Company has interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts the Company would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1995 and 1994 was a net payable position of $(3,479,000) and $(2,247,000), respectively.

     The estimated fair value of the Company's secured notes payable at December 31, 1995 and 1994 was $440,506,000 and $401,885,000, respectively. The carrying amount was $445,500,000 for each period. The estimated fair value of mortgages payable to GMAC at December 31, 1995 and 1994 was $109,000,000 and $70,368,000
respectively. Estimated fair values were derived by discounting expected cash flows at the rates currently offered to the Company for debt of similar terms and remaining maturities. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

13. BUSINESS AND CREDIT CONCENTRATIONS

Automotive Rental Industry Segment

     At December 31, 1995 the Company had 133 corporate owned vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. The Company also had 28 corporate owned vehicle rental facilities in the United Kingdom, 22 in Germany, 4 in Switzerland, 2 in Canada, 1 in Belgium, 1 in The Netherlands and 1 in Austria. In addition to its corporate owned locations, the Company's licensee network operates 102 locations throughout Europe, including 86 locations in Germany. The automobile rental industry in which the Company operates is highly seasonal.

     Trade receivables at December 31, 1995 and 1994 include $57,207,000 and $39,681,000, respectively from travel agents and tour operators. Of the travel agent and tour operator receivable balances, $24,208,000 and $16,975,000 at December 31, 1995 and 1994, respectively are maintained outside the United States. The Company holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that the allowance for doubtful accounts relative to its trade receivables is adequate. At December 31, 1995 and 1994, the Company had vehicle receivables from manufacturers of $65,015,000 and $90,615,000, respectively. Of the receivable balances from manufacturers, $12,701,000 and $7,785,000 are maintained outside the United States. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles.

                           REPUBLIC INDUSTRIES, INC.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1995, the Company purchased 68% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

Automotive Retailing, Solid Waste Services and Electronic Security Services Industry Segments

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retailing, solid waste services and electronic security services segments are limited due to the wide variety of customers and markets in which the Company's products are sold and services are provided as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1995, the Company does not consider itself to have any significant concentrations of credit risk in the automotive retailing, solid waste services and electronic security services segments.

14. RELATED PARTY TRANSACTIONS

     The Company purchased approximately $351,755,000, $551,157,000 and $576,895,000 of revenue earning vehicles from a group of dealerships owned primarily by a former director of Alamo during the years ended December 31, 1995, 1994 and 1993, respectively. Pursuant to an automobile purchase agreement which expired on December 31, 1995, the Company agreed to purchase and/or lease a minimum number of vehicles and pay to these dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased. Although the Company does not expect to renew this agreement to purchase and/or lease a minimum number of vehicles, it intends to purchase vehicles on an annual basis from these dealerships, and to continue its agreement to pay these dealerships a specified amount (in addition to the manufacturer's sales price) for any vehicle purchased.

      Included in other current assets at September 30, 1996 are approximately $112,900,000 in advances made to AutoNation during the nine months ended September 30, 1996. Such advances were made pursuant to a loan agreement whereby the Company has agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements until consummation of the acquisition of AutoNation which occurred in January 1997. Interest income recognized on such advances was approximately $1,296,000 for the nine months ended September 30, 1996.

     In September 1995, in a related party transaction, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by certain former shareholders of Addington; collectively, the Addington Brothers) whereby the Company would receive $30,000,000, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This agreement closed on November 2, 1995, at which time the proceeds received were used by the Company to pay down certain borrowings under a revolving line of credit.

     Included in the transaction described above and pursuant to an option agreement dated August 4, 1995, the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12,500,000. The Company had not received any payments from the Addington Brothers under this agreement as of December 31, 1995. No receivable for this royalty has been recorded.

     In September 1995, in a related party transaction, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to certain former shareholders of Addington in exchange for 900,000 shares of Common Stock of the Company owned by such shareholders. This transaction was consummated on November 2, 1995, at which time the Company acquired the 900,000 shares valued at $13,625,000 (based on quoted share market price) and recorded them, at cost, as treasury stock. The Company retained no obligations in connection with the sales and has fully divested its investment in citrus operations.

15. OPERATIONS BY INDUSTRY SEGMENT

     The Company is a holding company with major business segments in automotive rental and retailing, solid waste collection, disposal and recycling services and electronic security services for commercial and residential use. The Company operates primarily in the United States.

                           REPUBLIC INDUSTRIES, INC.

     The following tables present financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                            1995         1994         1993
                                                         ----------   ----------   ----------
    Revenue:
      Automotive rental................................  $1,391,654   $1,312,922   $1,149,198
      Solid waste services.............................     349,893      241,045      184,911
      Electronic security services.....................      49,826       41,913       36,388
      Automotive retailing.............................     277,837      269,583      249,428
                                                         ----------   ----------   ----------
                                                         $2,069,210   $1,865,463   $1,619,925
                                                         ==========   ==========   ==========
    Operating income (loss):
      Automotive rental................................  $  (42,552)  $   30,283   $   40,418
      Solid waste services.............................      51,306       34,438        4,433
      Electronic security services.....................       8,255        2,352          114
      Automotive retailing.............................      (2,066)       1,684        5,084
                                                         ----------   ----------   ----------
                                                         $   14,943   $   68,757   $   50,049
                                                         ==========   ==========   ==========
    Depreciation and amortization:
      Automotive rental................................  $  422,614   $  372,544   $  289,616
      Solid waste services.............................      36,654       28,149       46,402
      Electronic security services.....................       4,946        4,111        2,353
      Automotive retailing.............................       1,226        1,040        1,224
                                                         ----------   ----------   ----------
                                                         $  465,440   $  405,844   $  339,595
                                                         ==========   ==========   ==========
    Capital expenditures, purchases of revenue earning
      vehicles and investment in subscriber accounts:
      Automotive rental................................  $2,346,632   $3,347,988   $2,887,785
      Solid waste services.............................     128,233      100,120       66,973
      Electronic security services.....................      17,459       18,275       10,643
      Automotive retailing.............................      12,922        2,098        2,440
                                                         ----------   ----------   ----------
                                                         $2,505,246   $3,468,481   $2,967,841
                                                         ==========   ==========   ==========
    Assets:
      Automotive rental................................  $2,000,745   $2,310,448   $1,942,217
      Solid waste services.............................     760,804      393,653      416,926
      Electronic security services.....................      43,834       34,447       20,678
      Automotive retailing.............................      92,439       63,558       65,051
      Net assets of discontinued operations............          --       86,229       96,129
                                                         ----------   ----------   ----------
                                                         $2,897,822   $2,888,335   $2,541,001
                                                         ==========   ==========   ==========

                           REPUBLIC INDUSTRIES, INC.

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The automotive rental industry in which the Company operates, particularly the leisure travel segment, is highly seasonal. The Company's third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season the Company increases their fleet and workforce to accommodate increased rental activity. The Company's results during the first and fourth quarters are generally their weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the Company's operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The fourth quarter of 1995 included the recognition of approximately $2,600,000 of losses originally attributable to the minority shareholder of a business acquired in 1994.

     The following is an analysis of certain items in the Supplemental Consolidated Statements of Operations by quarter for 1995 and 1994.

                                                     FIRST      SECOND     THIRD      FOURTH
                                                    QUARTER    QUARTER    QUARTER     QUARTER
                                                    --------   --------   --------   ---------
    Revenue................................  1995   $452,336   $502,433   $605,640   $ 508,801
                                             1994   $400,394   $448,610   $553,646   $ 462,813
    Gross profit...........................  1995   $210,222   $236,795   $295,295   $ 232,172
                                             1994   $206,522   $225,363   $298,527   $ 217,964
    Income (loss) from continuing
      operations...........................  1995   $(12,543)  $ (2,188)  $ 23,013   $  (8,120)
                                             1994   $  4,105   $  7,948   $ 19,656   $    (388)
    Net income (loss)......................  1995   $(11,173)  $    878   $ (5,746)  $  (8,920)
                                             1994   $  6,303   $  9,296   $ 13,506   $    (191)
    Earnings (loss) per share from
      continuing operations................  1995   $   (.09)  $   (.01)  $    .11   $    (.04)
                                             1994   $    .02   $    .05   $    .14   $    (.01)

                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
Carlisle Motors, Inc.
Clearwater, Florida

We have audited the accompanying combined balance sheet of Carlisle Motors, Inc., and S Corporation, as of November 30, 1996, and the related combined statements of operations and retained earnings and cash flows for the eleven month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Carlisle Motors, Inc. as of November 30, 1996 and the results of its operations and its cash flows for the eleven month period then ended in conformity with generally accepted accounting principles.


George B. Jones & Co., P.C.

Tampa, Florida
December 20, 1996

                             Carlisle Motors, Inc.

                            COMBINED BALANCE SHEET

                              November 30, 1996



                                    ASSETS



Current Assets
  Cash                                                         $    323,530
  Contracts in transit                                            2,569,280
                                                               ------------

    Total cash and cash equivalents                               2,892,810

  Accounts receivable, less allowance for
    doubtful accounts of $38,375                                  3,162,892
  Factory receivables                                             1,626,634
  Other receivables                                                 161,110
  Notes receivable-stockholders                                     338,150
  Related company receivables                                       738,848
  Vehicle inventories                                            36,556,006
  Parts inventories                                               1,864,241
  Other inventories                                                  48,446
  LIFO reserves                                                 (10,034,668)
  Prepaid expenses                                                  704,671
                                                               ------------

    Total Current Assets                                         38,059,140
                                                               ------------

Property and equipment, net of accumulated
  depreciation and amortization                                  15,694,494
                                                               ------------

Other Assets
  Non-current receivables                                            30,263
  Intangible assets-net of accumulated amortization                 562,376
  Other non-current assets                                        1,153,020
                                                               ------------

    Total Other Assets                                            1,745,659
                                                               ------------

      TOTAL ASSETS                                             $ 55,499,293
                                                               ============

                                 LIABILITIES


Current Liabilities
   Bank overdraft                                                                      $   263,716
   Vehicle floorplan payable                                                            34,972,442
   Notes payable-current maturities                                                      1,256,494
   Mortgages payable-current maturities                                                    512,150
   Notes payable-stockholder                                                             1,509,147
   Accounts payable                                                                      2,169,124
   Other payables                                                                          220,311
   Profit sharing plan payable                                                             160,000
   Taxes payable                                                                           706,791
   Other accrued liabilities                                                             1,303,040
   Estimated contingent losses                                                             300,000
                                                                                       -----------

       Total Current Liabilities                                                        43,373,215
                                                                                       -----------


Long-Term Liabilities
  Notes payable                                                                          3,140,522
  Mortgages payable                                                                      8,043,486
  Deferred compensation plan                                                               580,765
                                                                                       -----------

       Total Long-Term Liabilities                                                      11,764,773
                                                                                       -----------
Commitments and contingencies                                                                    -
                                                                                       -----------

         Total Liabilities                                                              55,137,988
                                                                                       -----------

                                STOCKHOLDERS' EQUITY

  Capital stock-common stock, $1 par value, 11,000 shares authorized,
       1,998 shares issued and outstanding                                                   1,998
  Additional paid-in capital                                                             5,156,100
  Accumulated deficit                                                                   (4,796,793)
                                                                                       -----------


       Total Stockholders' Equity                                                          361,305
                                                                                       -----------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $55,499,293
                                                                                       ===========



The accompanying notes are an integral part of this statement.

                            Carlisle Motors, Inc.

            COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

             For The Eleven Month Period Ended November 30, 1996



Revenues
   Vehicle sales                                                                  $209,667,476
   Finance and insurance-net                                                         1,764,612
   Parts and service                                                                27,660,711
                                                                                  ------------

       Total Revenue                                                               239,092,799
                                                                                  ------------

Cost of Sales
   Vehicles                                                                        195,143,387
   Parts and service                                                                14,878,235
                                                                                  ------------

       Total Cost of Sales                                                         210,021,622
                                                                                  ------------

           Gross Profit                                                             29,071,177
                                                                                  ------------

Operating expenses
   Variable selling expenses                                                         6,870,724
   Semi-fixed expenses (including interest of $652,334)                             11,312,397
   Fixed expenses (including interest of $505,442)                                   8,668,849
   Depreciation and amortization                                                       917,051
                                                                                  ------------

           Total operating expenses                                                 27,769,021
                                                                                  ------------

              Operating income                                                       1,302,156
                                                                                  ------------

Adjustments to income
   Other income                                                                      1,336,810
   Other expenses (including interest of $556,894
          and amortization of $41,000)                                                (795,121)
   Management fees                                                                    (726,000)
   Bonuses                                                                          (1,488,524)
                                                                                  ------------

           Total adjustments to income                                              (1,672,835)
                                                                                  ------------

               Net loss                                                               (370,679)


The accompanying notes are an integral part of this statement.

                            Carlisle Motors, Inc.

             For The Eleven Month Period Ended November 30, 1996


Net loss (carried forward)                                                     $   (370,679)

Accumulated deficit-beginning of year                                            (4,426,114)
                                                                               ------------

Accumulated deficit-end of year                                                $ (4,796,793)
                                                                               ============


The accompanying notes are an integral part of this statement.

                            Carlisle Motors, Inc.

                       COMBINED STATEMENT OF CASH FLOWS

             For The Eleven Month Period Ended November 30, 1996




CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                               $  (370,679)
  Adjustments to reconcile net loss
     to net cash provided by operating activities:
         Depreciation and amortization                                     1,038,342
         Provision for losses on accounts receivable                          30,054
         Provision for contingent losses                                     650,889
         Interdepartmental sales of rental vehicles                          510,640
         Loss on disposal of equipment                                        81,356
         (Increase) decrease in operating assets:
             Accounts receivable                                            (900,152)
             Factory receivables                                             883,093
             Other receivables                                               142,375
             Vehicle inventories                                           6,229,929
             Parts inventories                                                49,840
             Other inventories                                               201,161
             Prepaid expenses                                                203,273
             Non-current receivables                                          37,061
             Other assets                                                   (288,751)
         Increase (decrease) in operating liabilities:
             Vehicle floorplan payable                                    (6,089,711)
             Accounts payable                                                489,500
             Other payables                                                  (52,463)
             Taxes payable                                                   (25,137)
             Profit sharing plan payable                                    (315,000)
             Other accrued liabilities                                      (543,098)
             Charges against provision for contingent losses                (350,889)
                                                                         -----------

                 Net Cash Provided by Operating Activities              $  1,611,633
                                                                         ===========

The accompanying notes are an integral part of this statement.

                            Carlisle Motors, Inc.


                 COMBINED STATEMENT OF CASH FLOWS - Continued


             For The Eleven Month Period Ended November 30, 1996



CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                      $  (628,139)
     Purchases of rental vehicles                                                (128,601)
     Increase in life insurance-cash value                                       (287,740)
     Issuance of notes receivable-stockholders                                   (331,643)
     Collection of notes receivable-affiliates                                   (738,843)
                                                                              -----------

         Net Cash Used by Investing Activities                                 (2,114,966)
                                                                              -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in bank overdraft                                                 263,716
     Principal payments on long-term debt                                      (2,113,745)
     Net decrease of notes payable-rental vehicles                               (646,992)
     Increases in revolving line of credit                                      5,300,000
     Payments on revolving line of credit                                      (3,794,099)
                                                                              -----------

         Net Cash Used by Financing Activities                                   (991,120)
                                                                              -----------

     Net change in cash and cash equivalents                                   (1,494,453)

     Cash and cash equivalents at beginning of year                             4,387,263

     Cash and cash equivalents at end of year                                 $ 2,892,810
                                                                              ===========
Cash Paid During the Year for:
      Interest                                                                $ 2,115,204
                                                                              ===========

Property acquired under capital leases:
       Assets                                                                 $    49,202
                                                                              ===========

       Liabilities                                                            $    49,202
                                                                              ===========

Property acquired by debt:
       Land and building                                                      $ 1,600,000
                                                                              ===========
Property acquired by capital  contribution:
       Assets                                                                 $ 5,325,296
                                                                              ===========

       Liabilities                                                            $ 3,849,846
                                                                              ===========


The accompanying notes are an integral part of this statement.

                            Carlisle Motors, Inc.

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS

             For the Eleven Month Period Ended November 30, 1996


NOTE 1 -  DESCRIPTION OF BUSINESS

          Carlisle Motors, Inc. (the Company), a Florida corporation organized on April 5, 1948, consists of the following divisions:

          CARLISLE LINCOLN-MERCURY operates an automobile dealership in Clearwater, Florida under sales and service agreements with the Lincoln-Mercury Division of Ford Motor Company.

          CARLISLE FORD operates an automobile dealership in St. Petersburg, Florida under sales and service agreements with Ford Motor Company.

          CARLISLE ACURA-HYUNDAI operates an automobile dealership in St. Petersburg, Florida under sales and service agreements with American Honda Motor Co., Inc. and Hyundai Motor of America.

          All significant intercompany transactions and balances have been eliminated in the combination of the financial statements.

          On November 1, 1996, the shareholders of SDS Investments, an affiliate, contributed the assets of the partnership at net book value to Carlisle Motors, Inc. The net effect of the contribution was an increase in additional paid-in capital of $575,702. The corresponding assets and liabilities are reflected on the balance sheet and statement of operations for Carlisle Lincoln-Mercury.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers contracts in transit to be cash equivalents, as the contracts are normally purchased by a financial institution for face value within several business days.

          CONCENTRATIONS OF CREDIT RISK ARISING FROM CASH DEPOSITS IN EXCESS OF INSURED LIMITS - The Company maintains its cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...Continued

         ACCOUNTS RECEIVABLE - The Company grants credit to the franchisors and to customers, substantially all of whom are local businesses. The Company believes it maintains an adequate allowance for any uncollectible accounts.

         INVENTORIES - New vehicles, used vehicles and parts inventories are stated at cost (determined on the Last-In, First-Out method) while all other inventories are valued at the lower of cost (determined by specific identification) or market.

         If the specific identification cost method of inventory valuation had been used for new and used vehicles and parts, inventories would have been $10,034,668 higher at November 30, 1996 compared to $9,832,295 at December 31, 1995.

         INTERDEPARTMENTAL SALES OF VEHICLES - Rental vehicles are removed from service by transferring of these assets to used vehicle inventory at their fair market values. These vehicles are subsequently sold through normal operations.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Expenditures which materially increase the values or extend the useful lives of the respective assets are capitalized, while replacements, maintenance and repairs which do not improve the values or extend the useful lives of the respective assets are charged against income as incurred.

         The cost of property and equipment is depreciated over the estimated useful lives of the assets. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation and amortization are computed using the straight-line and accelerated methods.

         INCOME TAXES - The Company has elected by consent of its stockholders to be treated as an S Corporation under Internal Revenue Code and Florida provisions. Under those provisions, the Company does not pay Federal or State corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Company's taxable income.

         INTEREST EXPENSE - Interest expense resulting from the floorplanning of vehicle inventories has been reduced by the floorplan assistance rebates offered by Ford Motor Company.

         FINANCIAL INSTRUMENTS - The Company has financial instruments consisting of notes receivable, related party receivables, notes payable, mortgage payable, and floorplan payable. The carrying value of these financial instruments approximates fair value at November 30, 1996.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...Continued

        ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the report amounts of revenues and expenses during the period. Actual results could differ from those estimates.

        ADVERTISING - Advertising costs are charged to operations when incurred. The amount expensed for advertising totaled $2,048,091 in 1996.

NOTE 3- NOTES RECEIVABLE--STOCKHOLDERS

        Due on demand from Steven D. Carlisle, a shareholder,
        interest at 9.25% unsecured.                                    $203,265

        Due on demand from Scott A. Wilkerson, a shareholder,            134,885
        interest at 9.25%, unsecured.                                   --------

                Total                                                   $338,150
                                                                        ========


        The above notes have been classified as current because it is the Company's intention to demand payment during the next year.



NOTE 4- RELATED COMPANY RECEIVABLES

        Related company receivables consist of amounts due from entities controlled by the Company's stockholders:


        Due from Credit Management Acceptance Corp., an S
        Corporation, unsecured, due in monthly installments of
        $23,995 including interest at 7.5%                              $718,630

        Due from Carlisle Outdoors, a partnership, interest at
        prime plus 1%, due on demand, unsecured.                          20,218
                                                                        --------

                Total                                                   $738,848
                                                                        ========


NOTE 5- PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

        Lease vehicles
        Rental vehicles

NOTE 5- PROPERTY AND EQUIPMENT..Continued

        Land and improvements                                   7,432,923
        Buildings                                               5,455,288
        Parts and service equipment                             3,905,677
        Office equipment and signs                                959,440
        Service vehicles                                          360,127
        Leasehold improvements                                  2,018,579
                                                              -----------

                Subtotal                                       20,418,107


        Less accumulated depreciation
           and amortization                                     4,723,613
                                                              -----------

           Net carrying amount                                $15,694,494
                                                              ===========



        Parts and service equipment includes $13,594 of equipment held under capital leases with accumulated depreciation of $7,452. Office equipment includes $883,179 of equipment held under capital leases with accumulated depreciation of $477,107. Service vehicles include $10,750 of equipment held under capital lease with accumulated depreciation of $10,660.

        Depreciation and amortization expense relating to property and equipment totaled $917,051 during 1996 and includes depreciation on equipment held under capital leases.


NOTE 6- INTANGIBLE ASSETS

        Intangible assets consist of the following:

        Goodwill                                              $ 100,000
        Franchise costs                                         650,000
        Loan closing costs                                       26,473
                                                              ---------

            Subtotal                                            776,473

        Less accumulated amortization                          (214,097)
                                                              ---------

            Total intangible assets                           $ 562,376
                                                              =========


Goodwill is amortized over 40 years using the straight-line method. The current period amortization of goodwill total $4,583. Franchise costs are amortized over 10 and 25 years using the straight-line method. The current period amortization of franchise costs totaled $33,000.

NOTE 7- OTHER ASSETS


        Other assets consist of the following:

        Cash surrender value of life insurance                          $  826,565
        Other investments and assets                                       326,455
                                                                        ----------

             Total other assets                                         $1,153,020
                                                                        ==========



        Cash surrender value of life insurance includes $676,993 invested in cash value life insurance in connection with a deferred compensation plan with certain key executives.

NOTE 8- VEHICLE FLOORPLAN PAYABLE

        This is the total due from the financing of vehicle inventories and is secured by all inventories, receivables, and intangibles with Ford Motor Credit Company. At November 30, 1996 the combined credit line was $26,700,000 with an interest rate of 9.25%.

NOTE 9- PROFIT SHARING PLAN PAYABLE

        The Company has established a qualified contributory trust profit sharing plan covering substantially all employees. The method and amount of the Company's contributions are determined annually by the Board of Directors, but cannot exceed the amount permitted under
        Section 404 of the Internal Revenue Code as a deductible expense. Expense related to this plan for the period ended November 1996 totaled $160,000.

NOTE 10-NOTES PAYABLE

        Notes payable consist of the following:

        Notes payable for the financing of rental vehicles secured by chattel mortgages on the vehicles, due in monthly payments ranging from $249 to
        $296, plus interest ranging from 7.5% to 9.25%.                                 $ 74,350

        Notes payable for the financing of lease vehicles secured by chattel mortgages on the vehicles, due in monthly payments ranging from $305 to
        $525, plus interest at 10.25%                                                    278,009

NOTE 10-NOTES PAYABLE...Continued


        Note payable to Ford Motor Credit, secured collectively by all intangibles and all personal property including all furniture, furnishings, fixtures, supplies, machinery and equipment, and all personal property held for resale, machinery and equipment, and all personal property held for resale, including vehicle inventories and parts and accessories inventories of the Company and its affiliates.
        Due in 22 monthly installments of $70,400 plus interest at the prime
        rate plus 1.25%.                                                                     1,889,300

        Revolving line of credit of $3,400,000 payable Ford Motor Credit, interest at 1.50% above prime, due 367 days from demand, secured by all intangibles and all personal property including all furniture, furnishings, fixtures, supplies, machinery and equipment, and all personal property held for resale, including vehicle inventories and
        parts and accessories inventories of the Company and its affiliates.                 1,700,000

        Capital lease obligation payable to ADP Credit Corporation, due in
        31 remaining payments averaging $9,002 each, including interest at
        7%, less unamortized interest of $30,088, collateralized by computer
        equipment.                                                                             164,320

        Capital lease obligations payable to various financing companies, due in payments ranging from $223 to $4,381, including interest ranging
        from 6.5% to 8.0%, collateralized by equipment.                                        291,037
                                                                                           -----------

            Totals                                                                           4,397,016


        Less current portion                                                                (1,256,494)
                                                                                           -----------

                Total long term portion                                                    $ 3,140,522
                                                                                           ===========

        Annual maturities are as follows:

            1997                                                                           $ 1,256,494
            1998                                                                             2,727,148
            1999                                                                               405,019
            2000                                                                                 8,355
                                                                                           -----------

            Total maturities                                                                 4,397,016
                                                                                           ===========

NOTE 11 - MORTGAGES PAYABLE

          Mortgage note payable to Ford Motor credit, secured by all assets of the Company.  Due in 85 monthly installments of $30,728 at
          the prime rate plus .75% with a final balloon payment of $630,422.          $3,726,686

          Mortgage note payable to Ford Motor Credit, secured by all assets of the Company.  Due in 171 monthly installments of $9,790 including
          interest at the commercial paper rate plus 3.0%.                               971,046

          Mortgage note payable to Ford Motor Credit, secured by all assets of the Company.  Due in 69 monthly installments of $39,045 including interest at the prime rate plus .75% with remaining interest and
          principal due on August 1, 2002.                                             3,857,904
                                                                                      ----------
                Subtotal                                                               8,555,636

          Less current portion                                                          (512,150)
                                                                                      ----------
                Total long-term                                                       $8,043,486
                                                                                      ==========
          Annual maturities are as follows:

                1997                                                                  $  512,150
                1998                                                                     515,030
                1999                                                                     522,085
                2000                                                                     529,771
                2001                                                                     538,144
                2002 and subsequent years                                              5,938,456
                                                                                      ----------
                Total maturities                                                      $8,555,636
                                                                                      ==========

NOTE 12 - NOTES PAYABLE - STOCKHOLDER

          Note payable to Daniel W. Carlisle, a stockholder, interest at 1% above prime, due on demand, unsecured, and subordinated to Ford Motor Credit
          debt.                                                                       $1,509,147
                                                                                      ==========

NOTE 13 - OTHER ACCRUED LIABILITIES

          Other accrued liabilities consist of the following:

                Salaries payable                                  $  971,963
                Interest payable                                     331,077
                                                                  ----------

                     Total other accrued liabilities              $1,303,040
                                                                  ==========

NOTE 14 - ESTIMATED CONTINGENT LOSSES

          The Company is contingently liable for finance and certain other chargebacks due to repossessions and early payoffs of notes on vehicles financed for customers, substantially all of whom are local residents. The Company has estimated losses based on loss experience and outstanding contingencies.

NOTE 15 - OTHER LONG-TERM LIABILITIES

          The Company has a deferred compensation plan with certain key executives through which the Company agrees to pay the plan participants compensation in the future for services currently rendered by the plan participants. The deferred compensation plan is generally structured to provide for the plan participants' benefits to be continued over a certain period of years after retirement or other termination of service. The plan allows each plan participant the option to defer present compensation, which is matched up to 5% by the Company. The Company may also make discretionary contributions.

          The liability for the plan for November 30, 1996 is $580,765 with net plan assets of $676,993 invested in cash value life insurance which is included with Other Assets in the accompanying balance sheet.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

          The Company has an unused letter of credit with Barnett Bank of Pinellas County for $730,000 maturing on December 31, 1996 that automatically renews on an annual basis. The letter is unsecured.

          The Company has guaranteed and collateralized a revolving line of credit and a mortgage between Ford Motor Credit Company and Credit Management Acceptance Corporation, an affiliate. The collateral is all inventories, receivables, and intangibles. The amount borrowed by Credit Management Acceptance Corporation at November 30, 1996 totaled $6,069,803.

NOTE 17-LEASE COMMITMENTS

        The following operating leases are in effect;


                                  Description                                           Annual
              Lessor                of Assets               Lease Terms                  Rental
        --------------------    ------------------      -----------------------         --------
        James E. McFrederick    Land and building       Expires April 28, 1998          $231,864

        Harris & Harris         1675 Missouri Ave.      Expires Jan. 15, 1997             21,600

        Emro Marketing          5510 US 19 North        Expires April 1, 1997             36,000

        The Hertz Corp.         7206 N. Dale Mabry      Expires February 1, 1999          44,400

        Michael & Ann Susik     15235-A Cortez Blvd.    Expires January 1, 1998           42,000

        Future minimum lease commitments are summarized as follows:

                Year ending December 31, 1997                                           $332,064
                Year ending December 31, 1998                                            124,088
                Year ending December 31, 1999                                              3,900
                                                                                        --------

                        Total                                                           $460,052
                                                                                        ========


        Rent expense relating to this lease totaled $212,542 during 1996.


NOTE 18-RELATED PARTY TRANSACTIONS

        The Company engages in the ordinary course of business, in transactions with Tri-Citi Automotive Warehouse, Inc., Credit Management Acceptance Corporation, and Carlisle Management Company, which are wholly-owned by one or more of the stockholders of Carlisle Motors, Inc. Purchases from Tri-Citi Automotive Warehouse were $897,572. Retail sales of finance contracts of Credit Management Acceptance were $7,447,337. These contracts were sold at discounts from 10 - 34%. Management fees paid to Carlisle Management Company were $726,000.

NOTE 19-SUBSEQUENT EVENTS

        An agreement in principal was reached with Republic Industries, Inc. on November 19, 1996 for the acquisition of Carlisle Motors, Inc. by Republic Industries, Inc. in a transaction treated as a pooling-of-interest in conformity with generally accepted accounting principles. The transaction was completed on January 21, 1997.

Note  19 - SUBSEQUENT EVENTS...Continued

           On December 30, 1996, the Acura division of Carlisle Motors, Inc. was sold to Crown Motors of Clearwater, Inc. Franchise right, title and interest in the Acura Franchise Agreement, Acura new vehicles and demonstrators, and Acura parts and accessories were all included in the sale.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
National Car Rental System, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of National Car Rental System, Inc. (a Delaware corporation) and Subsidiaries as of May 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from April 4, 1995 (inception) through May 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Car Rental System, Inc. and Subsidiaries as of May 31, 1996, and the results of their operations and their cash flows for the period from April 4, 1995 (inception) through May 31, 1996, in conformity with generally accepted accounting principles.

                                     ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
  July 19, 1996, except as
  to Note 17, which is as
  of January 5, 1997

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheet

                               As of May 31, 1996

                                 (In Thousands)



                             ASSETS
CASH AND CASH EQUIVALENTS                                                  $  230,983
RECEIVABLES, net                                                               60,850
PREPAID EXPENSES AND OTHER ASSETS                                              14,239
REVENUE-EARNING ASSETS, net                                                 1,724,750
PROPERTY AND EQUIPMENT, net                                                    83,739
INTANGIBLES                                                                    11,565
                                                                           ----------
                                                                           $2,126,126
                                                                           ==========

              LIABILITIES AND SHAREHOLDERS' EQUITY

ACCOUNTS PAYABLE                                                           $   76,266
ACCRUED LIABILITIES                                                            61,944
DEFERRED INCOME TAXES                                                          47,413
SELF-INSURANCE RESERVES                                                        54,547
REVENUE-EARNING ASSET OBLIGATIONS                                           1,745,969
POSTRETIREMENT BENEFIT OBLIGATION                                              15,215
SUBORDINATED DEBT                                                              73,056
                                                                           ----------

        Total liabilities                                                   2,074,410

COMMITMENTS AND CONTINGENCIES (Notes 9, 10, 12, 13, 15 and 16)

SHAREHOLDERS' EQUITY:

  Preferred stock, $.01 par value, 5,000 shares authorized;
     Series A, 1,000 shares issued                                                 10
  Common stock, $.01 par value, 1,000 shares authorized; 100 issued                 1
  Capital in excess of par value                                               29,989
  Retained earnings                                                            21,716
                                                                           ----------
        Total shareholders' equity                                             51,716
                                                                           ----------
                                                                           $2,126,126
                                                                           ==========




The accompanying notes are an integral part of this consolidated balance sheet.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                      Consolidated Statement of Operations

       For the Period From April 4, 1995 (Inception) Through May 31, 1996

                                 (In Thousands)



REVENUE:
  Vehicle rental                           $ 979,949
  Licensee                                    27,762
  Other                                        3,035
                                           ---------
Total revenue                              1,010,746
                                           ---------

COSTS AND EXPENSES:
  Direct operating expenses                  402,690
  Depreciation of revenue-earning assets     255,127
  Selling and administrative expenses        219,236
  Interest expense                            91,650
                                           ---------
Total costs and expenses                     968,703
                                           ---------
INCOME BEFORE PROVISION FOR INCOME TAXES      42,043

PROVISION FOR INCOME TAXES                    16,817
                                           ---------
NET INCOME                                 $  25,226
                                           =========


   The accompanying notes are an integral part of this consolidated statement.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                 Consolidated Statement of Shareholders' Equity

       For the Period From April 4, 1995 (Inception) Through May 31, 1996

                                 (In Thousands)




                          Preferred Stock        Common Stock       Additional
                         ----------------       ---------------      Paid-In     Retained
                         Shares    Amount       Shares   Amount      Capital     Earnings      Total
                         ------    ------       ------   ------      -------     --------      -----
INITIAL CAPI-
  TALIZATION . . . . . . 1,000   $     10        100    $      1    $ 29,989    $   --       $ 30,000
  Net income . . . . . .  --         --         --          --          --        25,226       25,226
  Dividends
    declared . . . . . .  --         --         --          --          --        (3,510)      (3,510)
                         -----   --------       ----    --------    --------    --------     --------

BALANCE,
  May 31, 1996           1,000   $     10        100    $      1    $ 29,989    $ 21,716     $ 51,716
                         =====   ========       ====    ========    ========    ========     ========

   The accompanying notes are an integral part of this consolidated statement.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

       For the Period From April 4, 1995 (Inception) Through May 31, 1996

                                 (In Thousands)



OPERATING ACTIVITIES:
  Net income                                                             $     25,226
  Adjustments to reconcile net income to net cash provided by operating activities-
      Depreciation and amortization:
      Revenue-earning assets                                                  255,127
      Other assets                                                             10,794
    Deferred income taxes                                                       8,913
    Accretion of financing discounts                                           80,396
    Change in operating items:
      Receivables                                                             (13,847)
      Prepaid expenses and other assets                                          (982)
      Accounts payable                                                         24,945
      Accrued liabilities                                                      11,363
      Self-insurance reserves                                                  40,857
                                                                         ------------
         Net cash provided by operating activities                            442,792
                                                                         ------------

INVESTING ACTIVITIES:
  Acquisition of net assets of Old National, net of cash received          (1,314,666)
  Purchase of revenue-earning assets                                       (1,798,418)
  Sale of revenue-earning assets                                            1,292,853
  Purchase of property and equipment, net                                     (18,220)
                                                                         ------------
           Net cash used for investing activities                          (1,838,451)
                                                                         ------------

FINANCING ACTIVITIES:
  Sale of common and preferred stock                                           30,000
  Issuance of revenue-earning asset obligations                            16,600,020
  Payments on revenue-earning asset obligations                           (14,977,397)
  Payments on subordinated debt                                                (9,444)
  Debt issuance costs                                                         (13,927)
  Dividends paid                                                               (2,610)
                                                                         ------------
           Net cash provided by financing activities                        1,626,642
                                                                         ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                $    230,983
                                                                         ============
SUPPLEMENTAL CASH FLOW INFORMATION:

  Cash paid for interest                                                 $     85,484
                                                                         ============
  Cash paid for income taxes                                             $     14,400
                                                                         ============
CASH DIVIDENDS DECLARED, not paid                                        $        900
                                                                         ============

   The accompanying notes are an integral part of this consolidated statement.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                  May 31, 1996

                                 (In Thousands)


1.   BUSINESS DESCRIPTION AND ACQUISITION OF THE COMPANY:

National Car Rental System, Inc. (the Company) is engaged primarily in the business of renting automobiles. The Company was formed on April 4, 1995 as NCR Acquisition Corp. Effective with the closing of an asset purchase agreement (the Agreement) on June 9, 1995, the Company acquired substantially all of the operating assets and assumed certain liabilities from the predecessor, National Car Rental System, Inc. (Old National). Subsequent to the purchase, the Company changed its name to National Car Rental System, Inc. and Old National changed its name to GM National Holding Co. The Company was initially capitalized, concurrent with the closing of the Agreement, through the issuance of $5 million of common stock and $25 million of Series A preferred stock to Santa Anna Holdings Company (Santa Anna). In December 1995, Santa Anna sold 10% of its ownership interest to Emerald Investors, LLC, a limited liability company owned by certain licensees of the Company. As consideration for the net assets purchased, the Company paid, at closing, cash equal to Old National's revenue-earning asset obligation ($1,558.7 million as of May 31, 1995), issued a $35 million subordinated note payable to Old National and paid approximately $10.1 million in December 1995 to reflect net assets acquired in excess of a target amount. The Company paid Electronic Data Systems Corporation (EDS), a wholly owned subsidiary of General Motors Corp. (General Motors) prior to its spinoff on June 7, 1996, $12 million at closing for an option to terminate an existing services agreement (see Note 9). The purchase price for the net assets was increased for transaction costs totaling approximately $9.5 million and reduced by a $32 million cash payment received from General Motors, the parent of Old National. In connection with the Agreement, General Motors also made a $47.5 million cash advance to the Company in exchange for a subordinated note payable (see Note 7).

The acquisition was accounted for using the purchase method. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values. This resulted in negative goodwill of approximately $25 million, which was applied to reduce the amounts assigned to property and equipment.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

FISCAL YEAR AND REPORTING PERIOD

The Company's fiscal year-end is May 31. These financial statements cover the period from April 4, 1995 (inception) through May 31, 1996. The Company had minimal activity between its inception date and the effective date of the Agreement.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments, consisting primarily of commercial paper, purchased with original maturities of three months or less, to be cash equivalents.

REVENUE-EARNING ASSETS

Revenue-earning assets are comprised of daily rental vehicles, recorded at cost, and receivables from vehicle disposals. Essentially all vehicles are purchased under manufacturer repurchase programs, which provide for a guaranteed repurchase amount that is dependent upon the month the vehicle is returned to the manufacturer, plus adjustments for excess mileage and damage. Depreciation expense is computed using daily rates which are intended to measure the reduction in value necessary to approximate the guaranteed repurchase amount at the end of the estimated average holding period of the vehicle (generally, 9 to 12 months). Gains or losses on vehicle disposals through manufacturer repurchase programs and wholesaling activities are recognized at dates of disposal and are included as a component of depreciation.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives or lease terms. Estimated useful lives range from 4 to 8 years for fixtures and equipment and up to 25 years for buildings and leasehold improvements.

INTANGIBLES

Intangibles consist of debt structuring and issuance costs and are being amortized over the lives of the underlying debt agreements.

EMERALD CLUB LIABILITY

The Company accrues a liability for an estimate of its obligation under its frequent renter program (Emerald Club). The liability is determined based on the points earned by the participants and the related historical cost per point of providing the associated awards.

PUBLIC LIABILITY AND PROPERTY DAMAGE

The Company self-insures for public liability and property damage (PLPD) claims and is liable up to a maximum of $1 million per occurrence. Coverage is purchased for losses in excess of such maximum liability through an umbrella policy. Provision for liability on self-insured PLPD claims is made by charges to expense based upon estimates of ultimate liabilities on reported and estimated incurred but unreported claims. All PLPD claims that relate to the periods prior to the acquisition date of the Company were retained by Old National. The amount of self-insurance reserves accrued by the Company as of May 31, 1996 relates to estimated losses incurred subsequent to the acquisition date. The Company periodically analyzes its reserve requirements for PLPD liability and adjusts such reserves accordingly.

Pursuant to the Agreement, the Company continues to administer claims for PLPD relating to periods prior to the acquisition date on behalf of Old National. In exchange for such services, the Company will receive an annual fee of $3 million through fiscal 1998 and an annual fee of $1 million for fiscal 1999 through 2001.

ENVIRONMENTAL CLEANUP LIABILITIES

In connection with the purchase agreement, the Company and Old National identified various car rental locations which were known or expected to have contamination associated with underground storage tanks. The environmental liability related to such sites was retained by Old National. The Company is required, pursuant to environmental regulations, to retrofit storage tanks at a number of its other locations by 1998. To the extent environmental contamination is identified during this retrofitting process, the related environmental costs will be accrued by the Company when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Costs will include site testing, consultation, cleanup, disposal, postcleanup monitoring and legal fees, as applicable.

INCOME TAXES

The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for temporary differences between the tax and financial reporting bases of the Company's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Principal estimates involve depreciation expense on revenue-earning assets and charges for PLPD claims. The ultimate results could differ from those estimates.

FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, revenue-earning asset obligations (excluding medium-term notes payable) and subordinated debt approximate fair value because of the short duration or variable interest rate terms of these financial instruments. The fair value of the Company's medium-term notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the medium-term notes payable as of May 31, 1996 was $777.3 million.

3.   RECEIVABLES:

Receivables consisted of the following as of May 31, 1996:

Receivables:
  Trade                          $30,473
  Licensee                         6,879
  Manufacturers                    6,567
  Taxes                            6,500
  Other                           11,476
                                 -------
                                  61,895

Allowance for doubtful accounts   (1,045)
                                 -------
                                 $60,850
                                 =======




Manufacturers receivables consist primarily of vehicle purchase allowances and incentives that are due in the event certain vehicle purchasing goals, primarily related to the total number and mix of vehicles purchased during the model year, are met. Based on historical experience and current model year purchase projections, management believes that these goals will be met. Accordingly, the purchase allowances and incentives are accrued pro rata as vehicles are purchased.



4.   REVENUE-EARNING ASSETS:

Revenue-earning assets consisted of the following as of May 31, 1996:

Revenue-earning vehicles                $1,800,488
Receivables from vehicles disposals         52,889
                                        ----------
                                         1,853,377
Accumulated depreciation                  (128,627)
                                        ----------
                                        $1,724,750
                                        ==========

As explained in Note 3, the Company receives certain vehicle purchase allowances and incentives, which are deferred and amortized as a reduction of depreciation expense over the estimated average holding period of vehicles. These separately determined items, the estimated depreciation provision and the ultimate gain or loss on disposal, are considered by management to be inseparable elements of the total depreciation charge. The net gain on disposal of revenue-earning vehicles through manufacturer repurchase programs and wholesaling activities included in depreciation for the period from inception through May 31, 1996 was $4.1 million. Allowances and incentives amortized as a reduction of depreciation expense for the period from inception through May 31, 1996 were $12.2 million.

5.   PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following as of May 31, 1996:

Land                                           $ 8,756
Building and leasehold improvements             63,235
Fixtures and equipment                          20,385
                                               -------
                                                92,376
Accumulated depreciation and amortization       (8,637)
                                               -------
                                               $83,739
                                               =======

6.   REVENUE-EARNING ASSET OBLIGATIONS:


Revenue-earning asset (vehicle) obligations consisted of the following as of May 31, 1996:

Commercial paper notes payable                          $  903,553
Medium-term notes payable                                  799,466
Payables to dealers for vehicles yet to be financed         42,950
                                                        ----------
                                                        $1,745,969
                                                        ==========

The commercial paper notes payable were issued by National Fleet Funding Corporation (NFFC), a special-purpose wholly owned subsidiary of the Company, under an asset-backed commercial paper program. Funds obtained through the issuance of the commercial paper notes payable are advanced to the Company pursuant to a loan agreement (the Loan Agreement) and used by the Company to purchase vehicles.

The commercial paper program is supported by a $973 million liquidity facility commitment with a group of banks (the Liquidity Facility), and $102 million in letters of credit with certain financial institutions. The letters of credit are further supported by $14.8 million of restricted cash. The amount of commercial paper outstanding at any time plus the amount of borrowing under the Liquidity Facility is limited to the sum of the aggregate liquidity commitment and the $102 million in letters of credit ($1,075 million as of May 31, 1996). Such borrowings are also limited to the net book value, as defined, of vehicles being financed by such borrowings ($904 million as of May 31, 1996). The Liquidity Facility and the letters of credit mature in May 1997 and carry annual commitment fees of .225% and .1875%, respectively. The Company intends to renew the Liquidity Facility and letters of credit beyond their existing maturity date.

The commercial paper program, the Liquidity Facility and $102 million in letters of credit are collateralized by, among other things, vehicles and the Company's rights under manufacturer repurchase programs. The agreements also contain various restrictive covenants, including provisions related to earnings, cash flow and limits on declaring dividends or other distributions, as defined (see
Note 11).

Notes outstanding under the commercial paper program have maturities of 58 days or less and had a weighted average interest rate of 6.42% during the period from inception through May 31, 1996.

The Company has entered into interest rate exchange agreements with financial institutions that limit its exposure to interest rate volatility by effectively converting a portion of variable rate debt to fixed rate debt. As of May 31, 1996, the notional principal amount of these agreements totaled $350 million, with fixed rates ranging from 5.4% to 6.1%. Of this amount, $200 million expires in 1998 and the remaining $150 million expires in 2000. Notional amounts are not reflective of the Company's obligations under these agreements because the Company is only obligated to pay the net amount of interest rate differential between the fixed and variable rates specified in the contracts. The Company's exposure to any credit loss in the event of nonperformance by the counterparties is further mitigated by the fact that all of these financial instruments are with significant financial institutions rated "A" or better by major credit rating agencies. As of May 31, 1996, the fair value of all outstanding contracts, which represents the estimated amount that the bank would receive or pay to terminate the swap agreements at the reporting date taking into account current interest rates and the current creditworthiness of the swap counterparties, was a net receivable position of $4.9 million.

The medium-term notes payable (the Medium-Term Notes) were issued by National Car Rental Financing Limited Partnership (NFLP), a special-purpose wholly owned subsidiary of the Company. The proceeds from the issuance of the Medium-Term Notes were used to repay a portion of commercial paper notes previously issued by NFFC and to finance the acquisition of eligible vehicles.

The Medium-Term Notes are supported by $15 million in letters of credit with a financial institution, $37.8 million of restricted cash and are collateralized by, among other things, vehicles and the Company's rights under manufacturer repurchase programs.

The Medium-Term Notes bear interest payable monthly at fixed or floating rates, dependent on the series. The fixed rates had an average rate of 7.15% during the period from inception through May 31, 1996. The floating rate is based upon a three-month LIBOR plus .5% (5.98% at May 31, 1996). The Medium-Term Notes are due in installments of interest only through December 1998 and thereafter of principal and interest in varying amounts through July 2001.

The Company was in compliance with all debt covenants as of May 31, 1996.

As of May 31, 1996, the revenue-earning asset obligations are scheduled to mature as follows:

Years ending May 31:
1997                    $  946,503
1998                             -
1999                       239,462
2000                        60,493
2001                       259,059
Thereafter                 240,452
                        ----------
                        $1,745,969
                        ==========

7.   SUBORDINATED DEBT:

Subordinated debt is subordinate to the commercial paper and medium-term notes programs, the Liquidity Facility and the Loan Agreement discussed in Note 6 and consisted of the following as of May 31, 1996:

   Note payable to General Motors, interest at 7.04%, due in
     annual installments of principal and interest of $11,200
     through December 1999                                              $38,056
   Note payable to GM National Holding Co., interest at the
     12-month LIBOR (6.0% as of May 31, 1996), due in
     June 2002                                                           35,000

                                                                        -------
                                                                        $73,056
                                                                        =======


As of May 31, 1996 the subordinated debt is scheduled to mature as follows:

Years ending May 31:
   1997                  $ 8,530
   1998                    9,130
   1999                    9,774
   2000                   10,622
   2001                        -
   Thereafter             35,000
                         -------
                         $73,056
                         =======



8.   INCOME TAXES:

The provision for income taxes for the period from inception through May 31, 1996 consisted of the following:

   Current:
     Federal                      $ 7,550
     State, local and other           354
   Deferred:
     Federal                        6,345
     State, local and other         2,568
                                  -------
                                  $16,817
                                  =======

The provision for income taxes, calculated using the federal statutory rate, differs from the actual income tax provision as follows for the period from inception through May 31, 1996:

   Federal statutory rate                                $14,715
   State and local income taxes, net of federal benefit    1,900
   Other items                                               202
                                                         -------
   Actual income tax provision                           $16,817
                                                         =======

The components of the deferred tax asset and liability were as follows as of May 31, 1996:

Deferred tax asset:
  Net operating loss carryovers                $23,516
  Self-insurance reserves                       19,291
  Accrued liabilities                            8,100
  Alternative minimum tax credit                 7,550
  Postretirement and postemployment benefits     6,286
  Other                                          5,072
                                               -------
                                                69,815
  Less- Valuation allowance                    (22,958)
                                               -------
           Total                                46,857
                                               -------

  Deferred tax liability:
    Depreciation                                94,270
                                               -------
           Total                                94,270
                                               -------

           Net deferred tax liability          $47,413
                                               =======

A valuation allowance was provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. Based on the lack of an earnings history for the Company and the losses incurred by Old National in recent years, management provided a valuation allowance for all of the deferred tax assets that resulted from the application of purchase accounting to the Company's opening balance sheet.

9.   LEASES:

The Company has entered into various concession and permit agreements which generally provide for payment of a percentage of gross revenues with a guaranteed minimum. The Company also leases equipment under various operating leases. The Company's concession agreements and leases have remaining terms of up to 18 years.

penses under concession agreements and leases (excluding amounts charged through to customers) for the period from inception through May 31, 1996 were as follows:

    Concession and permit fees:
      Minimum fixed obligations                       $ 53,003
      Additional amounts, based on gross revenues       56,040
    Equipment rentals                                      692
                                                      --------
                                                      $109,735
                                                      ========



Future minimum lease obligations under noncancelable concession agreements and equipment leases with initial terms in excess of one year as of May 31, 1996 are as follows:

    Years ending May 31:
      1997                                            $ 35,945
      1998                                              32,504
      1999                                              22,391
      2000                                              13,365
      2001                                               7,682
      Thereafter                                        36,538
                                                      --------
                                                      $148,425
                                                      ========



The Company also has a services agreement with EDS which provides the Company with its electronic data processing and communications capabilities. The agreement, as amended, requires the Company to pay a minimum of $35 million per year through 2003. In connection with the Agreement (see Note 1), in June 1995 the Company paid $12 million for an option to terminate the services agreement in June 1997. This payment was included in the determination of the purchase price of the Company. In the event this option is exercised, an additional $5 million will be payable to the services provider. The Company is still in the process of analyzing whether or not it will exercise this option. In the event it is exercised, the Company will need to either enter into a similar agreement with another third party or commit significant funds and internal resources towards the acquisition and/or development of an in-house system.


10.  POSTRETIREMENT BENEFITS AND POSTEMPLOYMENT BENEFITS:

The Company provides postretirement healthcare and other benefits to certain employees. Eligible participants include employees who (i) reached the age of 50 by June 1, 1995, (ii) were employed by the Company as of December 31, 1990,
(iii) retire from the Company between the ages of 55 and 61 with ten or more years of service (or who at age 62 or over have five or more years of service), and (iv) are eligible to receive, and elect to receive, pension benefits from a National Car Rental System, Inc. Employees Pension Plan immediately following separation from active service.

The components of net periodic postretirement benefit cost were as follows for the period from inception through May 31, 1996:

Service cost of benefits earned during the period                    $  372
Interest cost on accumulated postretirement benefit obligation        1,050
                                                                     ------
                                                                     $1,422
                                                                     ======


The amounts recognized in the Company's balance sheet are as follows as of May 31, 1996:

Accumulated postretirement benefit obligation:
   Retirees                                      $ 5,625
   Fully eligible active plan participants         4,854
   Other active plan participants                  4,239
                                                 -------
Projected benefit obligation                      14,718
Unrecognized net gain                                497
                                                 -------
Accrued benefit costs                            $15,215
                                                 =======



Accrued benefit costs represent an unfunded liability, as the Company has not funded the projected liability.

The postretirement benefit obligation was determined using the following assumptions:

    Average discount rate          7.39%
    Medical cost trend rates:
      Medical plan                 8.76%, grading to 6% ultimate over 5 years
      Dental plan                  7.38%, grading to 6% ultimate over 5 years

The medical cost trend rate assumption has a significant effect on the above amounts reported. To illustrate, increasing the assumed medical cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of May 31, 1996 by $2.1 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the period from inception through May 31, 1996 would increase by $0.2 million.

The Company's benefit plans also provide for certain postemployment benefits, primarily related to long-term disability. Old National retained all obligations related to postemployment benefits that existed as of the acquisition date of the Company. As of May 31, 1996, there is no significant postemployment liability.

11.  SHAREHOLDERS' EQUITY:

The Company has the authorization to issue up to one million shares of common stock and five million shares of Series A preferred stock. The par value of all shares of common and preferred stock is $.01 per share. In connection with its formation (see Note 1) the Company issued 100,000 shares of common stock at a price of $50 per share and one million shares of Series A preferred stock at a price of $25 per share.

Dividends accrue on the Series A preferred stock at an annual rate of 14.4%, increasing to 16% by June 1999 and thereafter, are cumulative and are payable annually in arrears, when and if declared by the board of directors. Accrued and unpaid dividends, if any, do not bear interest. The holders of the Series A preferred stock have no general voting rights except with respect to the issuance of securities that would rank on a parity with or senior to the Series A preferred stock and certain merger and asset disposition transactions. Subsequent to May 31, 1996, the Company redeemed 530,000 shares of Series A preferred stock at $25 per share plus all accrued and unpaid dividends.

Pursuant to the Loan Agreement (see Note 6), cumulative dividends are limited to 12% of the Company's initial capitalization through May 31, 1996 ($3.6 million), 62% of the initial capitalization through May 31, 1997 ($18.6 million) and 100% of the initial capitalization through May 31, 1998 ($30 million). Through May 31, 1996, cumulative dividends declared totaled $3.5 million.

12.  EMPLOYEE BENEFIT PLANS:

The Company has a long-term incentive plan covering certain members of management. Amounts due under the plan are based on cumulative earnings of the Company, subject to certain vesting requirements. The total amount accrued under the plan for the period from inception through May 31, 1996 was approximately $0.6 million.

The Company sponsors a defined contribution plan covering certain hourly and salaried employees. The Company also contributes to union-administered, multiemployer pension plans for certain employees covered under collective bargaining agreements. The Company's contributions to the defined contribution plan were $0.5 million for the period from inception through May 31, 1996. Multiemployer pension plan expense was $0.5 million for the same period.

13.  COMMITMENTS:

The Company has a $16.2 million letter-of-credit facility for a portion of its PLPD self-insurance reserve. The Company has $8.9 million of letters of credit to cover the Company's performance under certain concession and license agreements. Fees of .5% per annum are payable on these outstanding letters of credit and cash totaling $19 million is restricted and pledged as collateral on these letters of credit.

Subsequent to May 31, 1996, the Company entered into an operating lease agreement for buses to use at its rental car facilities. The Company is committed to expend $23.8 million over the four- to seven-year lease terms.

14.  RELATED-PARTY TRANSACTIONS AND BALANCES:

In connection with the acquisition of the Company by NCR Acquisition Corp., Santa Anna performed a number of acquisition-related activities on behalf of NCR Acquisition Corp. Such activities consisted primarily of transaction structuring and negotiation, due diligence and services related to the raising of equity and debt financing. The Company paid Santa Anna fees totaling $4.85 million for these services. These fees were included in the determination of the purchase price of the Company.

The Company and Santa Anna entered into a management services agreement in June 1995 pursuant to which Santa Anna provides management and consultation services related to the sale of franchises and management of the Company's franchise and corporate car rental system in exchange for a monthly management fee. Total fees paid to Santa Anna pursuant to the agreement were $1.0 million for the period from inception through May 31, 1996, including an initial payment of $0.3 million for the start-up of the Company.

The Company has entered into a lease agreement with an affiliated entity for a reservation center in Charleston, South Carolina. Total rent expense for this lease was $0.2 million for the period from inception through May 31, 1996.

15.  LITIGATION:

Various claims, legal actions and complaints which affect the Company arise in the normal course of business. Management believes that the ultimate outcome of the lawsuits will not have a material effect on the Company's operations or financial position.

16.  PURCHASE OF TILDEN CORPORATION, INC. AND SUBSIDIARIES:

On June 13, 1996, the Company entered into an agreement to purchase certain assets and liabilities of Tilden Corporation, Inc. and Subsidiaries (Tilden Car Rental Inc. and Tilden Rent-a-Car System, Ltd.), a Canadian automobile rental company, for $83 million, which includes $75 million of revenue-earning asset obligations. This acquisition will be accounted for under the purchase method.

17.  MERGER AGREEMENT WITH REPUBLIC INDUSTRIES, INC.:

On January 5, 1997, the Company entered into a definitive merger agreement with Republic Industries, Inc. The transaction is valued at $600 million and will be accounted for under the pooling-of-interests method of accounting.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                 (In Thousands)

                                                              November 30,       May 31,
                                                                  1996            1996
                                                              ------------    ------------
                            ASSETS                            (Unaudited)
CASH AND CASH EQUIVALENTS                                      $  246,508     $  230,983
RECEIVABLES, net                                                   73,926         60,850
PREPAID EXPENSES AND OTHER ASSETS                                  13,796         14,239
REVENUE-EARNING ASSETS, net                                     1,709,183      1,724,750
PROPERTY AND EQUIPMENT, net                                        92,527         83,739
INTANGIBLES                                                        12,150         11,565
                                                               ----------     ----------
                                                               $2,148,090     $2,126,126
                                                               ==========     ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY

ACCOUNTS PAYABLE                                               $   70,694     $   76,266
ACCRUED LIABILITIES                                                75,677         61,944
DEFERRED TAXES                                                     59,095         47,413
SELF-INSURANCE RESERVES                                            75,875         54,547
REVENUE-EARNING ASSET OBLIGATIONS                               1,718,931      1,745,969
POSTRETIREMENT BENEFIT OBLIGATION                                  15,695         15,215
SUBORDINATED DEBT                                                  73,056         73,056
                                                               ----------     ----------
         Total liabilities                                      2,089,023      2,074,410
                                                               ----------     ----------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:

  Preferred stock, $.01 par value, 5,000 shares authorized-
    Series A, 500 and 1,000 shares issued                               5             10
  Common stock, $.01 par value, 1,000 shares authorized, 100            1              1
    issued
  Capital in excess of par value                                   16,744         29,989
  Retained earnings                                                42,317         21,716
                                                               ----------     ----------
        Total shareholders' equity                                 59,067         51,716
                                                               ----------     ----------
                                                               $2,148,090     $2,126,126
                                                               ==========     ==========

The accompanying notes are an integral part of these consolidated balance sheets.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations

                                 (In Thousands)



                                                                     Period From
                                                                    April 4, 1995
                                                Six Months           (Inception)
                                                  Ended               Through
                                               November 30,          November 30,
                                                   1996                  1995
                                              ------------          ------------
                                               (Unaudited)
REVENUE:
  Vehicle rental                                $  586,476          $  490,815
  Other                                             20,376              10,344
                                                ----------          ----------
             Total revenue                         606,852             501,159
                                                ----------          ----------
COSTS AND EXPENSES:
  Direct operating expenses                        236,587             196,874
  Depreciation of revenue-earning assets           151,328             126,879
  Selling and administrative expenses              129,171              99,427
  Interest expense                                  55,084              46,385
                                                ----------          ----------
             Total costs and expenses              572,170             469,565
                                                ----------          ----------

INCOME BEFORE PROVISION FOR INCOME TAXES            34,682              31,594

PROVISION FOR INCOME TAXES                          13,182              12,638
                                                ----------          ----------
NET INCOME                                      $   21,500          $   18,956
                                                ==========          ==========

 The accompanying notes are an integral part of these consolidated statements.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                 (In Thousands)




                                                                     Period From
                                                                    April 4, 1995
                                                      Six Months     (Inception)
                                                         Ended         Through
                                                      November 30,    November 30,
                                                          1996            1995
                                                      ------------    ------------
                                                       (Unaudited)
OPERATING ACTIVITIES:
        Net cash provided by operating activities     $     229,437   $    243,719
                                                      -------------   ------------

INVESTING ACTIVITIES:
  Acquisition of net assets of Old National, net of
    cash received                                              --       (1,314,666)
  Acquisition of Tilden, net of cash received               (13,686)          --
  Purchase of revenue-earning assets                       (590,254)      (676,936)
  Sale of revenue-earning assets                            542,509        569,803
  Purchase of property and equipment                         (9,228)        (5,652)
                                                      -------------   ------------
        Net cash used for investing activities              (70,659)    (1,427,451)
                                                      -------------   ------------

FINANCING ACTIVITIES:
  Sale of common and preferred stock                           --           30,000
  Issuance of revenue-earning asset obligations           6,154,623      7,527,813
  Payments on revenue-earning asset obligations          (6,282,950)    (6,163,185)
  Debt issuance costs                                          (300)        (7,082)
  Dividends paid and redemption of preferred stock          (14,626)          (810)
                                                      -------------   ------------

        Net cash provided by (used for)
          financing activities                             (143,253)     1,386,736
                                                      -------------   ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                    15,525        203,004

CASH AND CASH EQUIVALENTS, beginning of period              230,983           --
                                                      -------------   ------------

CASH AND CASH EQUIVALENTS, end of period              $     246,508   $    203,004
                                                      =============   ============

SUPPLEMENTAL CASH FLOW INFORMATION:

  Cash paid for interest                              $      51,091   $     38,598
                                                      =============   ============
  Cash paid (received) for income taxes               $      (4,211)  $      6,076
                                                      =============   ============

 The accompanying notes are an integral part of these consolidated statements.

               NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               November 30, 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of National Car Rental System, Inc. (the Company) and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying interim consolidated financial statements of the Company are unaudited as of November 30, 1996 and for the six months then ended; however, in the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been reflected in the interim period presented. Such adjustments consisted only of normal recurring items. The Company's business is seasonal and, accordingly, interim results are not indicative of results for a full year. The significant accounting policies and certain financial information which are normally included in financial statements prepared in accordance with generally accepted accounting principles, but which are not required for interim reporting purposes, have been condensed or omitted. The accompanying consolidated financial statements of the Company should be read in conjunction with the Company's May 31, 1996 audited financial statements and related notes included therein.

2.   ACQUISITION OF TILDEN CORPORATION, INC. AND SUBSIDIARIES:

On June 3, 1996, the Company entered into an agreement to purchase certain assets and liabilities of Tilden Corporation, Inc. and Subsidiaries (Tilden), a Canadian automobile rental company, for $83 million, which includes $75 million of revenue-earning asset obligations. The acquisition was accounted for using the purchase method.

The consolidated financial statements include the operating results of Tilden from the date of acquisition. Pro forma results of operations have not been presented as the effect of the acquisition was not significant to the historical operating results of the Company.

3.   REVENUE-EARNING ASSETS:

Revenue-earning assets consisted of the following (in thousands):

                                                November 30,           May 31,
                                                   1996                1996
                                               ------------         ----------
Revenue-earning vehicles                        $1,763,207          $1,800,488
Receivables from vehicle disposals                 119,746              52,889
                                                ----------          ----------
                                                 1,882,953           1,853,377
Accumulated depreciation                          (173,770)           (128,627)
                                                ----------          ----------
                                                $1,709,183          $1,724,750
                                                ==========          ==========





4.   REVENUE-EARNING ASSET OBLIGATIONS:

Revenue earning asset obligations consisted of the following (in thousands):

                                                November 30,           May 31,
                                                   1996                1996
                                                ------------           -------
Commercial paper notes payable                  $  808,427          $  903,553
Medium-term notes payable                          799,516             799,466
Payables to dealer for vehicles                     49,786              42,950
Credit facility                                     40,863                --
GMAC credit facility                                20,339                --
                                                ----------          ----------
                                                $1,718,931          $1,745,969
                                                ==========          ==========

The commercial paper program is supported by a liquidity facility commitment with a group of banks (the Liquidity Facility) and letters of credit with a financial institution. The amount of commercial paper outstanding at any time plus the amount of borrowing under the Liquidity Facility is limited to the sum of the aggregate liquidity commitment and the outstanding letters of credit ($1,075 million at November 30, 1996). Such borrowings are also limited to the net book value, as defined, of vehicles being financed by such borrowings ($988 million at November 30, 1996). The Company intends to renew the Liquidity Facility and letters of credit at maturity.

Notes outstanding under the commercial paper program have maturities of 58 days or less and bear interest at rates ranging from 5.31% to 5.50% at November 30, 1996.

The medium-term notes payable (the Medium-Term Notes) are supported by $15 million in letters of credit with a financial institution, and $37.8 million of restricted cash and are collateralized by, among other things, vehicles and the Company's rights under manufacturer repurchase programs.

The Medium-Term Notes bear interest payable monthly at fixed or floating rates, dependent on the series. The floating rate is based upon a three-month LIBOR plus .5% (6.04% at November 30, 1996). The Medium-Term notes are due in installments of interest only through December 1998 and thereafter of principal and interest in varying amounts through July 2001.

In June 1996, Tilden obtained a credit facility of Canadian $120 million with an association of banks expiring May 31, 1997. Borrowings may be either Bankers' Acceptances or loans based upon the Canadian prime rate. The weighted average interest rate at November 30, 1996 was 4.41%.

In June 1996, Tilden established a Canadian $30 million credit facility with General Motors Acceptance Corporation of Canada, Limited (GMAC). All borrowings bear interest payable monthly at the Canadian prime rate plus .25% (5.25% at November 30, 1996).

5.   SUBORDINATED DEBT:

Subordinated debt consists of a $47.5 million note payable to General Motors Corp. bearing interest at 7.04%, due in annual installments of principal and interest totaling $11.2 million through December 1999, and subordinated debt of $35 million payable to GM National Holding Corp. bearing interest based on the LIBOR rate (6.06% at November 30, 1996), due in June 2002. Both of these amounts are subordinate to the commercial paper and medium term notes programs, as discussed in Note 4.

6.   SUBSEQUENT EVENT:

On January 5, 1997, the Company entered into a definitive merger agreement with Republic Industries, Inc. The transaction was valued at $600 million and will be accounted for under the pooling-of-interests method of accounting.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
  National Car Rental System, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of National Car Rental System, Inc. and Subsidiaries (the Company) as of May 31, 1995 and December 31, 1994 and the related consolidated statements of operations, changes in shareholder's deficit, and cash flows for the five-month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable, rather than absolute, assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 1995 and December 31, 1994 and the results of its operations and cash flows for the five-month period ended May 31, 1995 and for the years ended December 31, 1994, and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits in 1994 to conform with Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits.

As discussed in Note 14 to the consolidated financial statements, the Company has material amounts of intercompany transactions with and liabilities payable to its parent, General Motors Corporation (GM) and its subsidiaries.

As discussed in Note 1 to the consolidated financial statements, the Company sold substantially all of its operating assets and transferred certain liabilities to NCR Acquisition Corp. subsequent to May 31, 1995.



DELOITTE & TOUCHE LLP


February 2, 1996
Minneapolis, Minnesota

NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
MAY 31, 1995 AND DECEMBER 31, 1994
(MILLIONS OF DOLLARS EXCEPT FOR SHARE INFORMATION)
--------------------------------------------------------------------------------

                                                                                              MAY 31,        DECEMBER 31,
                                                                                               1995              1994
ASSETS

  Cash and cash equivalents                                                                   $  180.7         $  118.9
  Receivables                                                                                     53.9             46.6
  Revenue-earning assets                                                                       1,474.8          1,237.9
  Properties and equipment                                                                        95.0             96.8
  Other                                                                                           17.3             15.0
                                                                                              --------         --------
                                                                                              $1,821.7         $1,515.2
                                                                                              ========         ========

LIABILITIES AND SHAREHOLDER'S DEFICIT

LIABILITIES:
  Accounts payable                                                                            $   38.4         $   39.1
  Accrued insurance                                                                              152.4            150.1
  Accrued liabilities                                                                            102.7             91.5
  Revenue-earning asset obligations                                                            1,582.5          1,275.7
  Note payable                                                                                    34.5             37.0
  Postretirement benefit obligation                                                               30.9             30.4
                                                                                              --------         --------
                                                                                               1,941.4          1,623.8
SHAREHOLDER'S DEFICIT
  Convertible preferred stock - authorized, issued and outstanding,
    100,000 nonvoting shares; par value: $.01 per share, total par value $1,000; liquidation value $250 per share, total liquidation
    value $25,000,000                                                                             -                -

  Common stock - authorized:  1,000,000 voting shares and 222,222 nonvoting shares; issued 1,000,000 voting shares; outstanding:
    815,000 shares at May 31, 1995 and December 31, 1994, par value
    $.01 per share                                                                                -                -
  Additional paid-in capital                                                                     912.8            912.8
  Retained deficit                                                                            (1,010.0)        (1,008.8)
  Excess pension obligation                                                                       (9.9)            -
  Common stock in treasury at cost (185,000 shares at May 31, 1995
    and December 31, 1994)                                                                       (12.6)           (12.6)
                                                                                              --------         --------
        Total Shareholders Deficit                                                              (119.7)          (108.6)
                                                                                              --------         --------
                                                                                              $1,821.7         $1,515.2
                                                                                              ========         ========


See notes to consolidated financial statements.

NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FIVE-MONTH PERIOD ENDED MAY 31, 1995 AND YEARS ENDED
DECEMBER 31, 1994 AND 1993
(MILLIONS OF DOLLARS EXCEPT FOR SHARE INFORMATION)
--------------------------------------------------------------------------------

                                                                            MAY 31,        DECEMBER 31,     DECEMBER 31,
                                                                             1995              1994             1993
REVENUES:
  Vehicle rental                                                           $  337.3          $  729.0         $  651.3
  Other                                                                         8.2              18.3             19.6
                                                                           --------          --------         --------
        Total revenues                                                        345.5             747.3            670.9

COSTS AND EXPENSES:
  Direct operating                                                            138.4             330.3            329.3
  Depreciation of revenue-earning assets                                       92.1             154.1            128.8
  Selling and administrative expenses                                          72.4             172.8            142.0
  Restructuring credit                                                                           (6.5)
                                                                           --------          --------         --------
        Total costs and expenses                                              302.9             650.7            600.1
                                                                           --------          --------         --------

INCOME BEFORE INTEREST AND
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES                                                           42.6              96.6             70.8

  Interest expense                                                             43.8              70.5            125.6
                                                                           --------          --------         --------

(LOSS) INCOME BEFORE
  CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                                            (1.2)             26.1            (54.8)

  Cumulative effect of accounting change                                                         (4.2)
                                                                           --------          --------         --------

NET (LOSS) INCOME                                                          $   (1.2)         $   21.9         $  (54.8)
                                                                           ========          ========         ========

(LOSS) EARNINGS PER COMMON
  AND COMMON EQUIVALENT SHARE                                              $  (1.47)         $  23.36         $ (57.46)
                                                                           ========          ========         ========

WEIGHTED AVERAGE COMMON AND
  COMMON EQUIVALENT SHARES
  OUTSTANDING                                                               815,000           937,449          953,750
                                                                           ========          ========         ========


See notes to consolidated financial statements.

NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT
(MILLIONS OF DOLLARS, EXCEPT FOR SHARE INFORMATION)
--------------------------------------------------------------------------------

                                                            PREFERRED
                                                           AND COMMON
                                SHARES OF     SHARES OF     STOCK AND                 NOTES
                                PREFERRED      COMMON      ADDITIONAL               RECEIVABLE     EXCESS
                                  STOCK         STOCK        PAID-IN    TREASURY       FROM        PENSION     RETAINED
                               OUTSTANDING   OUTSTANDING     CAPITAL     STOCK     SHAREHOLDERS  OBLIGATION     DEFICIT      NET
BALANCE AT
  DECEMBER 31, 1992              100,000      1,000,000       $65.0      $   -        $(10.9)       $(1.8)     $ (975.9)   $(923.6)

  Excess pension obligation                                                                          (8.5)                    (8.5)
  Treasury stock purchased                     (185,000)                 (12.6)          8.1                                  (4.5)
  Conversion of debt                                          847.8                      2.6                                 850.4
  Other                                                                                  0.2                                   0.2
  Net loss                                                                                                        (54.8)     (54.8)
                                 -------      ---------       -----      -----        ------        -----      --------    -------

BALANCE AT
  DECEMBER 31, 1993              100,000        815,000       912.8      (12.6)            -        (10.3)     (1,030.7)    (140.8)

  Excess pension obligation                                                                          10.3                     10.3
  Net income                                                                                                       21.9       21.9
                                 -------      ---------       -----      -----        ------        -----      --------    -------

BALANCE AT
  DECEMBER 31, 1994              100,000        815,000       912.8      (12.6)            -            -      (1,008.8)    (108.6)

  Excess pension obligation                                                                          (9.9)                    (9.9)
  Net loss                                                                                                         (1.2)      (1.2)
                                 -------      ---------       -----      -----        ------        -----      --------    -------

BALANCE AT
  MAY 31, 1995                   100,000        815,000       912.8      (12.6)            -         (9.9)     (1,010.0)    (119.7)
                                 =======      =========       =====      =====        ======        =====      ========    =======



                See notes to consolidated financial statements.

NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FIVE-MONTH PERIOD ENDED MAY 31, 1995 AND YEARS ENDED
DECEMBER 31, 1994 AND 1993
(MILLIONS OF DOLLARS)
--------------------------------------------------------------------------------

                                                                     MAY 31,       DECEMBER 31,      DECEMBER 31,
                                                                      1995            1994              1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                 $  (1.2)         $  21.9           $ (54.8)
  Adjustments to reconcile net (loss) income to net cash
      provided by operating activities:
    Cumulative effect of accounting change                                               4.2
    Depreciation and amortization:
      Revenue-earning assets                                           92.1            154.1             128.8
      Properties and equipment                                          5.7             13.6              13.2
    Accrued interest on subordinated debt                                                                 36.8
    Receivables                                                        (7.3)            (5.4)             (3.1)
    Other (liabilities) assets                                         (2.3)            (1.5)              4.8
    Accounts payable                                                    (.7)             7.6               0.8
    Accrued insurance                                                   2.3              7.8               4.8
    Other accrued assets (liabilities)                                  1.8            (22.2)              1.4
                                                                    -------          -------           -------
          Cash provided by operating activities                        90.4            180.1             132.7

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of revenue-earning assets (Note 16)                         (5.2)            (2.1)             (4.6)
  Sale of revenue-earning assets (Note 16)                            174.1            284.5              73.2
  Proceeds from manufacturer incentives                                24.6             50.8              42.0
  Purchase of properties and equipment                                 (4.1)           (10.1)             (9.3)
  Sale of properties and equipment                                       .5              1.5               3.5
                                                                    -------          -------           -------
          Cash provided by investing activities                       189.9            324.6             104.8

CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock                                                                              (4.5)
  Issuance of revenue-earning asset obligations (Note 16)                                                  4.8
  Payments on revenue-earning asset obligations (Note 16)             (96.5)          (457.3)           (237.0)
  Payments on other senior debt                                      (119.5)            (0.4)             (0.4)
  Payments on note payable                                             (2.5)            (5.0)             (2.1)
                                                                    -------          -------           -------
          Cash used in financing activities                          (218.5)          (462.7)           (239.2)
                                                                    -------          -------           -------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                          61.8             42.0              (1.7)

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD                                                           118.9             76.9              78.6
                                                                    -------          -------           -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $ 180.7          $ 118.9           $  76.9
                                                                    =======          =======           =======


See notes to consolidated financial statements.

NATIONAL CAR RENTAL SYSTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIVE-MONTH PERIOD ENDED MAY 31, 1995 AND YEARS ENDED
DECEMBER 31, 1994 AND 1993
-----------------------------------------------------------------------------

1.       FINANCIAL RESTRUCTURING AND SALE OF SIGNIFICANT OPERATIONS AND NET
         ASSETS

         Prior to 1994, National Car Rental System, Inc. (the Company) incurred significant losses, including a $551.7 million loss in 1992 when the Company recorded $415.5 million of restructuring charges, including a $362.5 million write-off of goodwill. In 1992, as a result of the Company's poor operating results and various debt covenant violations, the Company's parent, General Motors Corporation (GM), acquired all of the common stock held by the former chairman and chief executive officer of the Company and initiated a major restructuring of the Company's debt. In 1993, the Company finalized its debt restructuring, which resulted in GM converting $850.4 million of term and subordinated debt (including $664.4 million of such debt which was purchased by GM in 1993 from banks and GM affiliates) into equity, reduced by a $2.6 million shareholder note receivable from GM. In 1993, the Company also acquired all of the remaining minority shareholders' common stock from management in exchange for cancellation of $8.1 million of notes receivable and the payment of $4.5 million cash.

         Effective with the closing of an asset purchase agreement (the Agreement) on June 9, 1995, the Company sold substantially all of its operating assets and transferred certain liabilities as of June 1, 1995 to NCR Acquisition Corp.

         As consideration for the net assets purchased, NCR Acquisition Corp. paid cash at the closing equal to the balance of revenue-earning asset obligations owed by the Company to General Motors Acceptance Corporation (GMAC), which were $1,558.7 million at May 31, 1995 (Note
         6), issued a $35 million subordinated note payable to the Company due June 2002 with annual interest due at the then-current LIBOR rate, and paid $10.5 million to the Company in December 1995 to reflect net assets acquired in excess of a target amount, which included $0.4 million of interest earned from June 1, 1995 through such date. NCR Acquisition Corp. also paid Electronic Data Systems Corporation (EDS), a wholly owned subsidiary of GM, $12 million at closing for an option to terminate the Company's service agreement with EDS (see Note 7). The purchase price for the net assets was reduced by a $32 million cash payment made by GM to NCR Acquisition Corp. at closing for NCR Acquisition Corp.'s assumption of certain liabilities and incentive fee for closing the sale. In connection with the Agreement, GM also made a $47.5 million cash advance to NCR Acquisition Corp. in exchange for a subordinated note payable bearing interest at 7.04% and payable in annual principal and interest installments through December 1999.

         Net liabilities of $203.9 million at May 31, 1995 were retained by the Company, consisting primarily of the $34.5 million EDS note payable (Note 7), accrued insurance, accrued environmental, and certain other accrued liabilities. Subsequent to the sale of net assets, the Company changed its name to GM National Holding Co. (GM National), and NCR Acquisition Corp. changed its name to National Car Rental System, Inc. After the sale, GM and GM National will be responsible for the sale and liquidation of the assets and liabilities not sold to NCR Acquisition Corp.

         The accompanying financial statements reflect the financial position, results of operations, and cash flows of the Company prior to the closing of the Agreement.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Consolidation - The financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

         Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         Revenue Recognition - Revenue is recognized upon completion of the car rental contract. At each period-end, however, an accrual is recorded for uncompleted car rental contracts. This car rental revenue accrual totaled $7.5 million at May 31, 1995 and December 31, 1994.

         Earnings Per Share Data - Common stock equivalents used in computing earnings per share relate to convertible preferred stock which, if converted, would have a dilutive effect on earnings per share for the year ended December 31, 1994. Common stock equivalents are excluded from the per share calculation for the five months ended May 31, 1995 and the year ended December 31, 1993 because the effect would be antidilutive.

         Revenue-Earning Assets - Revenue-earning assets are comprised of daily rental vehicles, recorded at cost, and receivables from vehicle disposals. Essentially all vehicles are purchased under manufacturer repurchase programs, which provide for a guaranteed repurchase amount that is dependent upon the month the vehicle is returned to the manufacturer and various other factors. The vehicles must meet certain conditions (such as lack of excess damage) to be eligible for the repurchase guarantee. However, the Company does have the ability to opt out of the manufacturer repurchase programs and sell the vehicles on its own. Depreciation expense is computed using monthly rates that are intended to measure the reduction in value necessary to approximate the guaranteed repurchase amount at the end of the estimated average holding period of the vehicle (generally 9 to 12 months). Gains or losses on vehicle disposals through manufacturer repurchase programs and wholesaling activities are recognized at dates of disposal and are included in depreciation. The Company also receives certain other vehicle purchase allowances and incentives, which are deferred and amortized to depreciation expense over the estimated average holding period of vehicles. These separately determined items, estimated depreciation provision and ultimate gain or loss on disposal, are considered by management to be inseparable elements of the total depreciation charge.

         The net gain on disposal of revenue-earning vehicles through manufacturer repurchase programs and wholesaling activities included in depreciation for the five-month period ended May 31, 1995 and the years ended December 31, 1994 and 1993 was $1.9 million, $10.2 million, and $1.8 million, respectively. Allowances and incentives amortized as a reduction of depreciation expense for the five-month period ended May 31, 1995 and the years ended December 31, 1994 and 1993 were $18.5 million, $44.2 million, and $34.9 million, respectively.

         Properties and Equipment - Properties and equipment are recorded at cost and depreciated or amortized using the straight-line method over estimated useful lives or lease terms. Estimated useful lives range from 3 to 8 years for fixtures and equipment and up to 25 years for buildings and leasehold improvements.

         Income Taxes - Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. As explained further in Note 8, the adoption of SFAS No. 109 in 1993 had no effect on the Company's financial statements. The Company is included in the consolidated federal income tax return of GM. The income tax provision is generally determined as if the Company filed a separate tax return.

         Emerald Club Liability - The Company accrues a liability for an estimate of its obligation under its frequent renter program (Emerald
         Club). The liability is determined based on the points earned by the participants and the related historical cost per point of providing the associated awards.

         Public Liability and Property Damage - The Company self-insures for public liability and property damage claims and, effective September 1, 1992, is liable up to a maximum of $1 million per occurrence.
         Prior to September 1, 1992, the Company was liable for claims up to a maximum per occurrence ranging from $0.3 million to $3.0 million. Coverage is purchased for losses in excess of such maximum liability through an umbrella policy. Provision for liability on self-insured public liability and property damage claims is made by charges to expense based upon estimates of ultimate liabilities on reported and estimated incurred but unreported claims. As a result of an actuarial review as of May 31, 1995, the Company decreased the provision for self-insured public liability and property damage claims by $12.0 million to reflect a reduction in the estimated ultimate liabilities for prior open policy periods which reduced the Company's net loss by $12.0 million for the five-month period ended May 31, 1995. Similar actuarial adjustments for changes in estimated ultimates were recorded which increased income by $5.7 million and $1.8 million in the years ended December 31, 1994 and 1993, respectively.

         Accounting Changes - Effective January 1, 1994, the Company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits. This statement establishes accounting standards for accruing postemployment benefits provided to employees, their beneficiaries, and covered dependents after employment but before retirement. Postemployment benefits include, but are not limited to, salary continuation, severance benefits, workers' compensation and other disability related benefits, and the postemployment continuation of health care benefits, life insurance benefits, and similar benefits. The 1994 cumulative effect of adopting SFAS No. 112 amounted to a $4.2 million noncash charge. The ongoing effect of implementing this statement is not expected to be material. In prior years, the costs of these benefits were charged to expenses as incurred with approximately $1.3 million expensed in 1993.

         Restructuring Expense/Credit - In December 1992, the Company recorded noncash charges of $415.5 million for restructuring charges, including a $362.5 million write-off of goodwill, which was based upon management's determination that the Company's future net income would not be sufficient to recover the future amortization. The restructuring charges also included $35.0 million for certain long-term contractual obligations, which management believes have impaired value, and $18.0 million for future lease costs associated with abandoned locations (including $16.5 million of lease costs payable to partnerships with former shareholders) and other less significant restructuring costs. Payments on long-term contractual obligations of $2.5 million, $5.3 million, and $4.2 million were charged against the $35.0 million reserve for the five months ended May 31, 1995 and the years ended December 31, 1994 and 1993, respectively. In addition, during 1994, several leases on abandoned properties had final settlements of $9.7 million that were more favorable than the original estimate and resulted in the Company reversing $6.5 million of restructuring charges in 1994. At

         May 31, 1995 and December 31, 1994, the Company had accrued restructuring reserves of $24.8 million and $27.3 million, respectively, which are included in accrued liabilities.

         Environmental Clean-up Liabilities - The Company accrues for estimated environmental clean-up costs related to various car rental locations that are known or expected to have contamination associated with underground storage tanks. The estimated costs accrued are principally based upon the historical cost experience of remediating such sites. At May 31, 1995 and December 31, 1994, the Company has accrued environmental clean-up reserves of $13.4 million and $13.8 million, respectively, which are included in accrued liabilities.

3.       RECEIVABLES

         Receivables consisted of the following at May 31, 1995 and December 31, 1994 (millions of dollars):

                                                         1995           1994
         Receivables                                   $54.4          $47.3
         Allowance for doubtful accounts                (0.5)          (0.7)
                                                       -----          -----
                                                       $53.9          $46.6
                                                       =====          =====

4.       REVENUE-EARNING ASSETS

         Revenue-earning assets consisted of the following at May 31, 1995 and December 31, 1994 (millions of dollars):

                                                        1995             1994
         Revenue-earning vehicles                     $1,569.4         $1,249.2
         Accumulated depreciation                       (109.1)           (85.2)
                                                      --------         --------
                                                       1,460.3          1,164.0
         Receivables from vehicle disposals               14.5             73.9
                                                      --------         --------
                                                      $1,474.8         $1,237.9
                                                      ========         ========

5.       PROPERTIES AND EQUIPMENT

         Properties and equipment consisted of the following at May 31, 1995 and December 31, 1994 (millions of dollars):

                                                             1995        1994
         Land                                              $14.7       $14.7
         Building and leasehold improvements               114.0       114.6
         Fixtures and equipment                             26.6        25.6
                                                           -----       -----
                                                           155.3       154.9
         Accumulated depreciation and amortization         (60.3)      (58.1)
                                                           -----       -----
                                                           $95.0       $96.8
                                                           =====       =====

6.       REVENUE-EARNING ASSET OBLIGATIONS

         Revenue-earning asset obligations include notes payable under financing agreements and accounts payable for revenue-earning vehicles to be financed and consisted of the following at May 31, 1995 and December 31, 1994 (millions of dollars):

                                                        1995             1994
         Notes payable to GMAC                        $1,558.7         $1,242.9
         Payables to dealers for vehicles                 23.8             32.8
                                                      --------         --------
                                                      $1,582.5         $1,275.7
                                                      ========         ========

         Substantially all revenue-earning assets are pledged as collateral to the notes. The notes must be repaid following the sale of the vehicle and are expected to be replaced by similar obligations to the extent of new vehicle purchases. The notes, among other requirements, require a minimum capitalization level (as defined) and prohibit the outstanding notes payable (excluding payables to dealers for vehicles) from exceeding the revenue-earning asset collateral, as defined, by more than 15%.

         Notes payable to GMAC require monthly payments ranging from 1.42% to 2.25% of the original borrowings plus interest at prime plus .25% to prime plus .75% (9.25% and 9.75% at May 31, 1995 and 8.75% and 9.25%
         at December 31, 1994). The interest rate is fixed at the time of borrowing for the holding period of the vehicle. The monthly amortization rate, which is intended to approximate the monthly vehicle depreciation, is subject to annual review by GMAC. Any changes in the monthly amortization of vehicle debt which occur based on this review only apply to vehicles subsequently purchased. At May 31, 1995, the December 31, 1994 amended GMAC vehicle line of credit totaled $1,550 million, with up to $400 million of the line guaranteed by GM, and required a commitment fee of .25% per annum on the average unused portion. The line of credit was terminated after May 31, 1995, and GM agreed to pay $14.0 million of prepayment penalties required under the terms of the GMAC line of credit.

7.       NOTE PAYABLE

         In December 1990, the Company sold essentially all of its computer hardware and software to EDS, a wholly owned subsidiary of GM. In connection with the sale, the Company entered into a ten-year service agreement whereby the Company purchased essentially all of its data processing services (using the software sold to EDS) and systems development services from EDS.

         Due to the interrelationship between the simultaneous sale of the hardware and software and the consummation of the service agreement, the Company deferred recognition of the gain on the sale in 1990 and recorded a financing obligation (classified as a note payable in the accompanying balance sheet) to recognize the portion of the annual fee under the service agreement representing the financing element of the transaction.

         Effective March 1, 1994, the Company repurchased the computer software sold to EDS in 1990 for $42.0 million, reduced the annual service fees to $35.0 million (subject to annual inflation adjustments), and agreed to a three-year extension (through December 31, 2003) of the service agreement. The software purchase was financed by issuing a $42.0 million note requiring monthly principal and interest payments through February 2001. The note was secured by the software and required interest which reset annually at the LIBOR rate plus 400 basis points (10.75% at May 31, 1995). The Company sold the repurchased software, transferred its rights and obligations under the EDS service agreement, and repaid the note in June 1995 in connection with the sale discussed in Note 1.

8.       INCOME TAXES

         As discussed in Note 2, the Company adopted SFAS No. 109 effective as of January 1, 1993. Under the provisions of SFAS No. 109, the Company recorded as of the beginning of 1993 net deferred income tax assets aggregating $203.2 million, which represented future tax benefits resulting from differences in the tax basis of assets and liabilities versus their financial accounting basis and the tax benefits of operating loss and tax credit carryforwards. However, because of the uncertainty regarding the ability to utilize these future tax benefits, the Company also recorded a $203.2 million valuation allowance at the beginning of 1993 which fully offset the net deferred income tax asset. Accordingly, there was no income effect of adopting SFAS No. 109 in 1993.

         Due to the history of operating losses and the excess of deferred tax assets over deferred tax liabilities before applying the valuation allowance, no current or deferred tax provisions were recorded by the Company under SFAS No. 109 for the five-month period ended May 31, 1995 or any of the years ended December 31, 1994 and 1993.

         Deferred tax assets (liabilities) are comprised of the following at May 31, 1995 and December 31, 1994 (millions of dollars):

                                                                  1995             1994
         Insurance accruals                                      $ 62.0           $ 58.1
         Postretirement and postemployment benefits                13.9             13.5
         Restructuring reserves                                    15.3             16.5
         Repurchased software/deferred gain (Note 7)               10.2             12.1
         Tax loss and credit carryforwards                        175.5            177.9
         Other                                                     26.9             25.4
                                                                 ------           ------

         Deferred tax assets                                      303.8            303.5

         Deferred tax liabilities - depreciation                  (95.3)           (85.8)

         Valuation allowance                                     (208.5)          (217.7)
                                                                 ------           ------

         Net deferred taxes                                      $   -            $   -
                                                                 ======           ======

         The tax loss and credit carryforwards for tax return purposes as of May 31, 1995 are as follows (millions of dollars):

                                                                                Expiration
                       Type                                     Amount            Dates
         Regular net operating losses                           $472.7           1999 - 2009
         Alternative minimum tax net operating losses            395.2           2003 - 2009
         Investment tax credits                                    1.8                  1999
         Alternative minimum tax credits                           1.2         No expiration
         Other general business credits                            1.3           1998 - 2008
         Foreign tax credits                                        .5           1996 - 1999

         The Company is included in the consolidated federal income tax return of GM due to its ownership exceeding an 80% interest. The tax loss and credit carryforwards listed above are presented for the Company on a stand-alone basis. The above carryforwards have not been reduced for amounts utilized by GM, if any, through inclusion of the Company in GM's consolidated tax return. As of May 31, 1995, no intercompany tax balances exist between the Company and GM.

         Under the terms of the 1986 purchase of the Company from Household International, Inc., future tax return benefits from investment tax credit, alternative minimum tax credit, general business tax credit, and the tax effect of net operating loss carryforwards existing at May 31, 1995, which totaled $3.3 million, must be remitted to Household International, Inc. when realized.

9.       CONVERTIBLE PREFERRED STOCK

         The 100,000 shares of convertible preferred stock were issued to GM in 1989 for $25.0 million and may be converted, at GM's option, into 122,449 shares of nonvoting common stock. The convertible preferred stock does not require any dividends but is entitled to share equally, share for share, in dividends or distributions declared or paid on outstanding shares of common stock (voting or nonvoting). Upon any liquidation, dissolution, or winding-up of the Company, the holders of the convertible preferred stock are entitled to receive, prior to distributions to the holders of any voting or nonvoting common stock, an amount equal to $250 per share plus any unpaid dividends.

10.      LEASES

         The Company leases service vehicles and administrative facilities, some of which provide for payment of a percentage of revenue with a guaranteed minimum for periods generally ranging up to 20 years with various renewal options. Gross rent expense was as follows for the five-month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993 (millions of dollars):

                                                                  1995      1994      1993
         Rental, service, and administrative facilities:
          Minimum rentals                                        $21.5      $52.8    $52.8
          Contingent rentals (based on revenues in excess
            of minimums)                                          18.6       35.8     30.2
          Service vehicles                                                    1.4      5.3
                                                                 -----      -----    -----
                                                                 $40.1      $90.0    $88.3
                                                                 =====      =====    =====

         Future minimum lease payments, net of an aggregate of $10.9 million of sublease income over the period presented, under noncancelable operating leases and agreements referred to above for the period from June 1, 1995 to May 31, 1996 (fiscal year 1996) and thereafter are as follows (millions of dollars):

                 Fiscal year 1996                              $37.8
                 Fiscal year 1997                               28.7
                 Fiscal year 1998                               22.0
                 Fiscal year 1999                               14.5
                 Fiscal year 2000                                7.7
                 Thereafter                                     31.8

         Subsequent to May 31, 1995, upon the close of the Agreement, NCR Acquisition Corp. assumed the obligation for such leases, excluding certain leases associated with abandoned locations for which the Company had accrued reserves as of May 31, 1995 (see Note 2).

11.      EMPLOYEE BENEFIT PLANS

         The Company sponsors two defined benefit pension plans and a defined contribution plan covering certain hourly and salaried employees. The Company also contributes to union-administered, multiemployer pension plans for certain employees covered under collective bargaining agreements. The Company's contributions to the defined contribution plan were $0.2 million and $0.5 million for the five-month period ended May 31, 1995 and the year ended December 31, 1994, respectively. The Company made no contributions to the defined contribution plan in 1993. Multiemployer pension plan expense was $0.2 million, $0.5 million, and $0.4 million for the five-month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993, respectively.

         As of December 31, 1990, by amendment of the plans, the Company suspended the earning of additional benefits for the two defined benefit pension plans. Employees covered by the defined benefit pension plans as of December 31, 1990 are vested in benefits earned through December 31, 1990. Net pension cost for the defined benefit pension plans for the five-month period ended May 31, 1995 and the years ended December 31, 1994 and 1993 was as follows (millions of dollars):

                                                                 1995         1994       1993
         Service cost - benefits earned                          $0.0         $0.1       $0.1
         Interest cost on projected benefit obligation            0.9          2.1        2.0
         Actual return on asset                                  (1.5)        (0.3)      (2.7)
         Net amortization and deferral                            0.6         (1.3)       0.7
                                                                 ----         ----       ----
         Adjusted net pension cost                               $  -         $0.6       $0.1
                                                                 ====         ====       ====

         The funded status of defined benefit pension plans was as follows at May 31, 1995 and December 31, 1994 (millions of dollars):

                                                                1995             1994
         Actuarial present value of:
          Vested benefits obligation                            $31.3            $25.0
          Nonvested benefits obligation                           0.2              0.2
                                                                -----            -----
         Projected benefit obligation                            31.5             25.2
         Plan assets at fair value                               26.1             25.5
                                                                -----            -----
         Plan assets at fair value (less than) in excess of
          projected benefit obligation                           (5.4)             0.3
         Unrecognized net loss                                    9.9              4.2
                                                                -----            -----
         Prepaid pension cost                                     4.5              4.5
         Adjustment to recognize minimum liability               (9.9)
                                                                -----            -----
         Net pension (liability)/prepaid pension cost           $(5.4)           $ 4.5
                                                                =====            =====

         Assets held by the defined benefit pension plans consist of cash investments, common and preferred stocks, and bonds. The projected benefit obligation was determined using the following assumptions at May 31, 1995 and December 31, 1994:

                                                             1995         1994
         Average discount rate                               7.50%        8.75%
         Long-term rate of return on plan assets             9.25         9.25

         Pursuant to the Agreement, subsequent to May 31, 1995, NCR Acquisition Corp. did not assume any responsibility for the two defined benefit pension plans but did assume the Company's obligations with respect to the defined contribution and multiemployer pension plans. There were no amounts accrued with respect to the multiemployer plans at May 31, 1995.

12.      POSTRETIREMENT BENEFITS

         The Company provides postretirement health care and other benefits to certain employees. Eligible participants include employees who retire from the Company between ages 55 and 61 with 10 or more years of service (or who at age 62 or over have 5 or more years of service) and who are eligible to receive, and elect to receive, pension benefits from a National Car Rental System, Inc. Employees Pension Plan immediately following separation from active service.

         The components of net periodic postretirement benefit cost are as follows for the five-month period ended May 31, 1995 and for the years ended December 31, 1994 and 1993 (millions of dollars):

                                                                 1995      1994      1993
         Service cost of benefits earned during the period       $0.3      $1.3      $1.7
         Interest cost on accumulated postretirement
          benefit obligation                                      0.6       1.7       1.8
         Net amortization and deferral                           (0.3)
                                                                 ----      ----      ----
                                                                 $0.6      $3.0      $3.5
                                                                 ====      ====      ====

         The amounts recognized in the Company's consolidated balance sheets are as follows at May 31, 1995 and December 31, 1994 (millions of dollars):

                                                                 1995             1994
         Accumulated postretirement benefit obligation:
          Retirees                                              $ 6.3            $ 5.1
          Fully eligible active plan participants                 4.4              3.9
          Other active plan participants                         10.4              7.5
                                                                -----            -----
         Projected benefit obligation                            21.1             16.5
         Unrecognized net gain                                    9.8             13.9
                                                                -----            -----
         Accrued benefit costs                                  $30.9            $30.4
                                                                =====            =====

         Total accrued benefit costs represent an unfunded liability, as the Company has not funded the projected liability. The changes in the unrecognized net gain in 1994 and 1995 are principally due to changes in the discount rate.

         The postretirement benefit obligation was determined using the following assumptions:

                                                 1995                     1994
         Average discount rate                   7.50%                    8.75%
         Medical cost trend rates:
           Medical plan                   9.2% grading to 6%       9.4% grading to 6%
                                         ultimate over 7 years    ultimate over 7 years
           Dental plan                    7.6% grading to 6%       7.7% grading to 6%
                                         ultimate over 7 years    ultimate over 7 years

         The medical cost trend rate assumption has a significant effect on the above amounts reported. To illustrate, increasing the assumed medical cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of May 31, 1995 by $4.1 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the five-month period ended May 31, 1995 by $0.2 million.

         In connection with the sale discussed in Note 1, GM paid NCR Acquisition Corp. $10.5 million, which represented 80% of the accumulated postretirement benefit obligation as of May 31, 1995. In the event that actual future expenditures for accumulated postretirement benefits as of May 31, 1995 actually exceed this amount, GM will reimburse NCR Acquisition Corp. 80% of such excess.

13.      COMMITMENTS

         The Company has a $32.4 million letter of credit facility for a portion of the Company's public liability and property damage self-insurance reserve maintained with Barclay's Bank that was fully utilized as of May 31, 1995. Fees of .40% to 1.00% per annum are payable on any outstanding letters of credit. The letters of credit are guaranteed by GM.

         The Company has $31.4 million of performance, guarantee, and dealer bonds relative to operations at various facilities. The bonds are guaranteed by GM.

         In February 1995, the Company established a new severance plan for certain exempt employees. A severance plan remains in effect for substantially all employees not covered under this new severance plan. There were no amounts due under any severance plan at May 31, 1995.

14.      RELATED-PARTY TRANSACTIONS AND BALANCES

         In addition to the transactions and balances with GM, GMAC, and EDS discussed in Notes 1, 2, 6, 7, and 9, the Company had the following transactions with GM, GMAC, and EDS for the five-month period ended May 31, 1995 and each of the two years ended December 31, 1994 (millions of dollars):

                                                                 1995            1994            1993
         Vehicle purchases from GM (net of
          manufacturer incentives)                              $770.4         $1,566.2         $1,528.1
         Vehicle sales to GM                                     357.4          1,025.3          1,346.2
         Vehicle notes payable to GMAC:
          Borrowings                                             877.9          1,701.8          1,613.0
          Principal payments                                     562.2          1,504.8          1,571.9
         Interest expense to GMAC                                 42.0             66.9             77.0
         Interest income from GMAC                                 5.1              8.5              4.1
         Interest expense to GM                                                                     36.7
         Interest expense to EDS                                   1.5              2.8
         Car rental revenues from GM and subsidiaries              9.3             17.3             13.3
         Service costs paid to EDS                                17.3             43.8             53.3

                                                                         May 31,        December 31,
                                                                          1995             1994
         Balances with GM, GMAC, and EDS included:
          Cash equivalents invested with GMAC                            $187.8            $129.6
          Receivables from GM for vehicle disposals                        12.0              74.8
          Receivables from GM for vehicle incentives                        8.6               9.6
          Interest payable to GMAC                                         12.8               8.9
          Note payable to EDS                                              34.5              37.0

         Certain members of management and the Board of Directors were associated with a consulting firm that rendered services to the Company. For the five-month period ended May 31, 1995 and for each of the years ended December 31, 1994 and 1993, the Company had consulting expenses of $0.7 million, $10.4 million, and $6.7 million, respectively. At May 31, 1995 and December 31, 1994, the Company had accounts payable to the consulting firm of $3.8 million and $4.5 million, respectively. Also, the Company paid $6.4 million of transaction fees to the consulting firm in connection with the subsequent sale of assets discussed in Note 1.

15.      LITIGATION

         The Company is a party to certain actions brought by Northwest Airlines and other parties alleging that it is at least partially responsible for the liability resulting from the Northwest Airlines crash at the Detroit Metro Airport on August 16, 1987. The actions allege that the crash was at least partially due to the plane hitting a lightpole at the Company's service facility. While the ultimate result of these actions cannot be predicted with certainty, management does not expect that the actions will have a material adverse effect on the operations or financial position of the Company.

         Other litigation arising in the normal course of business is pending against the Company. Management believes that the ultimate outcome of the lawsuits will not have a material effect on the Company's operations or financial position. Also, in connection with the sale discussed in Note 1, the Company is responsible for any litigation, defense, or settlement costs for any actions of the Company prior to June 1, 1995.

16.      SUPPLEMENTAL CASH FLOW INFORMATION

         The Company made the following cash payments for interest and income taxes for the five-month period ended May 31, 1995 and the years ended December 31, 1994 and 1993 (millions of dollars):

                                               1995         1994          1993
         Interest                             $40.1         $68.6         $64.3
         Income taxes                                         0.8           0.1

         Noncash Transactions - In 1993, the Company changed its process for financing vehicle purchases and for the payoff of the related vehicle debt upon sale. Beginning in 1993, the proceeds from debt issued for vehicles purchased under the GMAC vehicle financing agreement discussed in Note 6 were no longer received by the Company; rather, they were paid directly by GMAC to the related dealer from which the vehicle was purchased. Furthermore, beginning in 1993 proceeds from the sale of vehicles under the vehicle repurchase programs with the manufacturers were no longer received by the Company; rather, they were paid directly to GMAC to pay off the remaining debt due on the related vehicle. The noncash effects of the above transactions excluded from the cash flow statement are as follows (millions of dollars):

                                                                  1995          1994          1993
         Revenue-earning asset purchases financed by revenue-
          earning asset obligations issued                       $877.9       $1,701.8      $1,642.6
         Revenue-earning asset obligation payments made to
          GMAC for revenue-earning assets sold                    355.2        1,055.1       1,333.5

         As discussed in Note 1, GM converted $850.4 million of senior and subordinated debt and accrued interest to equity in 1993. The effects of this noncash transaction have been excluded from the statement of cash flows as follows (millions of dollars):

                                                                         1993
         Senior debt converted to equity                               $ 496.4
         Subordinated debt converted to equity                           326.9
         Accrued interest payable converted to equity                     27.1
                                                                       -------
         Noncash increase in shareholder's equity                      $ 850.4
                                                                       =======

         The Company bought all of the remaining shares of common stock from certain members of management in exchange for cancellation of $8.1 million of shareholder notes receivable and payment of $4.5 million in cash in 1993. The $8.1 million noncash portion of the change in equity for the purchase of treasury stock in exchange for the shareholders' notes receivable has been excluded from the cash flow statement.

17.      DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of financial instruments:

         Cash and Cash Equivalents - The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these financial instruments.

         Revenue-Earning Asset Obligations - The carrying amount approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

         Note Payable - The carrying amount of this note approximates fair value due to the floating, market-based rate of interest.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Stockholders
Ed Mullinax, Inc. and Subsidiaries
Amherst, Ohio


We have audited the accompanying consolidated balance sheets of Ed Mullinax, Inc. and Subsidiaries as of April 30, 1996 and 1995 and the related consolidated statements of earnings and retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ed Mullinax, Inc. and Subsidiaries as of April 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



DIXON, ODOM & Co., L.L.P.


Greensboro, North Carolina,
July 31, 1996

ED MULLINAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS



                                     October 31,    April 30,     April 30,
    ASSETS                              1996          1996          1995
    ------                          -------------  ------------  ------------
                                     (Unaudited)
CURRENT ASSETS:
  Cash                              $   3,752,256  $  3,295,683  $  4,400,560
  Receivables:
    Trade                               1,064,066     2,753,261     2,393,184
    Finance contracts in-transit       12,392,330     8,165,069     8,825,271
    Due from finance companies            480,366       442,037       352,087
    Factory claims                      1,929,098     1,314,798     1,643,739
    Employees and officers                106,012        69,513        71,299
    Affiliated companies                  569,311       569,311       674,344
                                    -------------  ------------  ------------
                                       16,541,183    13,313,989    13,959,924
  Advance to affiliate company          1,250,000       500,000             -
  Inventories:
    New vehicles                       61,162,749    59,974,389    73,159,770
    Used vehicles                      17,701,510    14,568,577    14,531,177
    Rental vehicles, net                3,047,465     3,994,579     3,339,220
    Parts and accessories               2,979,050     3,000,004     2,779,767
                                    -------------  ------------  ------------
                                       84,890,774    81,537,549    93,809,934
  Prepaid expenses                      1,052,460     1,298,722     1,147,778
  Deferred income taxes                   152,198       151,198        94,837
                                    -------------  ------------  ------------

  TOTAL CURRENT ASSETS                107,638,871   100,097,141   113,413,033

PROPERTY AND EQUIPMENT                 15,120,363    14,926,694    11,244,974

DEFERRED INCOME TAXES                     157,056       157,056       111,898

INTANGIBLES AND OTHER
  ASSETS                                   14,500        14,500        14,500
                                    -------------  ------------  ------------




                                    $ 122,930,790  $115,195,391  $124,784,405
                                    =============  ============  ============



     The accompanying notes are an integral part of the consolidated financial statements.

  LIABILITIES AND STOCKHOLDERS'
  ----------------------------            October 31,        April 30,         April 30,
    EQUITY                                    1996              1996              1995
    ------                               ------------      ------------      ------------
                                          (Unaudited)
CURRENT LIABILITIES:
  Notes payable - floorplan              $ 79,318,704      $ 76,391,845      $ 90,741,731
  Notes payable - demand                             -          497,745           798,376
  Accounts payable and accrued expenses:
    Trade                                    2,967,512        1,664,413         2,588,396
    Accrued salaries and wages                 971,749          867,722           834,517
    Taxes, other than income                   203,751          753,648           984,663
    Accrued interest                             4,770          735,524           785,328
    Other accrued liabilities                2,642,398        1,028,904         1,190,332
    Affiliated companies                       175,000          175,000           175,000
                                         -------------     ------------      ------------
                                             6,965,180        5,225,211         6,558,236
  Current portion of capital lease
    obligations                                151,900          151,900           127,536
  Current portion of long-term debt            873,459          873,459         6,194,137
                                         -------------     ------------      ------------

  TOTAL CURRENT LIABILITIES                 87,309,243       83,140,160       104,420,016

CAPITAL LEASE OBLIGATIONS                      341,838          416,838           523,024

LONG-TERM DEBT                               9,709,432       10,146,162         1,920,671

NOTES PAYABLE - OFFICERS                     2,699,949        2,599,383         2,665,516

STOCKHOLDERS' EQUITY:
  Common stock, $10 par value; 4,000
    shares authorized and issued,
    3,240 shares outstanding                    40,000           40,000            40,000
  Additional paid-in capital                   143,476          143,476           143,476
  Retained earnings                         22,695,900       18,718,420        15,080,750
                                         -------------     ------------      ------------
                                            22,879,376       18,901,896        15,264,226
  Less treasury stock - 760 shares,
    at cost                                    (9,048)          (9,048)           (9,048)
                                         -------------     ------------      ------------
                                            22,870,328       18,892,848        15,255,178
                                         -------------     ------------      ------------

                                         $ 122,930,790     $115,195,391      $124,784,405
                                         =============     ============      ============

ED MULLINAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS



                                         Six Month     Six Month
                                        Period Ended  Period Ended    Year Ended     Year Ended
                                        October 31,   October 31,      April 30,      April 30,
                                            1996          1995          1996            1995
                                        ------------  ------------    ------------  ------------
                                        (Unaudited)   (Unaudited)
REVENUES:
  Sales                                 $343,059,199  $313,555,921    $606,008,095  $534,217,653
  Other income (principally financing,
    warranty, and insurance)               5,634,660     5,816,660      11,903,977     9,011,010
                                        ------------  ------------    ------------  ------------
                                         348,693,859   319,372,581     617,912,072   543,228,663

COSTS AND EXPENSES:
  Cost of sales                          313,357,548   286,265,489     553,042,632   484,793,862
  Operating expenses                      27,522,356    26,421,172      55,135,249    48,263,735
  Depreciation and amortization              482,224       472,317       1,045,083       965,946
  Interest expense                           702,598     1,334,490       2,727,688     2,075,956
                                        ------------  ------------    ------------  ------------
                                         342,064,726   314,493,468     611,950,652   536,099,499
                                        ------------  ------------    ------------  ------------

EARNINGS BEFORE INCOME
  TAXES                                    6,629,133     4,879,113       5,961,420     7,129,164

PROVISION FOR INCOME TAXES                 2,651,653     1,951,645       2,323,750     2,968,763
                                        ------------  ------------    ------------  ------------

NET EARNINGS                               3,977,480     2,927,468       3,637,670     4,160,401

RETAINED EARNINGS, BEGINNING
  OF PERIOD                               18,718,420    15,080,750      15,080,750    10,920,349
                                        ------------  ------------    ------------  ------------

RETAINED EARNINGS, END
  OF PERIOD                             $ 22,695,900  $ 18,008,218    $ 18,718,420  $ 15,080,750
                                        ============  ============    ============  ============


     The accompanying notes are an integral part of the consolidated financial statements.

ED MULLINAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             Six Month     Six Month
                                            Period Ended  Period Ended    Year Ended   Year Ended
                                            October 31,   October 31,      April 30,   April 30,
                                                1996          1995          1996          1995
                                            ------------  ------------   ------------  ------------
                                            (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net earnings                              $  3,977,480  $  2,927,468   $  3,637,670  $  4,160,401
  Adjustments to reconcile net earnings
    to net cash provided by operating
    activities:
     Depreciation                                482,224             -      1,045,083       965,946
     Amortization of organizational costs              -       472,317              -        18,005
     (Increase) decrease in deferred
       income taxes                               (1,000)            -       (101,519)    1,063,103
     Changes in assets and liabilities
       that relate to operations:
        (Increase) decrease in receivables    (3,227,194)   (1,847,768)       645,935    (1,464,298)
        (Increase) decrease in inventories    (3,353,225)   14,534,840     12,272,385   (42,506,910)
        (Increase) decrease in prepaid
         expenses                                246,262        22,539       (150,944)      281,439
        Increase (decrease) in notes
         payable - floorplan                   2,926,859   (18,597,755)   (14,349,886)   41,558,176
        Increase (decrease) in notes
         payable - demand                       (497,745)            -       (300,631)       85,575
        Decrease in accounts payable
         and accrued expenses                  1,739,969        92,740     (1,333,025)   (2,562,362)
                                            ------------  ------------   ------------  ------------

       Total adjustments                      (1,683,850)   (5,323,087)    (2,272,602)   (2,561,326)
                                            ------------  ------------   ------------  ------------

       Net cash (used) provided by
        operating activities                   2,293,630    (2,395,619)     1,365,068     1,599,075

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from long-term debt                         -             -      3,911,137     1,455,434
  Payments on long-term debt                    (436,730)     (344,137)    (1,006,324)   (1,079,163)
  Proceeds from (payments on) notes
    payable -  officers                          100,566      (104,536)       (66,133)     (182,919)
  Payments on capital lease obligations          (75,000)      (47,560)      (134,170)     (166,261)
                                            ------------  ------------   ------------  ------------

     Net cash (used) provided by
       financing activities                     (411,164)     (496,233)     2,704,510        27,091

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Additions to property and equipment           (675,893)     (315,414)    (4,777,643)   (2,424,472)
  Proceeds from the sale of property
    and equipment                                      -             -        103,188       172,203
  Advance to affiliate company                  (750,000)            -       (500,000)            -
  Increase in other assets                             -             -              -        (3,000)
                                            ------------  ------------   ------------  ------------

  Net cash used by investing activities       (1,425,893)     (315,414)    (5,174,455)   (2,255,269)
                                            ------------  ------------   ------------  ------------

NET INCREASE (DECREASE) IN CASH                  456,573    (3,207,266)    (1,104,877)     (629,103)

CASH, BEGINNING OF PERIOD                      3,295,683     4,400,560      4,400,560     5,029,663
                                            ------------  ------------   ------------  ------------

CASH, END OF PERIOD                         $  3,752,256  $  1,193,294   $  3,295,683  $  4,400,560
                                            ============  ============   ============  ============


     The accompanying notes are an integral part of the consolidated financial statements.

ED MULLINAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                  Six Month       Six Month
                                  Period Ended    Period Ended   Year Ended     Year Ended
                                  October 31,     October 31,    April 30,      April 30,
SUPPLEMENTAL DISCLOSURES OF          1996            1995          1996           1995
 CASH FLOW INFORMATION:
                                  ------------    -----------    -----------    ----------
                                  (Unaudited)     (Unaudited)
  Cash paid during the year for:
    Interest                      $  1,433,352    $ 2,114,256    $ 2,777,492   $ 1,626,045
    Income taxes                     1,387,000      1,170,000      2,443,915     1,353,762


SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
 During the years ended April 30, 1996 and 1995, the Company incurred capital lease obligations of $52,348 and $528,606, respectively, for equipment purchased.

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:

 The consolidated balance sheet at April 30, 1996 gives effect to short-term debt refinanced on a long-term basis in May 1996: accordingly, $5,200,004 has been reclassified to long-term debt at April 30, 1996.

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The operations of Ed Mullinax, Inc. and subsidiaries (the Company) consist primarily of the sales of new and used cars and trucks, parts, and service.
The Company grants credit on a short-term basis primarily for parts and service sales. In addition, the Company places finance and insurance contracts on behalf of certain financial institutions and insurance companies and leases vehicles. The Company operates Ford and Lincoln-Mercury franchises in the area of Cleveland and North Canton, Ohio and a Ford franchise in Margate, Florida. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers. A summary of the significant accounting policies employed in accounting for these operations is presented below.

Principles of consolidation

The financial statements include the accounts of the parent Ed Mullinax, Inc. and its wholly-owned subsidiaries: Ed Mullinax Ford, Inc., EMX Leasing, Inc., Mullinax East, Inc., Mullinax Ford South, Inc., Mullinax Ford North Canton, Inc., and Mullinax Lincoln-Mercury, Inc. All significant intercompany transactions and account balances have been eliminated from the consolidated financial statements.

Interim financial statements

In the opinion of management, the unaudited consolidated financial statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company at October 31, 1996 and the consolidated results of its operations and cash flows for the six months ended October 31, 1996 and 1995. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

Cash

The Company maintains checking accounts with high quality financial institutions. At times such cash accounts may be in excess of FDIC insurance limits.

Inventories

Inventories of new vehicles are valued at the lower of last-in, first-out
(LIFO) cost or market. Inventories of parts and accessories are valued at the lower of first-in, first-out (FIFO) cost or market and inventories of used and rental vehicles are stated at the lower of specific identified cost or market.

Property and equipment

Property and equipment are stated at cost. Depreciation on buildings, machinery and equipment (including assets utilized under capital lease agreements), furniture and fixtures, and company vehicles is computed principally on a straight line basis over the estimated useful lives of the assets. Amortization of leasehold improvements is computed principally on a straight line basis over the estimated useful lives of the improvements but not in excess of the remaining term of the lease.

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Finance and insurance commissions

The recognition of finance and insurance commission revenue is governed by the type of agreement that the Company has with each financial or insurance institution. Based upon the types of agreements currently in effect, finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial or insurance institution. The contracts generally specify that a portion of the commission is refundable if there is an early payoff on the contract. No liability for such potential refund is recorded on the books because the effect on the financial position and results of operations is not deemed material.

Employee benefit plan

The Company has a defined contribution plan organized under section 401(k) of the Internal Revenue Code in which all full-time employees who are at least 21 years of age and have one year of service may participate. The Company matches 25% of the employee's contribution, up to 4% of the employee's earnings, subject to tax law ceilings. Contributions to the plan amounted to $141,753 and $115,557 for the years ended April 30, 1996 and 1995, respectively.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to accelerated depreciation utilized for income tax purposes, the capitalization of additional inventory costs for income tax purposes, the capitalization and amortization of insurance costs related to extended warranties for income tax purposes, the classification of certain equipment leases as capital leases for financial reporting purposes and operating leases for income tax purposes, and the deductibility of accrued management fees on a cash basis for income tax purposes. In addition, deferred taxes are recognized for operating losses that are available to offset future taxable income. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Use of estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet. The fair value of financial instruments is defined as the amount at which the instruments can be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

 ADVANCES TO AFFILIATE COMPANY: The estimated fair value is based on the effective interest rate discounted over the maturity of the advance.

 LONG-TERM DEBT, NOTES PAYABLE - FLOORPLAN, AND NOTES PAYABLE - DEMAND: The estimated fair value is estimated based on the borrowing rates currently available to the Company for loans with similar terms and average maturities.

Since the notes payable - officers have no stated maturity dates, it is not practical to estimate the fair value of such financial instruments.


NOTE B - INVENTORIES AND RELATED NOTES PAYABLE - FLOORPLAN:

The excess of current replacement cost over the stated LIFO value of the new vehicles at April 30, 1996 and 1995, is $11,542,357 and $9,286,867,
respectively.

During the year ended April 30, 1996, new vehicle inventory quantities were reduced, resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 1996 purchases. The effect of this liquidation was to reduce cost of sales and increase pretax earnings by approximately $586,223.

At April 30, 1996 and 1995, notes payable - floorplan of $72,895,012 and $88,096,887, respectively, represents amounts due under floorplan agreements on new and used vehicle inventories. The notes are collateralized by all new vehicle inventories and certain used vehicle inventories with a carrying value of $2,336,477 and $1,745,999 at April 30, 1996 and 1995, respectively.
Interest is payable monthly on the outstanding balance at the prime rate (8.25% at April 30, 1996). However, the effective interest rate is reduced, attributable to floorplan assistance received from the manufacturer. Total floorplan interest expense amounted to $8,066,569 and $6,977,803 for the years ended April 30, 1996 and 1995, respectively, and floorplan assistance received amounted to $6,591,381 and $5,905,620, respectively. The floorplan interest assistance received is reported as a reduction of interest expense in the consolidated statements of earnings.

Rental units are financed by the issuance of installment notes amounting to $3,496,833 and $2,644,844 at April 30, 1996 and 1995, respectively, with terms generally no greater than 12 months. Interest is paid monthly at the prime rate. These installment notes are collateralized by the rental vehicles.

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE B - INVENTORIES AND RELATED NOTES PAYABLE - FLOORPLAN (CONTINUED):

EMX Leasing, Inc. rents vehicles with a carrying value of $497,745 and $694,376 at April 30, 1996 and 1995, respectively, to the Cleveland Browns on a month-to-month basis. These vehicles serve as collateral for a demand note payable to a bank of $497,745 and $798,376 at April 30, 1996 and 1995, respectively, with interest payable monthly at the prime rate plus 3/4 percent. Total rental income received for these rental vehicles amounted to $189,019 and $152,085 for the years ended April 30, 1996 and 1995, respectively.


NOTE C - PROPERTY AND EQUIPMENT:

A summary of property and equipment is presented below:

                                                                  1996          1995
                                                                  ----          ----
    Land                                                     $  2,097,205  $  2,097,207
    Buildings and leasehold improvements                        8,531,306     8,344,680
    Parts and service equipment                                 3,157,130     2,894,391
    Office equipment, furniture and fixtures                    3,038,594     2,877,940
    Leased vehicles                                                32,821        79,479
    Company vehicles                                              327,617       271,587
    Construction in progress                                    4,050,591             -
                                                             ------------  ------------
                                                               21,235,264    16,565,284
    Less accumulated depreciation and amortization             (6,308,570)   (5,320,310)
                                                             ------------  ------------

                                                             $ 14,926,694  $ 11,244,974
                                                             ============  ============


Included in the above amounts are assets utilized under capital lease agreements with a cost basis of $758,996 and $706,648 and accumulated depreciation of $222,084 and $130,942 at April 30, 1996 and 1995, respectively.

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE D - LONG-TERM DEBT:

A summary of long-term debt is presented below:


                                                                            1996                    1995
                                                                         -----------             -----------
Mortgage note of $5,200,004 which ballooned in July 1995
 and a $3,850,000 unsecured loan which were both refinanced
 in May 1996 as a $8,910,000 mortgage note payable to
 bank in monthly principal payments of $37,125, plus
 interest at 1/4% below the prime rate, through May 2006
 with a balloon payment of $4,455,000 due June 2006,
 collateralized by the first deed of trust and all
 tangible assets of Mullinax Ford South, Inc and the
 personal guarantee of the stockholders of the parent
 company.                                                                $ 9,050,004             $ 5,450,004

Note payable to Ford Motor Credit Corporation in monthly
 installments of principal and interest based on an
 180 month amortization and a floating interest rate
 (8.29% at April 30, 1996), with a balloon payment due
 May 2001, collateralized by first deed of trust on
 the used car showroom and premises of Mullinax Ford
 South, Inc. and the personal guarantee of three
 minority stockholders of Ed Mullinax, Inc.                                1,365,099               1,415,736

Note payable to bank in monthly installments of $16,667,
 plus interest at the prime rate plus 1/2%, through
 January 1997, collateralized by accounts receivable,
 inventories, and equipment and fixtures of
 Mullinax East, Inc.                                                         150,003                 350,003

Note payable to bank in monthly installments of $12,500,
 plus interest at the prime rate plus 1/2%, through
 June 1997, collateralized by accounts receivable,
 inventories, and equipment and fixtures of Mullinax
 Ford North Canton, Inc.                                                     162,500                 312,500

Note payable to bank in monthly installments of
 $6,667, plus interest at the prime rate, through
 December 1997, collateralized by accounts
 receivable, inventories, and equipment and
 fixtures of Mullinax Lincoln-Mercury, Inc.                                  213,333                 293,333

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE D - LONG-TERM DEBT (CONTINUED):
Various other notes                                               78,682        43,232

Notes paid in 1996                                                     -       250,000
                                                             -----------    ----------
                                                              11,019,621     8,114,808

Less current portion                                             873,459     6,194,137
                                                             -----------    ----------

                                                             $10,146,162    $1,920,671
                                                             ===========    ==========

The future maturities of debt are as follows:


  Year ending
   April 30,
  -----------
     1997                                                    $   873,459
     1998                                                        580,216
     1999                                                        545,174
     2000                                                        495,107
     2001                                                      1,515,673
    Thereafter                                                 7,009,992
                                                             -----------

                                                             $11,019,621
                                                             ===========



NOTE E - INCOME TAXES:

The provision for income taxes consists of the following components:

                                                                1996           1995
                                                             -----------    -----------
  Currently payable:
    Federal                                                  $ 1,964,313    $ 1,384,185
    State and Local                                              460,955        521,475
                                                             -----------    -----------
                                                               2,425,268      1,905,660
  Deferred                                                      (101,518)     1,063,103
                                                             -----------    -----------

                                                             $ 2,323,750    $ 2,968,763
                                                             ===========    ===========

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE E - INCOME TAXES (CONTINUED):

The gross deferred tax assets and liabilities are summarized as follows:

                                                                1996           1995
                                                             -----------    -----------
  Deferred tax assets                                        $   547,225    $   420,888
  Deferred tax liabilities                                      (238,971)      (214,153)
                                                             -----------    -----------

                                                             $   308,254    $   206,735
                                                             ===========    ===========



Included in the accompanying consolidated balance sheets under the following captions:
                                                                1996           1995
                                                             -----------    -----------

  Current deferred tax assets                                $   151,198    $    94,837
  Non-current deferred tax assets                                157,056        111,898
                                                             -----------    -----------

                                                             $   308,254    $   206,735
                                                             ===========    ===========


The income tax provision differs from the expense that would result from applying federal statutory rates to earnings before income taxes due to nondeductible officers' life insurance, nondeductible business meals, and deductible state/local income taxes.


NOTE F - LEASE COMMITMENTS:

The Company leases a portion of its equipment subject to agreements which have been accounted for as capital leases. Generally, these capital leases require fixed monthly payments over a period of 3 to 7 years.

The Company operates from various facilities under agreements classified as operating leases. The lease agreements are as follows:

Mullinax East, Inc.

Mullinax East, Inc. operates from facilities leased from a partnership related by virtue of common ownership. An agreement was entered into in March 1994 requiring monthly rental payments of $42,000 through February 1998. Total rental expense for the years ended April 30, 1996 and 1995 amounted to $504,000 for both years.

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE F - LEASE COMMITMENTS (CONTINUED):

Ed Mullinax Ford, Inc.

Ed Mullinax Ford, Inc. operates from facilities leased from the majority stockholder of the parent company on a month-to-month basis, requiring monthly rental payments of $37,500. Total rent expense amounted to $450,000 for both years ended April 30, 1996 and 1995, respectively.

In addition, Ed Mullinax Ford, Inc. leases another building and land on a month-to-month basis from a partnership related by virtue of common ownership. Total rent expense amounted to $18,000 and $18,000 for the years ended April 30, 1996 and 1995.

Mullinax Lincoln-Mercury, Inc.

Mullinax Lincoln-Mercury, Inc. operates from facilities leased from a non-related party. The original lease was rolled into a new lease commencing June 1995. The new lease requires monthly payments of $12,864 through July 2002, with a renewal option for an additional three years or seven years. Total rent expense amounted to $152,376 and $130,464 for the years ended April 30, 1996 and 1995, respectively.

Mullinax Ford North Canton, Inc.

Mullinax Ford North Canton, Inc. operates from facilities sub-leased from a non-related party. The lease requires monthly payments of $20,650 through September 2002. Total rent expense amounted to $247,800 for both years ended April 30, 1996 and 1995.

In addition, Mullinax Ford North Canton, Inc. leases a building and land from a non-related party. The lease requires monthly payments of $6,000 through May 1998. The lease will automatically be renewed for an additional two years unless the lessor is given written notice by February 28, 1998 that the lease will terminate in May 1998. Total rent expense amounted to $66,000 for the year ended April 30, 1996.

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE F - LEASE COMMITMENTS (CONTINUED):

The future rental commitments under both capital and noncancellable operating leases are as follows:



                                                             Operating Leases
                                      Capital        ---------------------------------
  Year ending                          Lease         Related   Non-related
   April 30,                        Obligations       Party       Party        Total
  -----------                       -----------      -------   -----------   ---------
    1997                            $   191,494     $ 504,000  $   474,168  $  978,168
    1998                                189,495       420,000      474,168     894,168
    1999                                178,270             -      408,168     408,168
    2000                                 92,119             -      402,168     402,168
    2001                                      -             -      402,168     402,168
    Thereafter                                -             -      544,010     544,010
                                    -----------     ---------  -----------  ----------

Total minimum lease payments            651,378     $ 924,000  $ 2,704,850  $3,628,850
                                                    =========  ===========  ==========

Less amounts representing interest       82,640
                                    -----------

Capital lease obligation                568,738

Current portion                         151,900
                                    -----------

                                    $   416,838
                                    ===========

NOTE G - RELATED PARTY TRANSACTIONS:

Certain subsidiaries pay management fees to Mullinax Management, Inc., a company related by virtue of common ownership. A summary of management fees is as follows:

                                                                   1996        1995
                                                               -----------  ----------
Ed Mullinax Ford, Inc.                                         $ 1,427,750  $  475,150
Mullinax East, Inc.                                                950,700     296,688
Mullinax Ford South, Inc.                                        1,749,189     651,621
Mullinax Ford North Canton, Inc.                                   268,500     174,343
Mullinax Lincoln-Mercury, Inc.                                     186,500     179,567
                                                               -----------  ----------

                                                               $ 4,582,639  $1,777,369
                                                               ===========  ==========


Notes payable - officers have been classified as non-current since the companies do not intend to repay the funds within one year. Interest is accrued annually at the prime rate (8.25% at April 30, 1996).

ED MULLINAX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended April 30, 1996 and 1995


NOTE H - FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of advance to affiliate company, notes payable - floorplan, notes payable - demand, and long-term debt approximate the carrying value at April 30, 1996 and 1995.

                         Report of Independent Auditors

The Board of Directors and Members
Grubb Automotive, Inc.
Jack Sherman Chevrolet, Inc.
Lou Grubb Chevrolet, Inc.
Lou Grubb Ford, Inc.
Lou Grubb Saturn, Inc.
Saturn of Tempe, Inc.

We have audited the accompanying combined balance sheet of the corporations listed in Note 1 (the Company) as of December 31, 1995 and the related combined statements of income, shareholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the corporations listed in Note 1 at December 31, 1995, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                           ERNST & YOUNG LLP


October 31, 1996
Phoenix, Arizona

                                Grubb Automotive

                            Combined Balance Sheets

                                 (In thousands)

                                                                 DECEMBER 31,  SEPTEMBER 30,
                                                                     1995          1996
                                                                 ---------------------------
                                                                               (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                         $ 7,471        $ 8,012
  Receivables, net                                                   11,817         11,432
  Due from shareholders                                                 654              -
  Inventories                                                        45,255         37,997
  Advances to affiliates                                                200              -
  Other current assets                                                  152            192
                                                                    ----------------------
Total current assets                                                 65,549         57,633
Land, buildings, equipment, and rental and lease vehicles, net       11,584         11,672
Land held for development                                             1,755          2,147
Cash surrender value of officers' life insurance, less policy loans of approximately $240 at December 31, 1995 and
  September 30, 1996                                                    550            598
Other assets                                                            103            288
                                                                    ----------------------
                                                                    $79,541        $72,338
                                                                    ======================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings                                             $51,306        $39,672
  Accounts payable                                                    2,444          2,803
  Accrued expenses                                                    4,020          4,309
  Notes payable to shareholders due within one year                   3,250          3,650
  Long-term debt due within one year                                    370            294
                                                                    ----------------------
Total current liabilities                                            61,390         50,728
Deferred compensation                                                   550            590
Notes payable to shareholders due after one year                      2,575          2,575
Long-term debt due after one year                                     4,127          3,979
Shareholders' equity:
  Common stock                                                        3,025          3,025
  Additional paid-in capital                                            646            646
  Retained earnings                                                   8,528         12,095
  Less treasury stock, at cost                                       (1,300)        (1,300)
                                                                    ----------------------
Total shareholders' equity                                           10,899         14,466
                                                                    ----------------------
                                                                    $79,541        $72,338
                                                                    ======================



See accompanying notes.

                                Grubb Automotive

                         Combined Statements of Income

                                 (In thousands)



                                                 YEAR ENDED   NINE MONTHS ENDED
                                                DECEMBER 31,    SEPTEMBER 30,
                                                    1995      1995        1996
                                                --------------------------------
                                                                (Unaudited)
REVENUES
Vehicle sales                                    $339,087   $252,861   $289,970
Parts and service sales                            51,084     36,479     43,426
Finance fees and insurance commissions              5,176      2,691      3,391
Other revenue                                       2,463      1,226      1,356
                                                 ------------------------------
                                                  397,810    293,257    338,143
COSTS AND EXPENSES
Vehicles cost of sales                            317,448    235,950    268,730
Parts and service cost of sales                    32,988     23,102     27,774
Selling, general and administrative expenses       40,744     28,408     32,332
Depreciation and amortization                       1,451        758        902
                                                 ------------------------------
                                                  392,631    288,218    329,738
OTHER INCOME (EXPENSE)
Interest income                                     2,784      2,324      1,536
Interest expense                                   (4,704)    (3,686)    (3,220)
                                                 ------------------------------
                                                   (1,920)    (1,362)    (1,684)
                                                 ------------------------------
Net income                                       $  3,259   $  3,677   $  6,721
                                                 ==============================

See accompanying notes.

                                Grubb Automotive

                  Combined Statements of Shareholders' Equity

                                 (In thousands)


                                   GRUBB                       JACK SHERMAN                    LOU GRUBB
                              AUTOMOTIVE, INC.                CHEVROLET, INC.                CHEVROLET, INC.
                              -------------------  --------------------------------------   -----------------
                                                           ADDITIONAL
                               COMMON    RETAINED  COMMON   PAID-IN    RETAINED  TREASURY   COMMON   RETAINED
                               STOCK     EARNINGS  STOCK    CAPITAL    EARNINGS   STOCK     STOCK    EARNINGS
                              -------------------------------------------------------------------------------
Balances at December 31,
1994                            $11       $(1)      $1       $403      $ 2,229   $(1,300)    $463    $3,949
Net income (loss)                 -        (8)       -          -          395         -        -        84
Shareholder distributions         -         -        -          -       (1,079)        -        -         -
                              -------------------------------------------------------------------------------
Balances at December 31,
1995                             11        (9)       1        403        1,545    (1,300)     463     4,033
Net income (unaudited)            -         -        -          -          799         -        -     2,097
Shareholder
distributions
(unaudited)                       -         -        -          -         (659)        -        -      (824)
                              -------------------------------------------------------------------------------
Balances at September
30, 1996 (unaudited)            $11       $(9)      $1       $403      $ 1,685   $(1,300)    $463    $5,306
                              ===============================================================================


                                        LOU GRUBB                LOU GRUBB            SATURN OF
                                        FORD, INC.               SATURN, INC.        TEMPE, INC.
                              ---------------------------   ----------------------------------------
                                     ADITIONAL
                              COMMON  PAID-IN    RETAINED   COMMON    RETAINED    COMMON    RETAINED
                              STOCK   CAPITAL    EARNINGS    STOCK    EARNINGS    STOCK     EARNINGS   TOTAL
                              -------------------------------------------------------------------------------
Balances at December 31,
1994                           $750    $243      $   95      $800      $  706     $1,000    $  741    $10,090
Net income (loss)                 -       -         959         -         602          -     1,227      3,259
Shareholder distributions         -       -        (645)        -        (246)         -      (480)    (2,450)
                               ------------------------------------------------------------------------------
Balances at December 31,
1995                            750     243         409       800       1,062      1,000     1,488     10,899
Net income (unaudited)            -       -       1,449         -         874          -     1,502      6,721
Shareholder
distributions
(unaudited)                       -       -        (435)        -        (467)         -      (769)    (3,154)
                               ------------------------------------------------------------------------------
Balances at September
30, 1996 (unaudited)           $750    $243      $1,423      $800      $1,469     $1,000    $2,221    $14,466
                               ==============================================================================




See accompanying notes.

                                Grubb Automotive

                       Combined Statements of Cash Flows

                                 (In thousands)


                                                        YEAR ENDED        NINE MONTHS
                                                       DECEMBER 31,   ENDED SEPTEMBER 30,
                                                           1995         1995      1996
                                                       ----------------------------------
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $ 3,259     $ 3,677     $ 6,721
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                            1,451         758         902
  Provision for doubtful accounts                              -           -          82
  Provision for chargeback allowances                      1,704       1,278       1,435
  Loss on sale of assets                                       3           -           -
  Increase in cash surrender value of officers' life
    insurance                                                (47)        (47)        (48)
  Changes in operating assets and liabilities:
    Receivables                                           (3,570)     (4,939)     (1,132)
    Inventories                                           (7,703)      5,533       7,258
    Other current assets                                       8        (255)        (40)
    Other assets                                              12        (209)       (185)
    Accounts payable                                         753       1,577         359
    Accrued expenses                                         583          53         289
    Deferred compensation                                     50          40          40
                                                         -------------------------------
Net cash provided by (used in) operating activities       (3,497)      7,466      15,681

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of land, buildings, equipment, and rental
  and lease vehicles                                      (1,280)       (441)       (990)
Purchase of land held for development                       (875)          -        (392)
Proceeds from disposal of land, buildings,
  equipment, and rental and lease vehicles                   222           -           -
Decrease (increase) in advances to affiliates               (200)          -         200
                                                         -------------------------------
Net cash used in investing activities                     (2,133)       (441)     (1,182)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments on) short-term
  borrowings                                              12,530         254     (11,634)
Repayment of long-term debt                                 (345)       (308)       (224)
Increase in notes payable to shareholders                  1,500       1,461         400
Shareholder distributions                                 (2,450)     (2,155)     (2,500)
                                                         -------------------------------
Net cash provided by (used in) financing activities       11,235        (748)    (13,958)
                                                         -------------------------------
Increase in cash                                           5,605       6,277         541
Cash and cash equivalents, beginning of period             1,866       1,866       7,471
                                                         -------------------------------
Cash and cash equivalents, end of period                 $ 7,471     $ 8,143     $ 8,012
                                                         ===============================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest                 $ 4,665     $ 3,686     $ 3,220
                                                         ===============================

See accompanying notes.

                                Grubb Automotive

                     Notes to Combined Financial Statements

                    December 31, 1995 and September 30, 1996
       (The information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements reflect the combined operations of Grubb Automotive, Inc. (Grubb), Jack Sherman Chevrolet, Inc. (JSC), Lou Grubb Chevrolet, Inc. (LGC), Lou Grubb Ford, Inc. (LGF), Lou Grubb Saturn, Inc.
(LGS), and Saturn of Tempe, Inc. (SOT) (collectively, the Company or Grubb Automotive).

The Company operates in one business segment - the retail sales of new and used automobiles and the service thereof. The company has two Chevrolet dealerships, two Saturn dealerships and a Ford dealership. The dealerships are located in metropolitan Phoenix, Arizona, except for one Chevrolet dealership which is located in Midland, Texas.

The accompanying combined financial statements include the accounts of the corporations listed above. All material intercompany accounts and transactions have been eliminated.

The financial information included in the combined financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations and cash flows would have been if the separate dealerships had continued to be separate, stand-alone dealerships during the period presented.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with a manufacturer, and all highly liquid investments with maturities of three months or less when purchased.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by last-in, first-out (LIFO) for new and used vehicles, and factory list price for parts and accessories, which approximates first-in, first-out (FIFO).

                                Grubb Automotive

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Land, Buildings, Equipment, and Rental and Lease Vehicles

Land, buildings, equipment, and rental and lease vehicles are stated at cost. Depreciation is provided using the straight-line method for buildings and improvements and declining-balance methods for equipment, furniture and fixtures, and vehicles. The estimated useful lives of the assets for depreciation purposes are:


      Buildings and improvements               15 to 39 years
      Parts equipment                            5 to 8 years
      Machinery and shop equipment               5 to 8 years
      Furniture and fixtures                     5 to 8 years
      Service vehicles                           3 to 5 years
      Rental and lease vehicles                  3 to 5 years

When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred.

Land Held for Development

Land held for development, which represents land acquired for development of additional dealerships in metropolitan Phoenix, Arizona, is carried at cost, which is not in excess of fair value.

Unearned Income

Unearned income on receivables is recognized over the term of the receivable on the interest method.

Revenues

Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle is delivered to the customer or service is completed.

                                Grubb Automotive

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Finance Fees and Insurance Commissions

Finance fees represent revenue earned by the Company for notes placed with financial institutions in connection with customer vehicle financing. Finance fees are recognized in income upon acceptance of the credit by the financial institution. Insurance income represents commissions earned on credit life, accident and disability insurance sold in connection with the vehicle on behalf of third-party insurance companies. Insurance commissions are recognized in income upon customer acceptance of the insurance terms as evidenced by contract execution.

The Company is charged back for a portion of these fees and commissions should the customer terminate the finance contract prior to its scheduled maturity. The estimated allowance for these chargebacks (chargeback allowance) is based upon the Company's historical experience for prepayments or defaults on the finance contracts.

Other Revenue

Other revenue consists primarily of license and title fees.

Advertising and Promotional Costs

Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expense in the accompanying combined statement of income. Total advertising and promotional expenses were approximately $3,874,000 for the year ended December 31, 1995 and $2,917,000 and $3,109,000 for the nine months ended September 30, 1995 and 1996, respectively.

Income Taxes

The Company elected, with the consent of its shareholders, to have its income taxed directly to its shareholders as S corporations under the provisions of the Internal Revenue Code. Accordingly, the Company is generally not subject to income taxes as the taxable income and related losses are allocated and taxed directly to the shareholders.

                                Grubb Automotive

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

In March 1995, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard (FAS) No. 121, Accounting for the Impairment of Long-live Assets and for Long-Lived Assets to be Disposed of (FAS 121), which is effective for fiscal years beginning after December 15, 1995. In the first quarter of fiscal year 1996, the Company adopted FAS 121 which requires that long-lived assets (i.e., property, plant and equipment and goodwill) held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. Generally, the amount of the impairment loss is measured as the difference between the net book value of the assets and the estimated fair value of the related assets. The adoption of this statement did not have a significant impact on the Company's results of operations or its financial position.

Fair Value of Financial Instruments

The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values due primarily to the short-term nature of their maturities.

Interim Financial Statements

The accompanying combined balance sheet at September 30, 1996 and the combined statements of income, shareholders' equity and cash flows for the nine month periods ended September 30, 1995 and 1996 are unaudited and have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments (all of which are of a normal recurring nature) necessary to present fairly the combined financial position and the results of operations for the periods presented. The results of operations for such interim periods are not necessarily indicative of results for the full year.

                                Grubb Automotive

2. RECEIVABLES

Receivables are comprised of the following:


                                                DECEMBER 31,  SEPTEMBER 30,
                                                    1995          1996
                                                ------------  -------------
                                                               (Unaudited)
                                                     (In thousands)
Contracts in transit and vehicle receivables      $ 7,450        $ 6,995
Trade receivables                                   2,354          2,576
Due from automakers                                 1,716          1,440
Note receivables from customers                       867            824
Other                                                 261            510
                                                  ----------------------
                                                   12,648         12,345
Less: allowance for doubtful accounts                (708)          (790)
Less: unearned income                                (123)          (123)
                                                  ----------------------
                                                  $11,817        $11,432
                                                  ======================

Contracts in transit and vehicle receivables primarily represent receivables from financial institutions such as General Motor Acceptance Corporation
(GMAC), and regional banks which provide funding for customer vehicle financing. These receivables are normally collected in less than 30 days of the sale of the vehicle. Trade receivables primarily relate to the sale of parts to commercial customers. Due from automakers represent receivables for parts and service work performed on vehicles pursuant to the automakers' warranty coverages and amounts due in connection with the purchase of vehicles (holdbacks) pursuant to the dealership agreement. Such holdbacks are generally remitted to the Company on a quarterly basis. Note receivables from customers are derived from certain sales of used vehicles at JSC under which the dealership finances the sale and carries the related note.

3. DUE FROM SHAREHOLDERS

Due from shareholders represents cash advances made to shareholders of the Company. The due from shareholder amounts were paid in 1996 by the offset of $654,000 of shareholder distributions.

                                Grubb Automotive

4. INVENTORIES

The components of inventory are as follows:


                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                     ------------  -------------
                                                                    (Unaudited)
                                                           (In thousands)
New vehicles, at cost determined under the
 specific identification method                         $ 45,799       $ 38,073

Used vehicles, at cost determined under the
 specific identification method                            9,475          9,654

Parts and accessories, at cost determined by the
 latest factory invoice price, which approximates
 the FIFO method                                           6,208          6,929
                                                        -----------------------
                                                          61,482         54,656

Less adjustment to reduce new vehicles inventories
 to cost determined under the LIFO method                (13,852)       (14,279)

Less adjustment to reduce used vehicles
 inventories to cost determined under the LIFO
 method                                                   (2,375)        (2,380)
                                                        -----------------------
                                                        $ 45,255       $ 37,997
                                                        =======================

While the Company believes that the LIFO method of accounting provides a better matching of costs and revenues, if the FIFO method of accounting had been used by the Company, net income would have increased by approximately $2,418,000 for the year ended December 31, 1995 and $1,396,000 and $432,000 for the nine months ended September 30, 1995 and 1996, respectively. During the nine months ended September 30, 1996, the Company realized a liquidation of certain LIFO inventory pools which resulted in an increase to net income of approximately $900,000. Interim LIFO calculations must reasonably be based on management's estimates of expected year-end inventory levels and costs. Because these are subject to many forces beyond management's control, interim results are subject to the year-end LIFO inventory valuation.

                                Grubb Automotive

5. LAND, BUILDINGS, EQUIPMENT, AND RENTAL AND LEASE VEHICLES

Land, buildings, equipment, and rental and lease vehicles, consist of the following:


                                                  DECEMBER 31,  SEPTEMBER 30,
                                                      1995          1996
                                                  ------------  -------------
                                                                 (Unaudited)
                                                        (In thousands)
Land                                                $ 5,295        $ 5,585
Buildings and improvements                            6,192          6,216
Furniture and fixtures                                2,897          3,113
Machinery and shop equipment                          1,212          1,317
Parts equipment                                         762            812
Rental and lease vehicles                               695            724
Service vehicles                                        880            977
                                                    ----------------------
                                                     17,933         18,744
Less accumulated depreciation and amortization       (6,349)        (7,072)
                                                    ----------------------
                                                    $11,584        $11,672
                                                    ======================

6. SHORT-TERM BORROWINGS

Short-term borrowings consist of the following:


                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                     ------------  -------------
                                                                    (Unaudited)
                                                           (In thousands)
$24,000,000 line of credit with a bank, interest
 payable monthly at the lower of the bank's prime
 rate plus 0.50 percent or the 30-day LIBOR rate
 plus 2.50 percent, maturing July 1996 (extended to
 July 1997 subsequent to year-end), and
 collateralized by all inventories and accounts
 receivable of LGF.  The line of credit is
 guaranteed by a shareholder of LGF up to
 $3,000,000.                                              $18,349        $15,697

$18,000,000 line of credit with a bank, interest
 payable monthly at the lower of the bank's prime
 rate plus 0.50 percent or the 30-day LIBOR rate
 plus 2.50 percent, maturing July 1996 (extended to
 July 1997 subsequent to year-end), and
 collateralized by all inventories and accounts
 receivable of LGC.  The line of credit is
 guaranteed by a shareholder of LGC up to
 $3,000,000.                                               17,574         10,802

                                Grubb Automotive

6. SHORT-TERM BORROWINGS (CONTINUED)


                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                     ------------  -------------
                                                                    (Unaudited)
                                                          (In thousands)
$14,000,000 line of credit with General Motors
 Acceptance Corporation, interest payable monthly
 at prime plus 1.00 percent on new stock vehicles
 and prime plus 1.50 percent on demo vehicles, no
 stated maturity date, and collateralized by new
 vehicles inventories of JSC.                             $10,160        $ 5,775

$6,000,000 line of credit with a bank, interest
 payable monthly at the lower of the bank's prime
 rate plus 0.50 percent or the 30-day LIBOR rate
 plus 2.50 percent, maturing July 1996 (extended to
 July 1997 subsequent to year-end), and
 collateralized by all inventories and accounts
 receivable of SOT.  The line of credit is
 guaranteed by a shareholder of SOT up to
 $4,700,000.                                                2,307          3,421

$5,000,000 line of credit with a bank, interest
 payable monthly at the lower of the bank's prime
 rate plus 0.50 percent or the 30-day LIBOR rate
 plus 2.50 percent, maturing July 1996 (extended to
 July 1997 subsequent to year-end), and
 collateralized by all inventories and accounts
 receivable of LGS.  The line of credit is
 guaranteed by a shareholder of LGS up to
 $2,000,000.                                                1,910          2,942

$1,500,000 line of credit with Ford Motor Credit
 Company, interest payable monthly at prime plus
 1.00 percent on new vehicles and prime plus 1.50
 percent on demo vehicles, no stated maturity date,
 and collateralized by new vehicles inventories of
 JSC.  Subsequent to year-end, the line of credit
 was changed to $700,000.                                     918            993
 Other                                                         88             42
                                                          ----------------------
                                                          $51,306        $39,672
                                                          ======================

LGF has an additional $1,500,000 line of credit available for the acquisition of used vehicles and other short-term needs. The line of credit is at prime and expires July 1996 (extended to July 1997 subsequent to year-end). LGC has $500,000 and $250,000 lines of credit available at prime plus 0.50 percent and prime plus 1.50 percent, respectively. The lines expire July 1996 (extended to July 1997 subsequent to year-end). At December 31, 1995, no amounts had been drawn on these lines of credit.

                                Grubb Automotive

6. SHORT-TERM BORROWINGS (CONTINUED)

The weighted average interest rate on short-term borrowings outstanding as of December 31, 1995 and September 30, 1996 was approximately 8.70 percent. Interest expense on short-term borrowings during the year ended December 31, 1995 was approximately $3,496,000 and $2,780,000 and $2,370,000 for the nine months ended September 30, 1995 and 1996, respectively.

7. NOTES PAYABLE TO SHAREHOLDERS

Notes payable to shareholders consist of the following:


                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                     ------------  -------------
                                                                    (Unaudited)
                                                           (In thousands)
Unsecured note payable to shareholder, interest
 payable monthly at prime, due on demand                 $ 1,750        $ 1,750

Unsecured notes payable to shareholders, interest
 payable monthly at prime plus 1.00 percent, due on
 demand                                                    1,500          1,900

Unsecured notes payable to shareholder, interest
 payable monthly at 8.50 percent, due on demand.           2,575          2,575
                                                         ----------------------
                                                           5,825          6,225
Less portion due within one year                          (3,250)        (3,650)
                                                         ----------------------
                                                         $ 2,575        $ 2,575
                                                         ======================

At December 31, 1995 and September 30, 1996, the $2,575,000, unsecured notes payable to shareholder are classified as long-term as the shareholder has represented that there are no intentions to require payment within one year.

Interest expense on notes payable to shareholders during the year ended December 31, 1995 was approximately $567,000 and $425,000 and $440,000 for the nine months ended September 30, 1995 and 1996, respectively.

                                Grubb Automotive

8. LONG-TERM DEBT

Long-term debt consists of the following:

                                                      DECEMBER 31,  SEPTEMBER 30,
                                                          1995          1996
                                                      ------------  -------------
                                                                    (Unaudited)
                                                           (In thousands)
Mortgage note payable to a bank payable in monthly
 installments of $12,500 plus interest at prime,
 due and payable in full in January 1998, and
 collateralized by first deed of trust on property.
 Guaranteed by a shareholder of SOT.                      $2,263         $2,150

$3,500,000 line of credit with a bank, interest
 payable monthly at prime, maturing July 1996
 (extended to July 1997 subsequent to year-end) at
 which time the amount outstanding will be termed
 out over five years, and collateralized by all
 assets of LGF until July 2002 at which time the
 line of credit will be collateralized by a first
 deed of trust on the property.  Guaranteed by a
 shareholder of the LGF.                                   1,626          1,626

Mortgage note payable to a bank payable in 60
 monthly installments of $15,667 plus interest at
 prime through October 1998, and collateralized by
 all inventories and accounts receivable of LGC,
 subordinate to the 8,000,000 line of credit.                533            392

 Other                                                        75            105
                                                          ---------------------
                                                           4,497          4,273
Less portion due within one year                            (370)          (294)
                                                          ---------------------
                                                          $4,127         $3,979
                                                          =====================

                                Grubb Automotive

8. LONG-TERM DEBT (CONTINUED)

At December 31, 1995, the aggregate maturities on long-term debt are as follows:


                                                      (In thousands)

         1996                                             $  370
         1997                                              1,993
         1998                                              2,134
                                                          ------
                                                          $4,497
                                                          ======

Interest expense on long-term debt during the year ended December 31, 1995 was approximately $641,000 and $481,000 and $410,000 for the nine months ended September 30, 1995 and 1996, respectively.

9. SHAREHOLDERS' EQUITY

The common stock par value and authorized, issued, and outstanding shares for each of the corporations, at December 31, 1995 and September 30, 1996, is summarized as follows:


                                                   NUMBER OF SHARES
                                         -------------------------------------
                              PAR VALUE  AUTHORIZED     ISSUED     OUTSTANDING
                              ------------------------------------------------
                                       (In thousands, except par value)
Grubb Automotive, Inc.          $  1.00        1,000           11           11
Jack Sherman Chevrolet, Inc.       0.01        1,500           40           40
Lou Grubb Chevrolet, Inc.        100.00          250            5            5
Lou Grubb Ford, Inc.               1.00        2,000          750          750
Lou Grubb Saturn, Inc.             1.00        1,000          800          800
Saturn of Tempe, Inc.              1.00        2,000        1,000        1,000

At December 31, 1995 and September 30, 1996, JSC holds $1,300,000 in treasury stock resulting from the purchase of 16,800 shares common stock, at cost, from a previous shareholder.

                                Grubb Automotive

10. PENSION AND DEFERRED COMPENSATION PLANS

The Company has a 401(k) defined contribution retirement savings plan for employees. The Company is required to contribute an amount equal to 50 percent of each participating employee's deferred cash contribution, limited to a maximum deferred contribution of 2 percent. The Company's funding policy is to make quarterly contributions to the plan. Participants may elect to contribute to the plan. Total expense recognized by the Company was approximately $122,000 for the year ended December 31, 1995 and $83,000 and $102,000 for the nine months ended September 30, 1995 and 1996, respectively.

The Company has executed a deferred compensation agreement with an officer of the Company. The agreement provides supplemental salary continuation benefits to this officer or his beneficiaries upon normal retirement for 15 years at $8,333 per month. Upon death, early retirement or termination, the officer will receive a reduced level of benefits as defined in the agreement. At December 31, 1995 and September 30, 1996, the benefits are unfunded and the Company has accrued $550,000 and $590,000, respectively, discounted at 7.50 percent, as a long-term liability. The projected benefit obligation was estimated using the 1980 Commissioners Standard Ordinary Mortality table.
Total expense recognized by the Company was approximately $50,000 for the year ended December 31, 1995 and $40,000 for the nine months ended September 30, 1995 and 1996. The agreement also provides for disability benefits should the officer become permanently and totally disabled and the amount of benefits will be determined by the Board of Directors at the time of disability.

11. MAJOR SUPPLIERS AND FRANCHISE AGREEMENTS

The Company owns and operates two Chevrolet, two Saturn, and one Ford automobile dealerships. The Company enters into agreements (Dealer Agreements) with the automakers that supply new vehicles and parts to its dealerships. The Company's overall sales could be impacted by the automakers' ability or unwillingness to supply the dealerships with an adequate supply of popular models. The Company's existing Chevrolet Dealer Agreements have remaining terms of approximately five years expiring in October 2000. The Saturn and Ford Dealership Agreements have no stated expiration date. Management currently believes that it will be able to renew all the Chevrolet Dealer Agreements upon expiration; however, there can be no assurance that the Chevrolet Dealer Agreements will be renewed.

The Dealer Agreements generally limit locations of dealerships and retain automaker approval rights over changes in dealership management. The Dealer Agreement with Chevrolet stipulates that the Company could lose its Chevrolet dealership upon any change in ownership of a controlling number of shares in the Company. Each automaker also is entitled to terminate the dealership agreement if the dealership is in material breach of the terms.

                                Grubb Automotive

11. MAJOR SUPPLIERS AND FRANCHISE AGREEMENTS (CONTINUED)

The Company's ability to expand operations depends, in part, on obtaining the consent of the automakers to the acquisition or establishment of additional dealerships.

12. CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and receivables. The Company invests a substantial portion of its excess cash with GMAC and, to a lesser extent, with financial institutions with strong credit ratings. Cash investments with GMAC can be withdrawn at any time. At December 31, 1995 and September 30, 1996, amounts invested with GMAC approximated $1,500,000 and $1,900,000, respectively, with an interest rate of approximately
9.75 percent. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits. As of December 31, 1995 and September 30, 1996, the Company has not experienced any losses on its cash equivalents.

Concentrations of credit risk with respect to customer receivables are limited primarily to automakers and financial institutions such as GMAC and regional banks. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base. However, they are concentrated in the Company's two market areas in metropolitan Phoenix, Arizona and Midland, Texas.

13. PROVISION FOR FINANCE FEES AND INSURANCE COMMISSION CHARGEBACKS

Presented below is the change in the allowance for estimated finance fees and insurance commission chargebacks:


                                 YEAR ENDED   NINE MONTHS ENDED
                                DECEMBER 31,    SEPTEMBER 30,
                                    1995            1996
                                ------------  -----------------
                                                (Unaudited)
                                        (In thousands)
Balance at beginning of period    $ 1,406            $ 1,593
Provision                           1,704              1,435
Actual chargebacks                 (1,517)            (1,140)
                                  --------------------------
Balance at end of period          $ 1,593            $ 1,888
                                  ==========================

                                Grubb Automotive

14. COMMITMENTS AND CONTINGENCIES

The Company is a party to various legal actions arising in the ordinary course of its business. The liability, if any, associated with these matters was not determinable at December 31, 1995 and September 30, 1996. While it is not feasible to determine the outcome of these actions, the Company's information, including discussions with legal counsel, at this time does not indicate that these matters will have a material adverse effect upon financial condition, results of operations or cash flows.

The Company is also subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of gasoline, oil, other chemicals and waste. Local, state and federal regulations also affect automobile dealerships' advertising, sales, service and financing activities. The Company believes that it complies with all applicable laws relating to its business.

In general, the Company is required to pay for all vehicles purchased from the automakers upon completion of the vehicle, upon which time a draw upon the Company's available bank lines of credit is made directly by the automakers. A regional bank provides the financing for all new vehicles except at JSC where GMAC and Ford Motor Credit Company provide financing for all new vehicles and certain used vehicles. These types of financings are known as "floor plan financing" or "flooring." Under the arrangement with GMAC, the Company may deposit funds with GMAC in an amount up to 75 percent of the amount of the floor plan financing. Such funds earn interest at the same rate charged by GMAC to the Company for its flooring. From time to time, certain shareholders will advance funds to the Company primarily for the purpose of investing their excess cash with GMAC. The Company acts only as an intermediary in this process. Aggregate amounts outstanding pursuant to these arrangements at December 31, 1995 and September 30, 1996 are included in notes payable to shareholders in the accompanying combined balance sheets.

15. LEASES

The Company leases from outside parties, under operating leases, land and buildings relating to certain of its dealership properties and certain computer equipment. The property and equipment leases expire in 1997 through 1999. Total related rental expense with outside parties was approximately $499,000 for the year ended December 31, 1995, and $375,000 and $622,000 for the nine months ended September 30, 1995 and 1996, respectively.

                                Grubb Automotive

15. LEASES (CONTINUED)

LGF leases land and buildings from a shareholder under an operating lease for $690,000 per annum. The lease is currently under an extension period through 1998 and can be extended through 2013. LGS also leases land and holdings from a shareholder under an operating lease for $118,800 per annum expiring in 2001. Total related rental expense with shareholders was approximately $837,000 for the year ended December 31, 1995, and $630,000 and $635,000 for the nine months ended September 30, 1995 and 1996, respectively.

The aggregate minimum rental commitments for all noncancelable operating leases as of December 31, 1995 are as follows:


                    LEASES WITH OTHERS  LEASES WITH
                          OTHERS       SHAREHOLDERS
                    -------------------------------
                             (In thousands)
        1996                $338          $  809
        1997                 241             809
        1998                 179             809
        1999                   -             119
        2000                   -             119
        Thereafter             -             119
                            --------------------
                            $758          $2,784
                            ====================

16. SUBSEQUENT EVENT

In September 1996, an unrelated third party entered into definitive agreements to purchase the assets of, acquire a portion of the outstanding stock of certain dealerships, and merge certain dealerships with the acquiring company. The assets, properties, and business of Grubb, JSC and LGC are to be acquired for approximately $46,000,000 in the acquiring company's common stock less long-term debt assumed and working capital and purchase price adjustments as defined in the agreements.

LGF and SOT are to be merged with and into a subsidiary of the acquiring company with the dealerships being the surviving corporations in the merger and becoming a wholly owned subsidiary of the acquiring company. The common stock issued and outstanding immediately prior to the merger will be converted into the right to receive a number of shares of common stock of the acquiring company worth approximately $47,000,000 less long-term debt assumed and working capital and purchase price adjustments as defined in the agreements.

                                Grubb Automotive

16. SUBSEQUENT EVENT (CONTINUED)

LGS on the closing date, shall sell and convey to the acquiring company 50 percent of the outstanding capital stock for $7,500,000 in the acquiring company's common stock less working capital and purchase price adjustments as defined in the agreements. In addition, the acquiring company will pay $3,750,000 for an option to acquire the balance of the common stock for an additional $3,750,000.

The agreements can be terminated by either party if the closing has not been completed by November 30, 1996, or in other circumstances as defined. The Company must obtain each respective manufacturers' consents for the acquisitions and mergers to occur, and should the appropriate consents not be obtained by November 30, 1996, the termination date of the agreements will be extended to February 28, 1997. Should Ford not approve the assignment of the dealership agreements in the merger, the acquiring company would acquire 85 percent of the outstanding stock of LGF in exchange for the acquiring company's common stock with a value equal to 85 percent of the purchase price discussed above with an option granted to the acquiring company to acquire the remaining 15 percent of the stock upon Ford's approval of such transfer.

Additionally, it is anticipated that certain notes payable to shareholders may be paid off with funds provided by the acquiring company. There can be no assurance as to whether the manufacturers' consents can be obtained or whether the acquisitions and mergers will be closed.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS


 REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED, ED MULLINAX, INC., GRUBB AUTOMOTIVE, NATIONAL CAR RENTAL SYSTEMS, INC. AND HUDSON MANAGEMENT CORPORATION

     The following Unaudited Condensed Consolidated Pro Forma Financial Statements include the supplemental consolidated financial statements of Republic Industries, Inc. and subsidiaries (the "Company") which include the results of operations of Alamo Rent-A-Car, Inc. and affiliates ("Alamo") which the Company acquired in November 1996, Addington Resources, Inc. and subsidiaries ("Addington") and Continental Industries, Inc. and subsidiaries ("Continental") which the Company acquired in December 1996 and also Carlisle Motors, Inc. ("Carlisle") which the Company acquired in January 1997. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, the Company's supplemental consolidated financial statements have been retroactively adjusted as if the Company, Alamo, Addington, Continental and Carlisle had operated as one entity since inception.

     The following Unaudited Condensed Consolidated Pro Forma Balance Sheet presents the pro forma financial position of the Company as of September 30, 1996 as if the January 1997 acquisitions of AutoNation Incorporated ("AutoNation") and Ed Mullinax, Inc. and subsidiaries ("Mullinax") and the pending acquisitions of Grubb Automotive ("Grubb") and National Car Rental Systems, Inc. and subsidiaries ("National") had been consummated as of September 30, 1996. This pro forma balance sheet also includes pro forma adjustments related to the November 1996 and January 1997 sales of the Company's common stock, par value $.01 per share ("Common Stock") which resulted in net proceeds of approximately $883,000,000 (the "1996 and 1997 Equity Transactions").

      The following Unaudited Condensed Consolidated Pro Forma Statements of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 present the pro forma results of continuing operations of the Company as if the acquisitions of AutoNation and Mullinax and the pending acquisition of Grubb, which will all be accounted for under the purchase method of accounting, had been consummated as of January 1, 1995, and as if the pending acquisition of National, which will be accounted for under the pooling of interests method of accounting, had been consummated as of April 4, 1995, the date of its inception. These pro forma statements of operations also contain pro forma adjustments related to the 1996 and 1997 Equity Transactions. In addition, the Unaudited Condensed Consolidated Pro Forma Statement of Operations for the year ended December 31, 1995 includes the results of operations of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC") which was acquired in August 1995 and accounted for under the purchase method of accounting and pro forma adjustments related to a series of 1995 equity transactions which resulted in net proceeds of approximately $232,000,000 (the "1995 Equity Transactions").

     The unaudited pro forma income from continuing operations per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing the unaudited pro forma income from continuing operations per common and common equivalent share, the Company utilizes the modified treasury stock method. Primary earnings per share is not presented as it does not significantly differ from fully diluted earnings per share.

     These Unaudited Condensed Consolidated Pro Forma Financial Statements should be read in conjunction with the respective historical consolidated financial statements and notes thereto of the Company, Alamo, Addington, Continental, Carlisle, AutoNation, Mullinax, Grubb, National and HMC. These Unaudited Condensed Consolidated Pro Forma Financial Statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The acquisitions of AutoNation and Mullinax and the pending acquisition of Grubb will be accounted for under the purchase method of accounting. Accordingly, the Unaudited Condensed Consolidated Pro Forma Financial Statements reflect the Company's preliminary allocations of the purchase prices of such acquisitions which will be subject to further adjustments as the Company finalizes the allocations of the purchase prices in accordance with generally accepted accounting principles. The unaudited condensed consolidated pro forma results of operations do not necessarily reflect actual results which would have occurred if the acquisitions or the 1995, 1996 or 1997 Equity Transactions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations.

                          REPUBLIC INDUSTRIES, INC.,
                   AUTONATION INCORPORATED, ED MULLINAX, INC.,
             GRUBB AUTOMOTIVE AND NATIONAL CAR RENTAL SYSTEMS, INC.

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996



                                            SUPPLEMENTAL
                                              REPUBLIC     AUTONATION     MULLINAX (1)     GRUBB      NATIONAL      COMBINED
                                              --------     ----------     ------------    -------    ----------    ----------
            ASSETS
Current assets:
  Cash and cash equivalents                 $  196,341     $    8,599     $     16,144    $ 8,012    $  151,819    $  380,915
  Accounts receivable, net                     348,431          6,266            4,149     11,432        72,937       443,215
  Prepaid expenses and other
    current assets                             290,964            167            2,455        192        11,241       305,019
  Inventory                                     53,504         40,769           84,891     37,997                     217,161
  Revenue earning vehicles, net              2,201,583             --               --         --     1,756,955     3,958,538
                                            ----------     ----------     ------------    -------    ----------    ----------
        Total current assets                 3,090,823         55,801          107,639     57,633     1,992,952     5,304,848

  Property and equipment, net                  790,131        134,373           15,120     13,819        90,277     1,043,720
  Investment in subscribers, net of
    accumulated amortization                    78,940             --               --         --            --        78,940
  Intangible assets, net of accumulated
    amortization                               222,992             --               --         --        11,231       234,223
  Other assets                                  31,718             --              172        886            --        32,776
                                            ----------     ----------     ------------    -------    ----------    ----------
        Total assets                        $4,214,604     $  190,174     $    122,931    $72,338    $2,094,460    $6,694,507
                                            ==========     ==========     ============    =======    ==========    ==========

      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses                                $  303,177     $   17,322     $      6,966    $ 7,112    $  134,816    $  469,393
  Current maturities of long-term
    debt and notes payable                   2,337,238        142,118           80,344     43,616       892,691     3,496,007
  Deferred revenue and other
    current liabilities                        166,407             --               --         --        70,069       236,476
                                            ----------     ----------     ------------    -------    ----------    ----------
        Total current liabilities            2,806,822        159,440           87,310     50,728     1,097,576     4,201,876
  Long-term debt, net of current
    maturities                                 284,312             --           12,751      6,554       864,125     1,167,742
  Deferred Income taxes on other liabs         131,207             --               --        590        74,029       205,826
                                            ----------     ----------     ------------    -------    ----------    ----------
        Total liabilities                    3,222,341        159,440          100,061     57,872     2,035,730     5,575,444
                                            ----------     ----------     ------------    -------    ----------    ----------
Shareholders' equity:
  Common stock                                   2,415             80               40      3,025             6         5,566

  Additional paid-in capital                   930,057         52,050              143        646        16,744       999,640

  Retained earnings                             71,101        (21,396)          22,696     12,095        41,980       126,476

  Translation adjustment                         2,315             --               --         --            --         2,315

  Treasury stock                               (13,625)            --               (9)    (1,300)           --       (14,934)
                                            ----------     ----------     ------------    -------    ----------    ----------
        Total shareholders' equity             992,263         30,734           22,870     14,466        58,730     1,119,063
                                            ----------     ----------     ------------    -------    ----------    ----------
        Total liabilities and
              shareholders' equity          $4,214,604   $    190,174   $      122,931    $72,338    $2,094,460    $6,694,507
                                            ==========     ==========     ============    =======    ==========    ==========



                                                        PRO FORMA
                                                       ADJUSTMENTS
                                              -----------------------------
                                                   DR.              CR.          PRO FORMA
                                              ------------     ------------    -------------
            ASSETS
Current assets:
  Cash and cash equivalents                                                    $     380,915
  Accounts receivable, net                                                           443,215
  Prepaid expenses and other
    current assets                                              $   112,900(f)       192,119
  Inventory                                   $     29,331(i)                        246,492
  Revenue earning vehicles, net                                                    3,958,538
                                              ------------     ------------    -------------
        Total current assets                        29,331          112,900        5,221,279

  Property and equipment, net                                                      1,043,720
  Investment in subscribers, net of
    accumulated amortization
  Intangible assets, net of accumulated                                               78,940
    amortization                                   268,795(a)                        503,018
  Other assets                                                                        32,776
                                              ------------     ------------    -------------
        Total assets                          $    298,126     $    112,900    $   6,879,733
                                              ============     ============    =============
      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses                                                                   $     469,393
  Current maturities of long-term
    debt and notes payable                    $    112,900(f)                      2,842,586
                                                   540,521(g)
  Deferred revenue and other
    current liabilities                                                              236,476
                                              ------------     ------------    -------------
        Total current liabilities                  653,421                         3,548,455

  Long-term debt, net of current
    maturities                                     365,443(g)                        802,299
  Deferred Income taxes on other liabs                                               205,826
                                              ------------     ------------    -------------
        Total liabilities                        1,018,864                         4,556,580
                                              ------------     ------------    -------------

Shareholders' equity:
  Common stock                                       3,145(b)  $        250(c)         3,161
                                                         6(e)           217(d)
                                                                        279(g)
  Additional paid-in capital                        52,839(b)       365,946(c)     2,218,221
                                                       217(d)             6(e)
                                                                    905,685(g)
  Retained earnings                                 13,395(b)                        113,081
  Translation adjustment                                                               2,315
  Treasury stock                                                      1,309(b)       (13,625)
                                              ------------     ------------    -------------
        Total shareholders' equity                  69,602        1,273,692        2,323,153
                                              ------------     ------------    -------------
        Total liabilities and
              shareholders' equity            $  1,088,466     $  1,273,692    $   6,879,733
                                              ============     ============    =============

               The accompanying notes are an integral part of these statements.

        (1) Balance sheet as of October 31, 1996.

                          REPUBLIC INDUSTRIES, INC.,
                  AUTONATION INCORPORATED, ED MULLINAX, INC.,
            GRUBB AUTOMOTIVE AND NATIONAL CAR RENTAL SYSTEMS, INC.

      UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996




                                   SUPPLEMENTAL
                                     REPUBLIC      AUTONATION      MULLINAX        GRUBB        NATIONAL          COMBINED
                                    ---------      ----------      --------       ---------     ---------       ------------
Revenue                            $1,895,388       $  9,190        $502,498      $338,143      $854,182         $3,599,401
Expenses:
  Cost of operations                  985,654         14,297         451,235       296,504       622,255          2,369,945
  Selling, general and
    administrative                    824,269         11,929          41,026        33,234       185,024          1,095,482
  Special charge                        7,623             --              --            --            --              7,623
Other (income) expense:
  Interest and other income           (16,340)            --              --        (1,536)       (5,663)           (23,539)
  Interest expense                     23,526          1,296           1,549         3,220         3,869             33,460
                                   ----------       --------        --------      --------      --------         ----------
                                    1,824,732         27,522         493,810       331,422       805,485          3,482,971
                                   ----------       --------        --------      --------      --------         ----------
Income (loss) from
  continuing operations before
  income taxes                         70,656        (18,332)          8,688         6,721        48,697            116,430
Income tax provision                   33,169             --           3,475            --        18,674             55,318
                                   ----------       --------        --------      --------      --------         ----------
Income (loss) from continuing
  operations                       $   37,487       $(18,332)       $  5,213      $  6,721      $ 30,023         $   61,112
                                   ==========       ========        ========      ========      ========         ==========
Fully-diluted:
  Earnings per share from
   continuing operations           $      .14
                                   ==========
  Weighted average shares
    outstanding                       268,260         17,467           3,633         3,962        21,712            315,034
                                   ==========       ========        ========      ========      ========         ==========


                                           PRO FORMA
                                           ADJUSTMENTS
                                    -------------------------

                                        DR.            CR.               PRO FORMA
                                    ----------     ----------          --------------
Revenue                                                                  $3,599,401
Expenses:
  Cost of operations                $ 5,040(h)     $  2,132(i)            2,340,999
                                                     31,854(j)
  Selling, general and
    administrative                                                        1,095,482
  Special charge                                                              7,623
Other (income) expense:
  Interest and other income           1,296(f)                              (22,243)
                                                      1,296(f)
  Interest expense                                   32,164(j)                   --
                                    -------        --------              ----------
                                      6,336          67,446               3,421,861
                                    -------        --------              ----------
Income (loss) from
  continuing operations
  before income taxes                 6,336          67,446                 177,540
Income tax provision                 18,054(k)                               73,372
                                    -------        --------              ----------
Income (loss) from
  continuing operations             $24,390        $ 67,446              $  104,168
                                    =======        ========              ==========

Fully-diluted:
  Earnings per share
   from continuing operations                                            $      .30
                                                                         ==========
  Weighted average shares
    outstanding                      27,873(l)                              342,907
                                    =======                              ==========

        The accompanying notes are an integral part of these statements.

                          REPUBLIC INDUSTRIES, INC.,
                 AUTONATION INCORPORATED, ED MULLINAX, INC.,
           GRUBB AUTOMOTIVE, NATIONAL CAR RENTAL SYSTEMS, INC. AND
                        HUDSON MANAGEMENT CORPORATION

      UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995



                                   SUPPLEMENTAL
                                     REPUBLIC      AUTONATION      MULLINAX        GRUBB        NATIONAL             HMC
                                    ---------      ----------      --------       ---------     ---------       ------------
Revenue                             $2,069,210                      $579,904      $397,810      $576,014           $ 33,201
Expenses:
  Cost of operations                 1,094,726       $ 2,177         519,911       353,932       430,956             21,772
  Selling, general and
    administrative                     956,277           887          50,751        42,195       121,328              9,298
  Special charge                         3,264
Other (income) expense:
  Interest and other income            (15,718)           --              --        (2,784)       (6,911)                --
  Interest expense                      25,125            --           2,815         1,208         3,833                489
                                    ----------       -------        --------      --------      --------           --------
                                     2,063,674         3,064         573,477       394,551       549,206             31,559
                                    ----------       -------        --------      --------      --------           --------
Income (loss) from
  continuing operations before
  income taxes                           5,536        (3,064)          6,427         3,259        26,808              1,642
Income tax provision                     5,374            --           2,571            --        10,724                657
                                    ----------       -------        --------      --------      --------           --------
Income (loss) from continuing
  operations                        $      162       $(3,064)       $  3,856      $  3,259      $ 16,084           $    985
                                    ==========       =======        ========      ========      ========           ========
Fully-diluted:
  Earnings per share from
   continuing operations            $       --
                                    ==========
  Weighted average shares
    outstanding                        188,749        17,467           3,633         3,962        21,712             16,000
                                    ==========       =======        ========      ========      ========           ========


                                                                       PRO FORMA
                                                                       ADJUSTMENTS
                                                                 ------------------------

                                         COMBINED                   DR.            CR.                PRO FORMA
                                       ------------             ----------     ----------          --------------
Revenue                                 $3,656,139                                                   $3,656,139
Expenses:
  Cost of operations                     2,423,474                $ 6,720(h)   $  4,658(i)            2,365,434
  Selling, general and                   1,180,736                               60,102(j)
    administrative                           3,264                                                    1,180,736
  Special charge                                                                                          3,264
Other (income) expense:
  Interest and other income                (25,413)                                                     (25,413)
  Interest expense                          33,470                               33,470(j)                   --
                                        ----------                -------      --------              ----------
                                         3,615,531                  6,720        98,230               3,524,021
                                        ----------                -------      --------              ----------
Income (loss) from
  continuing operations
  before income taxes                       40,608                  6,720        98,230                 132,118
Income tax provision                        19,326                 33,688(k)                             53,014
                                        ----------                -------      --------              ----------
Income (loss) from
  continuing operations                 $   21,282                $40,408      $ 98,230              $   79,104
                                        ==========                =======      ========              ==========

Fully-diluted:
  Earnings per share
   from continuing operations                                                                        $      .25
                                                                                                     ==========
  Weighted average shares
    outstanding                            251,523                 62,657(l)                            314,180
                                        ==========                =======                            ==========

        The accompanying notes are an integral part of these statements.

               REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED,
      ED MULLINAX, INC., GRUBB AUTOMOTIVE, NATIONAL CAR RENTAL SYSTEMS, INC.
                      AND HUDSON MANAGEMENT CORPORATION

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Represents an entry to record intangible assets resulting from the preliminary allocations of the purchase price for the acquisitions of AutoNation and Mullinax and the pending acquisition of Grubb as follows (in thousands):

        Shares of Republic Common Stock to be issued...............     25,062
        Value of Republic Common Stock consideration...............   $366,196
        Historical net tangible assets.............................    (68,070)
        Write-up of inventory to fair value........................    (29,331)
                                                                      --------
        Allocation to intangible assets............................   $268,795
                                                                      ========

(b) Represents an entry to eliminate the historical equity balances of AutoNation, Mullinax and Grubb.
(c) Represents the recording of equity resulting from the Company's issuance of Common Stock to effect the acquisitions of AutoNation and Mullinax and the pending acquisition of Grubb.
(d) Represents an entry to record the par value of the shares of Common Stock to be issued to the stockholders of National which will be accounted for under the pooling of interests method of accounting.
(e) Represents an entry to reclassify the historical common stock balances of National to additional paid-in capital.
(f) Represents an entry to eliminate advances from the Company to AutoNation and related interest on such advances.
(g) Represents an entry to record the 1996 and 1997 Equity Transactions and the assumed repayment of indebtedness as of September 30, 1996.
(h) Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the preliminary purchase price allocations of AutoNation, Mullinax and Grubb. Intangible assets resulting from these purchases are being amortized over a 40 year life which approximates the estimated useful life.
(i) Represents an entry to conform the inventory accounting policies of acquired companies from LIFO to the specific identification method.
(j) Represents the assumed interest savings on the payoff of all or a portion of the existing indebtedness outstanding as of the beginning of the period presented of the Company with the proceeds from the 1995, 1996 and 1997 Equity Transactions which are also assumed to have occurred as of the beginning of the period presented.
(k) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax income (loss) of AutoNation, Mullinax, Grubb and National and all pro forma adjustments as described above.
(l) Includes the weighted average effect of shares and common share equivalents issued in the 1995, 1996 and 1997 Equity Transactions.